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As filed with the Securities and Exchange Commission on June 28, 2005

Registration No. 333-123635

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 7
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NeuStar, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	7375 (Primary Standard Industrial Classification Code Number)	52-2141938 (I.R.S. Employer Identification Number)

46000 Center Oak Plaza
Sterling, Virginia 20166
(571) 434-5400
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Jeffrey E. Ganek
Chairman and Chief Executive Officer
NeuStar, Inc.
46000 Center Oak Plaza
Sterling, Virginia 20166
(571) 434-5400
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

Stephen I. Glover, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Ave., NW Washington, DC 20036 (202) 955-8500	W. Clayton Johnson, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 (212) 474-1000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Subject to Completion. Dated June 28, 2005.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

25,000,000 Shares

Class A Common Stock

This is the initial public offering of our common stock. All of the shares of Class A common stock being sold in this offering are being sold by the selling stockholders. We will not receive any of the proceeds from the sale of shares by the selling stockholders. We anticipate that the initial public offering price will be between $18.00 and $20.00 per share.

Prior to this offering, there has been no public market for our common stock. Our Class A common stock has been approved for listing on the New York Stock Exchange under the symbol "NSR."

Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 9 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to selling stockholders	$	$

The selling stockholders have granted the underwriters an option to purchase up to an additional 3,750,000 shares of Class A common stock from them to cover over-allotments at the initial public offering price less underwriting discounts and commissions.

The underwriters expect to deliver the shares to purchasers on                , 2005.

Morgan Stanley	Credit Suisse First Boston	JPMorgan

Banc of America Securities LLC

Bear, Stearns & Co. Inc.

Friedman Billings Ramsey	Jefferies Broadview	ThinkEquity Partners LLC

The date of this prospectus is                , 2005.

        You should rely only on the information contained in this prospectus. We have not, and the selling stockholders and the underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of the Class A common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

        This offering is only being made to persons in the United Kingdom whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the UK Financial Services and Markets Act 2000, or FSMA, and each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the sale of the shares of Class A common stock in circumstances in which section 21(1) of FSMA does not apply to us or the selling stockholders. Each of the underwriters agrees and acknowledges that it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares of Class A common stock in, from or otherwise involving the United Kingdom.

        The shares of Class A common stock offered by this prospectus may not be offered, transferred, sold or delivered to any individual or legal entity other than to persons who trade or invest in securities in the conduct of their profession or trade (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors and commercial enterprises which as an ancillary activity regularly invest in securities) in the Netherlands.

        Through and including                , 2005 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully, especially the risks of investing in our Class A common stock discussed under "Risk Factors" beginning on page 9 and our consolidated financial statements and related notes, before making an investment decision. Unless otherwise indicated, the information set forth in this prospectus assumes that the underwriters will not exercise their over-allotment option to purchase up to an additional 3,750,000 shares of Class A common stock, assumes an initial public offering price of our Class A common stock of $19.00 per share, the midpoint of the range shown on the cover page of this prospectus, and assumes completion of the recapitalization transactions described below.

Overview

        We provide the North American communications industry with essential clearinghouse services. We operate the authoritative directories that manage virtually all telephone area codes and numbers, and enable the dynamic routing of calls among thousands of competing communications service providers in the United States and Canada. All communications service providers, or CSPs, that offer telecommunications services to the public at large, or telecommunications service providers, such as Verizon Communications Inc., Sprint Corporation, AT&T Corp. and Cingular Wireless LLC, must access our clearinghouse as one of our customers to properly route virtually all of their customers' calls. We also provide clearinghouse services to emerging CSPs, including Internet service providers, cable television operators, and voice over Internet protocol, or VoIP, service providers. In addition, we manage the authoritative directories for the .us and ..biz Internet domains, as well as for Common Short Codes, part of the short messaging service relied upon by the U.S. wireless industry. We are in a unique position with respect to many of the services we offer in that there are no other providers currently providing the services we offer. See "Business—Competition." With respect to these services, the databases we maintain are the definitive resource for the communications industry, which requires that there be one authoritative source for the information in these databases.

        We provide our services from our clearinghouse, which includes unique databases and systems for workflow and transaction processing. Our customers access our clearinghouse databases through standard connections, which we believe is the most efficient and cost-effective way for CSPs to exchange operationally essential data in a secure environment that does not favor any particular customer or technology. In addition, we believe that our clearinghouse positions us well to meet the complex needs of the communications industry going forward. Today, our services allow our customers to manage competitive turnover of their customers, subscriber growth, technology change, network optimization, and industry consolidation. Furthermore, we believe our services are essential to the growth of new CSPs and new end-user services as the industry shifts from conventional circuit-switched communications to Internet protocol, or IP, and third generation wireless technology.

        We provide the communications industry in North America with critical technology services that solve the addressing, interoperability and infrastructure needs of CSPs. These services are used by CSPs to manage a range of their technical and operating requirements, including:

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  Addressing.  We enable CSPs to use critical, shared addressing resources, such as telephone numbers, Internet top-level domain names, and Common Short Codes.

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  Interoperability. We enable CSPs to exchange and share critical operating data so that communications originating on one provider's network can be delivered and received on the network of another CSP.

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  Infrastructure and Other. We enable CSPs to more efficiently manage changes in their own networks by centrally managing certain critical data they use to route communications over their own networks.

Demand Drivers for Our Clearinghouse Services

        A number of trends in the communications industry are driving growth in the demand for our clearinghouse services. These trends include:

        Emergence of IP services.    VoIP service providers are rapidly expanding their operations. The total number of U.S. VoIP customers is expected to grow from 1.1 million in 2004 to 17.7 million in 2007, representing a compound annual growth rate of 155.4%, according to International Data Corporation. The need of VoIP service providers to have access to an inventory of telephone numbers, manage their network architecture and route traffic between traditional voice networks and new IP networks will drive the use of clearinghouse services.

        Dynamic growth in wireless.    The use of wireless services continues to grow. Not only are more people using wireless phones, but there are entirely new kinds of wireless service providers entering the market, such as mobile virtual network operators. Demand for advanced services, such as third generation wireless technology, is projected to grow at a compound annual rate of 37% from 67 million users in 2004 to 174 million in 2007, according to International Data Corporation. These changes in the wireless industry drive increased demand for clearinghouse services.

        Consolidations in the industry, such as Cingular-AT&T Wireless and SBC-AT&T.    Consolidation is resulting in significant demand for clearinghouse services. As large, traditional CSPs integrate disparate systems after mergers, they face two critical challenges. First, consolidating CSPs update network addressing information to associate end-users with the consolidated network. This update requires them to employ our addressing and interoperability services. Second, consolidating CSPs optimize their consolidated networks by changing the routing of traffic among their switches. CSPs use our interoperability and infrastructure services to accomplish this change.

        Pressure on carriers to reduce costs.    Competition has placed significant pressure on CSPs to reduce costs. At the same time, the complexity of back office operations has increased as CSPs work to manage the proliferation of new technologies and new, complex end-user services provided across a large number of independent networks. Clearinghouse services assist CSPs in equipping their back office systems to manage the added complexity of sharing essential data with other CSPs in this environment.

Our Strengths

        We believe that we are well positioned to continue to benefit from the ongoing changes in the communications industry that are driving the need for a trusted, neutral clearinghouse. Our competitive strengths include:

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  Authoritative provider of essential services.  We are the authoritative provider for many clearinghouse services, including the addressing and routing functions that are required for the ongoing operation of our customers' networks and real-time delivery of services to their end-customers.

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  Proven, adaptable clearinghouse.  We believe that our clearinghouse databases and their open accessibility to CSPs are an efficient and cost-effective means of delivering a broad set of services. We designed our clearinghouse to meet the demanding functional, quality, capacity and security requirements of the changing communications industry.

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  High degree of integration with our customers.  Because our clearinghouse services are integrated into the network operations and service delivery functions of virtually all CSPs, we have an unmatched ability to deliver clearinghouse services to the entire communications industry. We also have the ability to introduce new services to our customers in a cost-effective manner because they already interface with our clearinghouse.

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  Strong customer relationships. We believe we have excellent relationships with our customers. We strive to maintain a position of trust with our customers by delivering high quality and reliable service; neutral application of all operational methods and procedures; open, honest and timely communications at all levels; and a clear understanding of, and responsiveness to, our customers' business and needs.

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  Long-term contracts.  We provide most of our services under long-term contracts and, in most cases, there are no other providers of these services. Under our contracts, we provide number portability services, serve as the North American Numbering Plan Administrator and National Pooling Administrator, and maintain the authoritative directory for Common Short Codes and the .us and .biz Internet domains. We were awarded each of these contracts through a competitive process.

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  Industry leadership and innovation.  We have demonstrated our ability to innovate and create new business opportunities. We led the industry effort to design the architecture that enables local number portability, and we worked with the industry, the FCC and state regulators to establish standards and implement this solution. Through our broad expertise and leadership of industry forums, we have been instrumental in the establishment of standards and technologies that drive additional demand for clearinghouse services.

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  Predictable revenue, profitability and strong cash flows. As the provider of essential services, we enjoy predictable, transaction-based revenue supported by industry trends. We have been able to introduce new services economically. As a result, we have generated strong operating cash flows.

Our Strategy

        Our goal is to strengthen our position as the leading provider of clearinghouse services to the communications industry. We intend to serve our growing market through the following strategies:

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  Deliver increasing volumes of our existing services to our customers.  We believe that customer demand for existing services will continue to grow. We will continue to deliver these services in a highly reliable, neutral, and trusted manner.

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  Extend the value of our clearinghouse to address the needs for IP, wireless and advanced communications services. We believe that there will be a large and growing demand for clearinghouse services with the growth in IP, wireless and advanced services. We will continue to innovate and promote the adoption of open industry standards to meet those demands.

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  Expand our customer base beyond CSPs. We believe IP technology will drive the emergence of complex end-user services that combine data, entertainment and multi-media services, financial transactions and communications. We believe that clearinghouse services will be required to manage the interoperability among data and entertainment providers, transaction providers and CSPs.

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  Expand our customer base internationally.  We believe there is growing demand for clearinghouse services outside of North America. We intend to leverage our established capabilities and operating expertise to add customers around the world. For example, we were recently selected to develop a number portability solution in Taiwan. We believe similar opportunities for our clearinghouse services exist in other Asian markets as well as in Europe.

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  Expand the scope of our clearinghouse services and customers through acquisitions. We believe there are opportunities to acquire businesses and technologies that can expand our presence in a customer market segment, or augment our clearinghouse services. For example, we intend to acquire companies that provide software solutions that can be favorably transitioned to a clearinghouse.

Background

        Our business was started in 1996 as an operating division of Lockheed Martin Corporation called the Communications Industry Services group. In 1999, our business was acquired from Lockheed Martin by certain members of our senior management team and an investor group led by affiliates of Warburg Pincus LLC.

Company Information

        We were incorporated in Delaware in 1998 to acquire our business from Lockheed Martin. This acquisition was completed in November 1999. Our principal executive offices are located at 46000 Center Oak Plaza, Sterling, Virginia 20166. The telephone number of our principal executive offices is (571) 434-5400, and we maintain a website at www.neustar.biz. Information contained on our website, or that can be accessed through our website, does not constitute a part of this prospectus.

        The "NeuStar" family of related marks, images and symbols are our properties, trademarks and service marks. All other trade names, trademarks and service marks appearing in this prospectus are the property of their respective owners.

Recapitalization Transactions

        Prior to this offering, we had only one class of common stock. All of our outstanding preferred stock has been converted into shares of our common stock, we have amended our certificate of incorporation to provide for Class A common stock and Class B common stock, we have split each share of our common stock into 1.4 shares, and we have reclassified our common stock into shares of Class B common stock. Each share of Class B common stock is convertible at the option of the holder into one share of Class A common stock. Our Class A common stock is not convertible. Our Class A common stock and Class B common stock are otherwise identical, except that our Class B common stock will not be registered and will therefore have no public market. The reclassification has been structured to impose the restrictions on ownership and transfer of our capital stock contained in our certificate of incorporation.

        All of the shares sold in this offering will be Class A common stock. As a result, prior to the closing of this offering, we anticipate that we will receive conversion elections from all of the selling stockholders, whose collective ownership represents approximately 94% of our outstanding common stock (based on our outstanding shares of common stock as of March 31, 2005 and assuming conversion of all of our outstanding preferred stock into common stock), to convert their shares of Class B common stock into shares of Class A common stock, which conversions will be effected prior to the closing of this offering. We anticipate that all holders of Class B common stock will ultimately convert their shares to Class A common stock in order to access the public markets, after which no shares of Class B common stock will be outstanding.

        Unless otherwise indicated, the information set forth in this prospectus:

  •
  reflects the conversion of all of our outstanding preferred stock into shares of our common stock and payment of the accrued and unpaid dividend in cash to holders of our preferred stock prior to conversion;

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  reflects the effectiveness of the amendments to our certificate of incorporation and bylaws, with the terms that will be in effect following the closing of this offering;

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  reflects the split of each share of our common stock into 1.4 shares and the reclassification of our common stock into shares of Class B common stock; and

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  assumes the conversion of all outstanding shares of Class B common stock into shares of Class A common stock.

        We refer to these events collectively as the "Recapitalization."

        The dividend paid on our preferred shares in the Recapitalization was $6.3 million in the aggregate.

Summary of the Offering

Class A common stock offered by the selling stockholders	25,000,000 shares
Common stock outstanding after this offering:
Class A common stock	56,162,767 shares
Class B common stock	3,601,166 shares
Dividend policy	We currently do not anticipate paying cash dividends on our common stock following this offering.
Use of proceeds	We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders.
Restrictions on ownership and transfer	Our Class A common stock is subject to restrictions on ownership and transfer, which generally prohibit a telecommunications service provider or affiliate of a telecommunications service provider from beneficially owning 5% or more of our outstanding capital stock following this offering. In addition, no entity may acquire shares in this offering that would result in that entity owning 5% or more of our outstanding capital stock. See "Description of Capital Stock—Ownership and Transfer Restrictions."
New York Stock Exchange symbol	"NSR"

        The number of shares of Class A common stock to be sold in this offering represents 41.8% of our outstanding capital stock, or 48.1% if the underwriters exercise their over-allotment option in full, based on the number of our shares outstanding as of March 31, 2005, as described in the following paragraph.

        The number of shares of our Class A common stock to be outstanding following this offering is based on the number of our shares outstanding as of March 31, 2005 and assumes that the Recapitalization had occurred on that date, but gives effect to the conversions from Class B common stock to Class A common stock only with respect to shares held by the selling stockholders. This number excludes:

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  6,361,383 shares underlying warrants exercisable as of March 31, 2005, with an exercise price of $0.0667 per share;

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  up to 1,052,631 shares (equal to $20 million in value, based on the midpoint of the range set forth on the cover page of this prospectus), that may be purchased from us by Melbourne IT Limited, which holds a 10% interest in our 90% owned subsidiary, NeuLevel, Inc., within 30 days of completion of this offering at a purchase price per share equal to the public offering price in this offering. See "Certain Relationships and Related Party Transactions."

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  8,985,394 shares subject to options exercisable as of March 31, 2005, with a weighted average exercise price of $1.81 per share;

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  5,441,481 shares subject to options outstanding but not exercisable as of March 31, 2005, with a weighted average exercise price of $6.20 per share;

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  632,032 additional shares reserved as of March 31, 2005 for future issuance under our stock-based compensation plans;

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  6,044,715 additional shares reserved for issuance under our 2005 Stock Incentive Plan; and

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  350,000 shares to be issued to an employee on December 18, 2008, provided the employee provides continuous service through the vesting date.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The tables below summarize our consolidated statements of operations data for each of the three years ended December 31, 2004 and the three months ended March 31, 2004 and 2005, and our consolidated balance sheet data as of December 31, 2002, 2003 and 2004 and March 31, 2005. The summary consolidated statements of operations data for each of the three years ended December 31, 2002, 2003 and 2004, and the summary consolidated balance sheet data as of December 31, 2003 and 2004, have been derived from, and should be read together with, our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. The summary consolidated balance sheet data as of December 31, 2002 have been derived from our audited consolidated financial statements and related notes not included in this prospectus.

        The summary consolidated statements of operations data for the three months ended March 31, 2004 and 2005 and the summary consolidated balance sheet data as of March 31, 2005, have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The share and per share data included in the summary consolidated statements of operations data for the years ended December 31, 2002, 2003 and 2004, and the three months ended March 31, 2004 and 2005, reflect the 1.4-for-1 split of our common stock as part of the Recapitalization, but do not reflect other aspects of the Recapitalization.

        The pro forma consolidated statements of operations data, including share and per share data, for the year ended December 31, 2004 and the three months ended March 31, 2005 give effect to all aspects of the Recapitalization as though it had occurred on January 1, 2004, except for the conversion of all outstanding shares of Class B common stock into shares of Class A common stock.

        The pro forma consolidated balance sheet data as of March 31, 2005 give effect to all aspects of the Recapitalization as though it had occurred on March 31, 2005, except for the conversion of all outstanding shares of Class B common stock into shares of Class A common stock. The pro forma as adjusted consolidated balance sheet data as of March 31, 2005 reflect all aspects of the Recapitalization and our payment of offering costs, excluding underwriting discounts and commissions, of approximately $3.9 million as if they had occurred on March 31, 2005.

        The following information should be read together with, and is qualified in its entirety by reference to, the more detailed information contained in "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2002	2003	2004	2004	2005
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue:
Addressing	$32,333	$42,905	$50,792	$11,960	$19,721
Interoperability	20,303	16,003	34,228	7,607	13,087
Infrastructure and other	38,336	52,785	79,981	19,147	24,984

Total revenue	90,972	111,693	165,001	38,714	57,792
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	36,677	37,846	49,261	10,470	13,263
Sales and marketing	13,855	14,381	22,743	4,146	7,018
Research and development	6,256	6,678	7,377	1,731	2,570
General and administrative	13,366	11,359	21,144	3,393	7,590
Depreciation and amortization	27,020	16,051	17,285	4,920	3,582
Restructuring charges (recoveries)	7,332	(1,296)	(220)	—	(706)
Asset impairment charge	13,190	—	—	—	—

	117,696	85,019	117,590	24,660	33,317

(Loss) income from operations	(26,724)	26,674	47,411	14,054	24,475
Other (expense) income:
Interest expense	(6,260)	(3,119)	(2,498)	(747)	(626)
Interest income	1,876	1,299	1,629	326	475

(Loss) income before income taxes and minority interest	(31,108)	24,854	46,542	13,633	24,324
Provision for income taxes	—	836	1,166	100	9,693

(Loss) income before minority interest	(31,108)	24,018	45,376	13,533	14,631
Minority interest	1,908	10	—	—	—

Net (loss) income	(29,200)	24,028	45,376	13,533	14,631
Dividends on and accretion of preferred stock	(9,102)	(9,583)	(9,737)	(2,477)	(2,143)

Net (loss) income attributable to common stockholders	$(38,302)	$14,445	$35,639	$11,056	$12,488

Net (loss) income attributable to common stockholders per common share:
Basic	$(9.04)	$3.09	$6.33	$2.06	$2.08

Diluted	$(9.04)	$0.31	$0.57	$0.17	$0.19

Weighted average common shares outstanding:
Basic	4,236	4,680	5,632	5,355	6,002

Diluted	4,236	76,520	80,237	80,658	75,712

Pro forma information attributable to common stockholders (unaudited):
Pro forma net income attributable to common stockholders			$45,376		$14,631

Pro forma net income attributable to common stockholders per common share:
Basic			$0.77		$0.25

Diluted			$0.62		$0.20

Pro forma weighted average common shares outstanding:
Basic			59,068		59,438

Diluted			72,872		74,904

				As of March 31, 2005
	As of December 31,
						Pro Forma As Adjusted
	2002	2003	2004	Actual	Pro Forma
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$21,347	$63,987	$63,929	$75,591	$71,416	$67,516
Working capital	3,633	23,630	38,441	53,746	49,571	46,730
Goodwill and other intangible assets	44,087	54,751	50,703	54,077	54,077	54,077
Total assets	132,544	190,245	211,454	232,186	228,011	224,111
Deferred revenue and customer credits, excluding current portion	2,910	14,840	13,812	14,055	14,055	14,055
Long-term debt and capital lease obligations, excluding current portion	7,722	5,996	7,964	7,536	7,536	7,536
Convertible preferred stock, Series B, Series C and Series D	151,458	161,041	140,454	142,597	—	—
Total stockholders' (deficit) equity	(87,300)	(68,581)	(31,858)	(16,570)	121,852	119,011

RISK FACTORS

        An investment in our Class A common stock involves risks. You should carefully consider the risks described below as well as the other information contained in this prospectus before investing in our Class A common stock.

Risks Related to Our Business

  Failures or interruptions of our clearinghouse could materially harm our revenues and impair our ability to conduct our operations.

        We provide addressing, interoperability and infrastructure services that are critical to the operations of our customers. Notably, our clearinghouse is essential to the orderly operation of the national telecommunications system because it enables CSPs to ensure that telephone calls are routed to the appropriate destinations. Our system architecture is integral to our ability to process a high volume of transactions in a timely and effective manner. We could experience failures or interruptions of our systems and services, or other problems in connection with our operations, as a result of:

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  damage to or failure of our computer software or hardware or our connections and outsourced service arrangements with third parties;

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  errors in the processing of data by our system;

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  computer viruses or software defects;

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  physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events;

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  increased capacity demands or changes in systems requirements of our customers; or

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  errors by our employees or third-party service providers.

        If we cannot adequately protect the ability of our clearinghouse to perform consistently at a high level or otherwise fail to meet our customers' expectations:

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  we may experience damage to our reputation, which may adversely affect our ability to attract or retain customers for our existing services, and may also make it more difficult for us to market our services;

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  we may be subject to significant damages claims, under our contracts or otherwise, including the requirement to pay substantial penalties related to service level requirements in our contracts;

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  our operating expenses or capital expenditures may increase as a result of corrective efforts that we must perform;

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  our customers may postpone or cancel subsequently scheduled work or reduce their use of our services; or

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  one or more of our significant contracts may be terminated early, or may not be renewed.

        Any of these consequences would adversely affect our revenues and performance.

  Security breaches could result in an interruption of service or reduced quality of service, which could increase our costs or result in a reduction in the use of our services by our customers.

        Our systems may be vulnerable to physical break-ins, computer viruses, attacks by computer hackers or similar disruptive problems. If unauthorized users gain access to our databases, they may be able to steal, publish, delete or modify sensitive information that is stored or transmitted on our networks and that we are required by our contracts and FCC rules to keep confidential. A security or privacy breach could result in an interruption of service or reduced quality of service and we may be required to make significant expenditures in connection with corrective efforts we are required to perform. In addition, a security or privacy breach may harm our reputation and cause our customers to reduce their use of our services, which could harm our revenues and business prospects.

  The loss of, or damage to, a data center could interrupt our operations and materially harm our revenues and growth.

        Because telecommunications service providers must query a copy of our continuously updated databases to route virtually every telephone call in North America, the integrity of our data centers is essential to our business. We may not have sufficient redundant systems or back up facilities to allow us to receive and process data in the event of a loss of, or damage to, a data center. We could lose, or suffer damage to, a data center in the event of power loss, natural disasters such as fires, earthquakes, floods and tornadoes, telecommunications failures, such as transmission cable cuts, or other similar events that could adversely affect our customers' ability to access our clearinghouse. We may be required to make significant expenditures to repair or replace a data center. Any interruption to our operations due to the loss of, or damage to, a data center could harm our reputation and cause our customers to reduce their use of our services, which could harm our revenues and business prospects.

  The failure of the third-party software and equipment we use in our clearinghouse could cause interruptions or failures of our systems.

        We incorporate hardware, software and equipment developed by third parties in our clearinghouse. Our third-party vendors include, among others, International Business Machines Corporation, or IBM, and Oracle Corporation for database systems and software, and EMC Corporation and Hewlett-Packard Company for equipment. As a result, our ability to provide clearinghouse services depends in part on the continued performance and support of the third-party products on which we rely. If these products experience failures or have defects and the third parties that supply the products fail to provide adequate support, this could result in or exacerbate an interruption or failure of our systems or services.

  Our seven contracts with North American Portability Management, LLC represent in the aggregate a substantial portion of our revenues, are not exclusive and could be terminated or modified in ways unfavorable to us, and we may be unable to renew these contracts at the end of their term.

        Our seven contracts with North American Portability Management, LLC, an industry group that represents all telecommunications service providers in the United States, to provide telephone number portability and other clearinghouse services are not exclusive and could be terminated or modified in ways unfavorable to us. These seven separate contracts, each of which represented between 8.2% and 14.0% of our total revenues in 2004, represented in the aggregate approximately 73.1% of our total revenues in 2004. North American Portability Management, LLC could, at any time, solicit or receive proposals from other providers to provide services that are the same as or similar to ours. In addition, these contracts have finite terms and are currently scheduled to expire in May 2011. Furthermore, any of these contracts could be terminated in advance of its scheduled expiration date in limited circumstances, most notably if we are in default of these agreements. Although these contracts do not contain cross default provisions, conditions leading to a default by us under one of our contracts could lead to a default under others, or all seven.

        We may be unable to renew these contracts on acceptable terms when they are being considered for renewal if we fail to meet our customers' expectations, including for performance and other reasons, or if another provider offers to provide the same or similar services at a lower cost. In addition, competitive forces resulting from the possible entrance of a competitive provider could create significant pricing pressure, which could then cause us to reduce the selling price of our services under our contracts. If these contracts are terminated or modified in a manner that is adverse to us, or if we are unable to renew these contracts on acceptable terms upon their expiration, it would have a material adverse effect on our business, prospects, financial condition and results of operations. See "Business—Contracts."

  Our contracts with North American Portability Management, LLC contain provisions that may restrict our ability to use data that we administer in our clearinghouse, which may limit our ability to offer services that we currently, or intend to, offer.

        In addition to offering telephone number portability and other clearinghouse services under our contracts with North American Portability Management, LLC, some of our service offerings not related to these contracts require that we use certain data from our clearinghouse. We have been informed by North American Portability Management, LLC that they believe that use of this data, which is unrelated to our performance under these contracts, may not be permissible under the current agreements. Although in 2004 less than 1% of our revenues came from the provision of these unrelated services, if we are subject to adverse terms of access or not permitted to use this data, our ability to offer new services requiring the use of this data may be limited.

  Certain of our other contracts may be terminated or we may be unable to renew these contracts, which may reduce the number of services we can offer and damage our reputation.

        In addition to our contracts with North American Portability Management, LLC, we rely on other contracts to provide some of the services that we offer, including the contracts that appoint us to serve as the:

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  North American Numbering Plan Administrator, under which we maintain the authoritative database of telephone numbering resources in North America;

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  National Pooling Administrator, under which we perform the administrative functions associated with the administration and management of telephone number inventory and allocation of pooled blocks of unassigned telephone numbers;

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  provider of number portability services in Canada;

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  operator of the .us registry; and

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  operator of the .biz registry.

        Each of these contracts provides for early termination in limited circumstances, most notably if we are in default. In addition, our contracts to serve as the North American Numbering Plan Administrator and as the National Pooling Administrator and to operate the .us registry, each of which is with the U.S. government, may be terminated by the government at will. If we fail to meet the expectations of the FCC, the U.S. Department of Commerce or our customers, as the case may be, for any reason, including for performance-related or other reasons, or if another provider offers to perform the same or similar services for a lower price, we may be unable to extend or renew these contracts. In that event, the number of services we are able to offer may be reduced, which would adversely affect our revenues from the provision of these services. In addition, although these contracts in the aggregate constitute less than 9.7% of our revenues, and no single one of these contracts constitutes more than 6.1% of our revenues, each of these contracts establishes us as the sole provider of the particular services covered by that contract during its term. If one of these contracts were terminated, or if we were unable to renew or extend the term of any particular contract, we would no longer be able to provide the services covered by that contract and could suffer a loss of prestige that would make it more difficult for us to compete for contracts to provide similar services in the future.

  Failure to comply with neutrality requirements could result in loss of significant contracts.

        Pursuant to orders and regulations of the U.S. government and provisions contained in our material contracts, we must continue to comply with certain neutrality requirements, meaning generally that we cannot favor any particular telecommunications service provider, telecommunications industry segment or technology or group of telecommunications consumers over any other telecommunications service provider, industry segment, technology or group of consumers in the conduct of our business. See "Business—Regulatory Environment—Telephone Numbering—Neutrality." The FCC oversees our compliance with the neutrality requirements applicable to us in connection with some of the services we provide. We provide to the FCC and the North American Numbering Council, a federal advisory committee established by the FCC to advise and make recommendations on telephone numbering issues, regular certifications relating to our compliance with these requirements. Our ability to comply with the neutrality requirements to which we are subject may be affected by the activities of our stockholders or other parties. For example, if the ownership of our capital stock subjects us to undue influence by parties with a vested interest in the outcome of numbering administration, the FCC could determine that we are not in compliance with our neutrality obligations. Our failure to continue to comply with the neutrality requirements to which we are subject under applicable orders and regulations of the U.S. government and commercial contracts may result in fines, corrective measures or termination of our contracts, any one of which could have a material adverse effect on our results of operations.

  Regulatory and statutory changes that affect us or the communications industry in general may increase our costs or impair our growth.

        The FCC has regulatory authority over certain aspects of our operations, most notably our compliance with our neutrality requirements. We are also affected by business risks specific to the regulated communications industry. Moreover, the business of our customers is subject to regulation that indirectly affects our business. As communications technologies and the communications industry continue to evolve, the statutes governing the communications industry or the regulatory policies of the FCC may change. If this were to occur, the demand for our clearinghouse services could change in ways that we cannot easily predict and our revenues could decline. These risks include the ability of the federal government, most notably the FCC, to:

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  increase regulatory oversight over the services we provide;

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  adopt or modify statutes, regulations, policies, procedures or programs that are disadvantageous to the services we provide, or that are inconsistent with our current or future plans, or that require modification of the terms of our existing contracts;

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  prohibit us from entering into new contracts or extending existing contracts to provide services to the communications industry based on actual or suspected violations of our neutrality requirements, business performance concerns, or other reasons;

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  adopt or modify statutes, regulations, policies, procedures or programs in a way that could cause changes to our operations or costs or the operations of our customers;

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  appoint, or cause others to appoint, substitute or add additional parties to perform the services that we currently provide; and

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  prohibit or restrict the provision or export of new or expanded services under our contracts, or prevent the introduction of other services not under the contracts based upon restrictions within the contracts or in FCC policies.

        In addition, we are subject to risks arising out of the delegation of the Department of Commerce's responsibilities for the domain name system to the International Corporation for Assigned Names and

Numbers, or ICANN. Changes in the regulations or statutes to which our customers are subject could cause our customers to alter or decrease the services they purchase from us. We cannot predict when, or upon what terms and conditions, further regulation or deregulation might occur or the effect future regulation or deregulation may have on our business.

  If we do not adapt to rapid technological change in the communications industry, we could lose customers or market share.

        Our industry is characterized by rapid technological change and frequent new service offerings. Significant technological changes could make our technology and services obsolete. We must adapt to our rapidly changing market by continually improving the features, functionality, reliability and responsiveness of our addressing, interoperability and infrastructure services, and by developing new features, services and applications to meet changing customer needs. We cannot ensure that we will be able to adapt to these challenges or respond successfully or in a cost-effective way. Our failure to do so would adversely affect our ability to compete and retain customers or market share. Although we currently provide our services primarily to traditional telecommunications companies, many existing and emerging companies are providing, or propose to provide, IP-based voice services. Our future revenues and profits will depend, in part, on our ability to provide services to IP-based service providers.

  The market for certain of our addressing, interoperability, and infrastructure services is competitive, which could result in fewer customer orders, reduced revenues or margins or loss of market share.

        Our services most frequently compete against the legacy in-house systems of our customers. In addition, although we are not a telecommunications service provider, we compete in some areas against communications service companies, communications software companies and system integrators that provide systems and services used by CSPs to manage their networks and internal operations in connection with telephone number portability and other telecommunications transactions. We face competition from large, well-funded providers of addressing, interoperability and infrastructure services. Moreover, we are aware of other companies that are focusing significant resources on developing and marketing services that will compete with us. We anticipate continued growth of competition. Some of our current and potential competitors have significantly more employees and greater financial, technical, marketing and other resources than we have. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Also, many of our current and potential competitors have greater name recognition that they can use to their advantage. Increased competition could result in fewer customer orders, reduced revenues, reduced gross margins and loss of market share, any of which could harm our business.

  Our failure to achieve or sustain market acceptance at desired pricing levels could impact our ability to maintain profitability or positive cash flow.

        Our competitors and customers may cause us to reduce the prices we charge for services. The primary sources of pricing pressure include:

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  competitors offering our customers services at reduced prices, or bundling and pricing services in a manner that makes it difficult for us to compete. For example, a competing provider of interoperability services might offer its services at lower rates than we do, or a competing domain name registry provider may reduce its prices for domain name registration;

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  customers with a significant volume of transactions may have enhanced leverage in pricing negotiations with us; and

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  if our prices are too high, potential customers may find it economically advantageous to handle certain functions internally instead of using us.

        We may not be able to offset the effects of any price reductions by increasing the number of transactions we handle or the number of customers we serve, by generating higher revenues from enhanced services or by reducing our costs.

  A decline in the volume of transactions we handle could have a material adverse effect on our results of operations.

        We earn revenues for the vast majority of the services that we provide on a per transaction basis. There are no minimum revenue requirements in our contracts, which means that there is no limit to the potential adverse effect on our revenues from a decrease in our transaction volumes. As a result, if industry participants reduce their usage of our services from their current levels, our revenues and results of operations will suffer. For example, if customer churn between CSPs in the industry stabilizes, or if CSPs do not compete vigorously to lure customers away from their competitors, use of our telephone number portability and other services may decline. In addition, if CSPs develop internal systems to address their infrastructure needs, or if the cost of such transactions makes it impractical for a given carrier to use our services for these purposes, we may experience a reduction in transaction volumes. Finally, the trends that we believe will drive the future demand for our clearinghouse services, such as the emergence of IP services, growth of wireless services, consolidation in the industry, and pressure on carriers to reduce costs, may not actually result in increased demand for our services, which would harm our future revenues and growth prospects.

  If we are unable to manage our growth, our revenues and profits could be adversely affected.

        Sustaining our growth has placed significant demands on our management as well as on our administrative, operational and financial resources. For us to continue to manage our growth, we must continue to improve our operational, financial and management information systems and expand, motivate and manage our workforce. If we are unable to successfully manage our growth without compromising our quality of service and our profit margins, or if new systems that we implement to assist in managing our growth do not produce the expected benefits, our revenues and profits could be adversely affected.

  We may be unable to complete suitable acquisitions, or we may undertake acquisitions that could increase our costs or liabilities or be disruptive to our business.

        One of our strategies is to pursue acquisitions selectively. Although we do not currently have any commitments, contracts or understandings to acquire any specific businesses or other material operations, we have made a number of acquisitions in the past and will consider other acquisitions in the future. We may not be able to locate suitable acquisition candidates at prices that we consider appropriate or to finance acquisitions on terms that are satisfactory to us. If we do identify an appropriate acquisition candidate, we may not be able to successfully negotiate the terms of an acquisition, finance the acquisition or, if the acquisition occurs, integrate the acquired business into our existing business. Acquisitions of businesses or other material operations may require additional debt or equity financing, resulting in additional leverage or dilution of ownership. Integration of acquired business operations could disrupt our business by diverting management away from day-to-day operations. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. We also may not realize cost efficiencies or synergies or other benefits that we anticipated when selecting our acquisition candidates. In addition, we may need to record write downs from future impairments of intangible assets, which could reduce our future reported earnings. At times, acquisition candidates may have liabilities, neutrality-related risks or adverse operating issues that we fail to discover through due diligence prior to the acquisition. The failure to discover such issues prior to such acquisition could have a material adverse effect on our business and results of operations.

  Our potential expansion into international markets may be subject to uncertainties that could increase our costs to comply with regulatory requirements in foreign jurisdictions, disrupt our operations, and require increased focus from our management.

        Our growth strategy could involve the growth of our operations in foreign jurisdictions. International operations and business expansion plans are subject to numerous additional risks, including economic and political risks in foreign jurisdictions in which we operate or seek to operate, the difficulty of enforcing contracts and collecting receivables through some foreign legal systems, unexpected changes in regulatory requirements and the difficulties associated with managing a large organization spread throughout various countries. If we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. However, any of these factors could adversely affect our international operations and, consequently, our operating results.

  We may need additional capital in the future and it may not be available on acceptable terms.

        We have historically relied on outside financing and cash flow from operations to fund our operations, capital expenditures and expansion. However, we may require additional capital in the future to fund our operations, finance investments in equipment or infrastructure, or respond to competitive pressures or strategic opportunities. We cannot assure you that additional financing will be available on terms favorable to us, or at all. In addition, the terms of available financing may place limits on our financial and operating flexibility. If we are unable to obtain sufficient capital in the future, we may face the following risks:

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  we may not be able to continue to meet customer demand for service quality, availability and competitive pricing;

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  we may be forced to reduce our operations;

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  we may not be able to expand or acquire complementary businesses; and

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  we may not be able to develop new services or otherwise respond to changing business conditions or competitive pressures.

  Our senior management is important to our customer relationships, and the loss of one or more of our senior managers could have a negative impact on our business.

        We believe that our success depends in part on the continued contributions of our Chief Executive Officer, Jeffrey Ganek, and other members of our senior management. We rely on our executive officers and senior management to generate business and execute programs successfully. In addition, the relationships and reputation that members of our management team have established and maintain with our customers and our regulators contribute to our ability to maintain good customer relations. Although we intend to enter into employment contracts with some of our executive officers prior to the closing of this offering, these contracts will not prevent them from terminating their employment. The loss of Jeffrey Ganek or any other members of senior management could impair our ability to identify and secure new contracts and otherwise to manage our business.

  We must recruit and retain skilled employees to succeed in our business, and our failure to recruit and retain qualified employees could harm our ability to maintain and grow our business.

        We believe that an integral part of our success is our ability to recruit and retain employees who have advanced skills in the addressing, interoperability and infrastructure services that we provide and who work well with our customers in the regulated environment in which we operate. In particular, we must hire and retain employees with the technical expertise and industry knowledge necessary to maintain and continue to develop our operations and must effectively manage our growing sales and marketing organization to ensure the growth of our operations. Our future success depends on the ability of our sales and marketing organization to establish direct sales channels and to develop multiple distribution channels with Internet service providers and other third parties. The employees with the skills we require are in great demand and are likely to remain a limited resource in the foreseeable future. If we are unable to recruit and retain a sufficient number of these employees at all levels, our ability to maintain and grow our business could be negatively impacted.

  We will incur increased costs as a public company as a result of recently enacted and proposed changes in laws and regulations.

        Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules of the Securities and Exchange Commission and the New York Stock Exchange, will result in increased costs to us, including those related to corporate governance and the costs to operate as a public company. Section 404 of the Sarbanes-Oxley Act requires companies to perform a comprehensive and costly evaluation and audit of their internal controls. The new rules could also make it more difficult or more costly for us to obtain certain types of insurance, including directors' and officers' liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Risks Related to Our Common Stock and this Offering

  Our common stock price may be volatile.

        The initial price of our Class A common stock to be sold in this offering will be determined through negotiations among us, the selling stockholders and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. Before this offering, no public market existed for our Class A common stock. An active public market for our Class A common stock may not develop or be sustained after this offering, which could affect your ability to sell your shares or depress the market price of your shares. The market price of your shares may fall below the initial public offering price.

        Fluctuations in the market price of our Class A common stock could be caused by many things, including:

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  our perceived prospects and the prospects of the telephone and Internet industries in general;

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  differences between our actual financial and operating results and those expected by investors and analysts;

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  changes in analysts' recommendations or projections;

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  changes in general valuations for communications companies;

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  adoption or modification of regulations, policies, procedures or programs applicable to our business;

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  sales of our Class A common stock by our officers, directors or principal stockholders;

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  sales of our Class A common stock due to a required divestiture under the terms of our certificate of incorporation, see "Description of Capital Stock—Ownership and Transfer Restrictions;" or

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  changes in general economic or market conditions and broad market fluctuations.

        Each of these factors, among others, could have a material adverse effect on your investment in our Class A common stock. Some companies that have had volatile market price for their securities have had securities class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management's attention and resources. This could have a material adverse effect on our business, prospects, financial condition and results of operations.

  You will experience immediate and substantial dilution.

        The initial public offering price per share will significantly exceed the current net tangible book value per share of our stock that was outstanding prior to this offering. As a result, investors purchasing Class A common stock in this offering will experience immediate and substantial dilution in the amount of $17.91 per share, assuming an offering price of $19.00 (representing the mid-point of the range on the cover page of this prospectus). In addition, we have issued options to acquire Class A common stock at prices below the initial public offering price. The exercise of these employee and director stock options will result in further dilution to new investors.

  One of our stockholders is expected to hold a significant block of shares in our company after completion of this offering and, as a result, will continue to have significant influence over our company.

        Upon completion of this offering, two representatives of Warburg Pincus will serve on our seven-member board of directors and, pursuant to an agreement between us and certain holders of our Class A common stock, we anticipate that representatives of Warburg Pincus will continue to serve on our board of directors in the future. See "Certain Relationships and Related Party Transactions—Stockholders Agreement." In addition, we expect affiliates of Warburg Pincus to own or control approximately 35.5%, or 31.9% if the underwriters' over-allotment option is exercised in full, of the outstanding shares of Class A common stock. Although a substantial portion of the shares owned by these stockholders will continue to be held in a voting trust that controls the voting rights with respect to some actions that are subject to the approval of our stockholders under applicable law (see "Certain Relationships and Related Party Transactions—Voting Trust"), these stockholders will retain full voting power over any shares of Class A common stock that they own up to 9.9% of the voting power of our outstanding shares of capital stock, as such shares are not required to be held in a voting trust. In addition, they will have the right to direct the voting trust as to how to vote their shares held in trust with respect to, among other things, any merger, sale or similar transaction involving NeuStar, the issuance of capital stock and the incurrence of substantial indebtedness. As a result of their substantial ownership interest, these affiliates of Warburg Pincus may have the ability to significantly influence the outcome of a vote by our stockholders in respect of these matters and their interests could conflict with your interests. Additionally, they and their affiliates are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete or could in the future compete, directly or indirectly, with us. For example, another Warburg Pincus fund has a significant investment in Telcordia Technologies, Inc., which has competed (and may compete in the future) with us. Warburg Pincus and its affiliates may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

  Holders of our options may have rescission rights against us, and we may be subject to fines and sanctions under federal and state securities laws.

        We did not supply the holders of options granted under our 1999 Equity Incentive Plan with our financial statements or information about the risks associated with investment in our securities, as required to comply with Rule 701 under the Securities Act. Shares issued upon exercise of options granted during this time were issued in violation of Section 5 of the Securities Act of 1933. In addition, we did not make certain required filings in California and Maryland or comply with other requirements in California, including requirements to deliver similar financial information, to qualify the issuance of our options under the securities laws in those states. As a result, regulators could impose monetary fines or other sanctions as provided under these federal and state laws. In addition, holders of those options and shares acquired upon exercise of such options may have rescission rights against us. We believe that the number of outstanding shares of Class A common stock for which the holders may seek rescission from us is 412,106 on a post-Recapitalization basis, which shares are held by approximately 31 different individuals. We received aggregate proceeds of approximately $117,000 from the exercise of the options pursuant to which these shares were issued, at a weighted average exercise price of $0.28 per share on a post-Recapitalization basis. Further, we believe that the outstanding options for which the holders may seek rescission from us cover approximately 1,366,500 shares of Class A common stock on a post-Recapitalization basis, which options are held by approximately 75 different individuals. The aggregate exercise price of these options is approximately $9,354,500, at a weighted average exercise price of approximately $6.85 per share on a post-Recapitalization basis. If we are required, or elect to, make rescission offers to the holders of these shares and options, and if such offers are accepted, in general we would be required to make payments to the holders equal to the purchase price of such shares issued and the value of options granted in violation of applicable federal and state securities laws plus statutory interest. Moreover, our financial exposure could be higher if so determined by courts or regulators. See "Potential Claims Related to Our Options."

  Shares eligible for future sale may cause our stock price to decline.

        Sales of substantial amounts of our Class A common stock in the public market following this offering, or the perception that these sales may occur, could cause the market price of our Class A common stock to decline. Based on shares outstanding as of March 31, 2005, upon completion of the Recapitalization and this offering, we will have 59,763,933 shares of Class A common stock outstanding (including 236,366 shares held in treasury), excluding 21,138,258 shares of Class A common stock issuable upon the exercise of outstanding options issued under our stock incentive plans and outstanding warrants.

        Subject to the restrictions on ownership and transfer set forth in our certificate of incorporation, which generally prohibit any telecommunications service provider or affiliate of a telecommunications service provider from beneficially owning, directly or indirectly, 5% or more of our outstanding capital stock following this offering, all of the shares of our Class A common stock sold in this offering will be freely tradable in the public market, without restriction, subject to compliance with the volume limitations and other conditions of Rule 144 in the case of shares sold by persons deemed to be our affiliates. These shares will represent approximately 41.8% of our outstanding Class A common stock upon completion of this offering. Of the remaining shares:

  •
  28,590,566 shares held by our institutional investors that are selling stockholders in this offering will be eligible for sale in the public market after the 180-day lock-up period expires, subject to the restrictions on ownership and transfer set forth in our certificate of incorporation, and subject to compliance with the volume limitations and other conditions of Rule 144;

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  1,750,000 shares held by two of our institutional investors that are not selling stockholders in this offering will be eligible for sale in the public market after the 75-day lock-up period expires, subject to the restrictions on ownership and transfer set forth in our certificate of incorporation, and subject to compliance with the volume limitations and other conditions of Rule 144;

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  3,761,901 shares held by our directors and current and former employees will be eligible for sale in the public market after the 180-day lock-up period expires, subject to the restrictions on ownership and transfer set forth in our certificate of incorporation, and subject to compliance with the volume limitations and other conditions of Rule 144;

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  119,721 shares held by employees and former employees who are not affiliates will be eligible for sale in the public market 90 days following completion of this offering, subject to the restrictions on ownership and transfer set forth in our certificate of incorporation, and subject to the manner of sale requirements in Rule 144; and

  •
  291,675 shares that have been outstanding for at least two years will be eligible for sale to the public immediately and an additional 13,704 shares will become eligible for sale in the public market during the 90-day period following completion of this offering.

        Furthermore, an additional 21,453,622 shares may be issued in the future upon exercise of options granted, options to be granted or equity awards to be granted under our existing stock option and incentive compensation plans. We expect to register these shares under the Securities Act of 1933, and therefore the shares will be freely tradable when issued, subject to the restrictions on ownership and transfer set forth in our certificate of incorporation, and subject to compliance with the volume limitations and other conditions of Rule 144 in the case of shares sold by persons deemed to be our affiliates.

        Upon its exercise of the option granted by us in 2001, we may issue up to 1,052,631 shares of Class A common stock (equal to $20 million in value, based on the midpoint of the range set forth on the cover page of this prospectus) to Melbourne IT Limited, which holds a 10% interest in our 90% owned subsidiary, NeuLevel, Inc., within 30 days of completion of this offering at a purchase price per share equal to the public offering price in this offering. If Melbourne IT Limited exercises this right, we will issue these shares to Melbourne IT Limited in a private placement transaction outside of this offering.

        Our principal stockholders, including affiliates of Warburg Pincus LLC, MidOcean Capital Investors, L.P., affiliates of ABS Capital Partners, as well as Melbourne IT Limited, have certain registration rights. See "Certain Relationships and Related Party Transactions."

        We, all of our directors and management, the selling stockholders and Melbourne IT Limited will agree that, until at least 180 days from the date of the final prospectus, we and they, subject to limited exceptions, will not dispose of or otherwise transfer any shares of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock. Two of our institutional investors that are not selling stockholders in this offering will agree to such restrictions for a period of 75 days from the date of the final prospectus. With the consent of the underwriters, any of the securities subject to these lock-up agreements may be released at any time without notice. For more information, see "Underwriting."

  Delaware law and provisions in our certificate of incorporation and bylaws could make a merger, tender offer or proxy contest difficult, and the market price of our Class A common stock may be lower as a result.

        We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. For more information, see "Description of Capital Stock—Anti-takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws." In addition, our certificate of incorporation and bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our certificate of incorporation and bylaws:

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  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to thwart a takeover attempt;

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  prohibit cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of the stock to elect some directors;

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  establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following election;

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  require that directors only be removed from office for cause;

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  provide that vacancies on the board of directors, including newly-created directorships, may be filled only by a majority vote of directors then in office;

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  disqualify any individual from serving on our board if such individual's service as a director would cause us to violate our neutrality requirements;

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  limit who may call special meetings of stockholders;

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  prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders; and

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  establish advance notice requirements for nominating candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

  In order to comply with our neutrality requirements, our certificate of incorporation contains ownership and transfer restrictions relating to telecommunications service providers and their affiliates, which may inhibit potential acquisition bids that you and other stockholders may consider favorable, and the market price of our Class A common stock may be lower as a result.

        In order to comply with neutrality requirements imposed by the FCC in its orders and rules, no entity that qualifies as a "telecommunications service provider" or affiliate of a telecommunications service provider, as such terms are defined under the Communications Act of 1934 and FCC rules and orders, may beneficially own, following this offering, 5% or more of our capital stock. As a result, subject to limited exceptions, our certificate of incorporation prohibits any telecommunications service provider or affiliate of a telecommunications service provider from beneficially owning, directly or indirectly, 5% or more of our outstanding capital stock following this offering. Among other things, our certificate of incorporation provides that:

  •
  if one of our stockholders experiences a change in status or other event that results in the stockholder violating this restriction, or if any transfer of our stock occurs that, if effective, would violate the 5% restriction, we may elect to purchase the excess shares (i.e., the shares that cause the violation of the restriction) or require that the excess shares be sold to a third party whose ownership will not violate the restriction;

  •
  pending a required divestiture of these excess shares, the holder whose beneficial ownership violates the 5% restriction may not vote the shares in excess of the 5% threshold; and

  •
  if our board of directors, or its permitted designee, determines that a transfer, attempted transfer or other event violating this restriction has taken place, we must take whatever action we deem advisable to prevent or refuse to give effect to the transfer, including refusal to register the transfer, disregard of any vote of the shares by the prohibited owner, or the institution of proceedings to enjoin the transfer.

        See "Description of Capital Stock—Ownership and Transfer Restrictions."

        Our board of directors has the authority to make determinations as to whether any particular holder of our capital stock is a telecommunications service provider or an affiliate of a telecommunications service provider. Any person who acquires, or attempts or intends to acquire, beneficial ownership of our stock that will or may violate this restriction must notify us as provided in our certificate of incorporation. In addition, following this offering, any person who becomes the beneficial owner of 5% or more of our stock must notify us and certify that such person is not a telecommunications service provider or an affiliate of a telecommunications service provider. If a 5% stockholder fails to supply the required certification, we are authorized to treat that stockholder as a prohibited owner—meaning, among other things, that we may elect to purchase the excess shares or require that the excess shares be sold to a third party whose ownership will not violate the restriction. We may request additional information from our stockholders to ensure compliance with this restriction. Our board will treat any "group," as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as a single person for purposes of applying the ownership and transfer restrictions in our certificate of incorporation.

        Nothing in our certificate of incorporation restricts our ability to purchase shares of our capital stock. If a purchase by us of shares of our capital stock results in a stockholder's percentage interest in our outstanding capital stock increasing to over the 5% threshold, such stockholder must deliver the required certification regarding such stockholder's status as a telecommunications service provider or affiliate of a telecommunications service provider. In addition, to the extent that a repurchase by us of shares of our capital stock causes any stockholder to violate the restrictions on ownership and transfer contained in our certificate of incorporation, that stockholder will be subject to all of the provisions applicable to prohibited owners, including required divestiture and loss of voting rights.

        These restrictions and requirements may:

  •
  discourage industry participants that might have otherwise been interested in acquiring us from making a tender offer or proposing some other form of transaction that could involve a premium price for our shares or otherwise be in the best interests of our stockholders; and

  •
  discourage investment in us by other investors who are telecommunications service providers or who may be deemed to be affiliates of a telecommunications service provider.

        The standards for determining whether an entity is a "telecommunications service provider" are established by the FCC. In general, a telecommunications service provider is an entity that offers telecommunications services to the public at large, and is, therefore, providing telecommunications services on a common carrier basis. Moreover, a party will be deemed to be an affiliate of a telecommunications service provider if that party controls, is controlled by, or is under common control with, a telecommunications service provider. A party is deemed to control another if that party, directly or indirectly:

  •
  owns 10% or more of the total outstanding equity of the other party;

  •
  has the power to vote 10% or more of the securities having ordinary voting power for the election of the directors or management of the other party; or

  •
  has the power to direct or cause the direction of the management and policies of the other party.

        The standards for determining whether an entity is a telecommunications service provider or an affiliate of a telecommunications service provider and the rules applicable to telecommunications service providers and their affiliates are complex and may be subject to change. Each stockholder will be responsible for notifying us if it is a telecommunications service provider or an affiliate of a telecommunications service provider.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus and include:

  •
  failures or interruptions of our systems and services;

  •
  security or privacy breaches;

  •
  loss of, or damage to, a data center;

  •
  termination, modification or non-renewal of our contracts to provide telephone number portability and other clearinghouse services;

  •
  adverse changes in statutes or regulations affecting the communications industry;

  •
  our failure to adapt to rapid technological change in the communications industry;

  •
  competition from our customers' in-house systems or from other providers of addressing, interoperability or infrastructure services;

  •
  our failure to achieve or sustain market acceptance at desired pricing levels;

  •
  a decline in the volume of transactions we handle;

  •
  inability to manage our growth;

  •
  economic, political, regulatory and other risks associated with our potential expansion into international markets;

  •
  inability to obtain sufficient capital to fund our operations, capital expenditures and expansion;

  •
  loss of members of senior management, or inability to recruit and retain skilled employees; and

  •
  increased costs to operate as a public company.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We caution you not to place undue reliance on forward-looking statements, which reflect only our expectations as of the date of this prospectus. We undertake no obligation to publicly update the forward-looking statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

MARKET AND OTHER DATA

        This prospectus includes market and other data from industry sources. We have not independently verified the data obtained from outside sources, and we cannot assure you of the accuracy or completeness of the data. In this prospectus, information relating to the number of U.S. VoIP customers has been derived from research reports from International Data Corporation dated March 2005 and September 2004. Information relating to the number of users of advanced wireless services has been derived from research reports from International Data Corporation dated March 2005. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholders in this offering.

DIVIDEND POLICY

        We do not expect to pay any cash dividends on our common stock for the foreseeable future following this offering. We currently intend to retain any future earnings to finance our operations and growth. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on earnings, financial condition, operating results, capital requirements, any contractual restrictions and other factors that our board of directors deems relevant.

CAPITALIZATION

        The following table sets forth our cash, cash equivalents and short-term investments and capitalization as of March 31, 2005:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect all aspects of the Recapitalization as though it had occurred on March 31, 2005, except for the conversion of all outstanding shares of Class B common stock into shares of Class A common stock; and

  •
  on a pro forma as adjusted basis to reflect all aspects of the Recapitalization and our payment of offering costs, excluding underwriting discounts and commissions, of approximately $3.9 million as if they had occurred on March 31, 2005.

        You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

	March 31, 2005
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share and per share data)
Cash, cash equivalents and short-term investments	$75,591	$71,416	$67,516

Long-term debt	7,536	7,536	7,536
Series B Voting Convertible Preferred Stock, $0.01 par value; 4,000,000 shares authorized, 100,000 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	67	—	—
Series C Voting Convertible Preferred Stock, $0.01 par value; 28,600,000 shares authorized, 28,569,692 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	86,985	—	—
Series D Voting Convertible Preferred Stock, $0.01 par value; 10,000,000 shares authorized, 9,098,525 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	55,545	—	—

Total Convertible Preferred Stock	142,597	—	—
Stockholders' deficit:
Class A common stock, par value $0.001; no shares authorized, issued and outstanding, actual; 200,000,000 shares authorized, no shares issued and outstanding, pro forma; 59,763,933 shares issued and outstanding, pro forma as adjusted	—	—	60
Class B common stock, par value $0.001; no shares authorized, issued and outstanding, actual; 100,000,000 shares authorized, 59,763,933 shares issued and outstanding, pro forma; no shares issued and outstanding, pro forma as adjusted	—	60	—
Common stock, par value $0.002; 100,000,000 shares authorized; 6,328,436 issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	13	—	—
Additional paid-in capital	544	138,919	138,919
Deferred stock compensation	(1,625)	(1,625)	(1,625)
Treasury stock, at cost, 236,366 shares at March 31, 2005	(1,125)	(1,125)	(1,125)
Accumulated deficit	(14,377)	(14,377)	(17,218)

Total stockholders' deficit	(16,570)	121,852	119,011

Total capitalization	$133,563	$129,388	$126,547

        The table above excludes the following shares, which are reflected below as if the Recapitalization had occurred on March 31, 2005:

  •
  6,361,383 shares underlying warrants exercisable as of March 31, 2005, with an exercise price of $0.0667 per share;

  •
  up to 1,052,631 shares (equal to $20 million in value, based on the midpoint of the range set forth on the cover page of this prospectus), that may be purchased from us by Melbourne IT Limited, which holds a 10% interest in our 90% owned subsidiary, NeuLevel, Inc., within 30 days of completion of this offering at a purchase price per share equal to the public offering price in this offering;

  •
  8,985,394 shares subject to options exercisable as of March 31, 2005, with a weighted average exercise price of $1.81 per share;

  •
  5,441,481 shares subject to options outstanding but not exercisable as of March 31, 2005, with a weighted average exercise price of $6.20 per share;

  •
  632,032 additional shares reserved as of March 31, 2005 for future issuance under our stock-based compensation plans;

  •
  6,044,715 additional shares reserved for issuance under our 2005 Stock Incentive Plan; and

  •
  350,000 shares to be issued to an employee on December 18, 2008, provided the employee provides continuous service through the vesting date.

DILUTION

        If you invest in our Class A common stock through this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the as adjusted net tangible book value per share of Class A common stock upon the completion of this offering.

        Our as adjusted net tangible book value as of March 31, 2005, assuming the completion of the Recapitalization and our payment of offering costs, excluding underwriting discounts and commissions, of approximately $3.9 million, equaled approximately $64.9 million, or approximately $1.09 per share of Class A common stock. This represents an immediate dilution in net tangible book value of $17.91 per share to new investors of Class A common stock in this offering, including any shares sold upon exercise of the underwriters' over-allotment option, if any, based on an assumed initial public offering price of $19.00 per share. If the initial public offering price is higher or lower, the dilution to new investors will be greater or less, respectively. As adjusted net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of Class A common stock outstanding, assuming the completion of the Recapitalization.

        The following table summarizes this per share dilution:

Assumed initial public offering price per share	$19.00
As adjusted net tangible book value per share as of March 31, 2005	$1.09

Dilution per share to new investors	$17.91

        The weighted average price per share at which our existing stockholders purchased shares of our capital stock was $2.39, as compared to a purchase price per share of $19.00 for new investors, based on the midpoint of the range shown on the cover page of this prospectus.

        We based the foregoing discussions and tables on the number of shares of stock outstanding as of March 31, 2005, assuming the Recapitalization had occurred on that date, and excluding:

  •
  6,361,383 shares underlying warrants exercisable as of March 31, 2005, with an exercise price of $0.0667 per share;

  •
  up to 1,052,631 shares (equal to $20 million in value, based on the midpoint of the range set forth on the cover page of this prospectus), that may be purchased from us by Melbourne IT Limited, which holds a 10% interest in our 90% owned subsidiary, NeuLevel, Inc., within 30 days of completion of this offering at a purchase price per share equal to the public offering price in this offering;

  •
  8,985,394 shares subject to options exercisable as of March 31, 2005, with a weighted average exercise price of $1.81 per share;

  •
  5,441,481 shares subject to options outstanding but not exercisable as of March 31, 2005, with a weighted average exercise price of $6.20 per share;

  •
  632,032 additional shares reserved as of March 31, 2005 for future issuance under our stock-based compensation plans;

  •
  6,044,715 additional shares reserved for issuance under our 2005 Stock Incentive Plan; and

  •
  350,000 shares to be issued to an employee on December 18, 2008, provided the employee provides continuous service through the vesting date.

        If all outstanding options and warrants as of March 31, 2005 were exercised on that date, the dilution to new investors of Class A common stock in this offering, including any shares sold upon exercise of the underwriters' over-allotment option, if any, would be $17.35, based on an assumed initial public offering price of $19.00 per share. In addition, to the extent that options or warrants we may issue in the future with exercise prices below the initial public offering price are exercised, there will be further dilution to new public investors.

SELECTED CONSOLIDATED FINANCIAL DATA

        The tables below present selected consolidated statements of operation data for each of the five years ended December 31, 2004 and the three months ended March 31, 2004 and 2005 and selected consolidated balance sheet data as of December 31, 2000, 2001, 2002, 2003 and 2004 and March 31, 2005. The selected consolidated statements of operations data for each of the three years ended December 31, 2002, 2003 and 2004, and the selected consolidated balance sheet data as of December 31, 2003 and 2004, have been derived from, and should be read together with, our audited consolidated financial statements and related notes, appearing elsewhere in this prospectus. The selected consolidated statements of operations data for each of the two years ended December 31, 2000 and 2001 and the selected consolidated balance sheet data as of December 31, 2000, 2001 and 2002, have been derived from our audited consolidated financial statements and related notes not included in this prospectus. The selected consolidated statements of operations data for the three months ended March 31, 2004 and 2005 and the selected consolidated balance sheet data as of March 31, 2005, have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The share and per share data included in the selected consolidated statements of operations data for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 and the three months ended March 31, 2004 and 2005 reflect the 1.4-for-1 split of our common stock as part of the Recapitalization, but do not reflect other aspects of the Recapitalization.

        The pro forma consolidated statements of operations data, including share and per share data, for the year ended December 31, 2004 and the three months ended March 31, 2005 give effect to all aspects of the Recapitalization as though it had occurred on January 1, 2004, except for the conversion of all outstanding shares of Class B common stock into shares of Class A common stock.

        The pro forma consolidated balance sheet data as of March 31, 2005 give effect to all aspects of the Recapitalization as though it had occurred on March 31, 2005, except for the conversion of all outstanding shares of Class B common stock into shares of Class A common stock. The pro forma as adjusted consolidated balance sheet data as of March 31, 2005 reflect all aspects of the Recapitalization and our payment of offering costs, excluding underwriting discounts and commissions, of approximately $3.9 million as if they had occurred on March 31, 2005.

        The following information should be read together with, and is qualified in its entirety by reference to, the more detailed information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in this prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	2000	2001	2002	2003	2004	2004	2005
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Total revenue	$67,714	$74,176	$90,972	$111,693	$165,001	$38,714	$57,792
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	16,781	40,770	36,677	37,846	49,261	10,470	13,263
Sales and marketing	—	27,362	13,855	14,381	22,743	4,146	7,018
Research and development	4,477	8,621	6,256	6,678	7,377	1,731	2,570
General and administrative	33,182	16,372	13,366	11,359	21,144	3,393	7,590
Depreciation and amortization	1,310	10,857	27,020	16,051	17,285	4,920	3,582
Restructuring charges (recoveries)	—	8,928	7,332	(1,296)	(220)	—	(706)
Asset impairment charge	—	—	13,190	—	—	—	—
Amortization of goodwill	5,566	3,510	—	—	—	—	—

	61,316	116,420	117,696	85,019	117,590	24,660	33,317

(Loss) income from operations	6,398	(42,244)	(26,724)	26,674	47,411	14,054	24,475
Other (expense) income:
Interest expense	(4,866)	(3,416)	(6,260)	(3,119)	(2,498)	(747)	(626)
Interest income	2,137	4,089	1,876	1,299	1,629	326	475

(Loss) income before income taxes and minority interest	3,669	(41,571)	(31,108)	24,854	46,542	13,633	24,324
Provision for income taxes	1,880	1,250	—	836	1,166	100	9,693

(Loss) income before minority interest	1,789	(42,821)	(31,108)	24,018	45,376	13,533	14,631
Minority interest	—	1,326	1,908	10	—	—	—

Net (loss) income	1,789	(41,495)	(29,200)	24,028	45,376	13,533	14,631
Dividends on and accretion of preferred stock	(2,932)	(4,888)	(9,102)	(9,583)	(9,737)	(2,477)	(2,143)

Net (loss) income attributable to common stockholders	$(1,143)	$(46,383)	$(38,302)	$14,445	$35,639	$11,056	$12,488

Net (loss) income attributable to common stockholders per common share:
Basic	$(0.33)	$(12.13)	$(9.04)	$3.09	$6.33	$2.06	$2.08

Diluted	$(0.33)	$(12.13)	$(9.04)	$0.31	$0.57	$0.17	$0.19

Weighted average common shares outstanding:
Basic	3,464	3,825	4,236	4,680	5,632	5,355	6,002

Diluted	3,464	3,825	4,236	76,520	80,237	80,658	75,712

Pro forma information attributable to common stockholders (unaudited):
Pro forma net income attributable to common stockholders					$45,376		$14,631

Pro forma net income attributable to common stockholders per common share:
Basic					$0.77		$0.25

Diluted					$0.62		$0.20

Pro forma weighted average common shares outstanding:
Basic					59,068		59,438

Diluted					72,872		74,904

	As of December 31,					As of March 31, 2005
	2000	2001	2002	2003	2004	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$1,495	$33,663	$21,347	$63,987	$63,929	$75,591	$71,416	$67,516
Working capital	16,905	3,098	3,633	23,630	38,441	53,746	49,571	46,730
Goodwill and other intangible assets	48,847	44,087	44,087	54,751	50,703	54,077	54,077	54,077
Total assets	117,244	199,067	132,544	190,245	211,454	232,186	228,011	224,111
Deferred revenue and customer credits, excluding current portion	—	2,175	2,910	14,840	13,812	14,055	14,055	14,055
Long-term debt and capital lease obligations, excluding current portion	50,787	25,234	7,722	5,996	7,964	7,536	7,536	7,536
Series A redeemable preferred stock	36,039	—	—	—	—	—	—	—
Convertible preferred stock, Series B, Series C and Series D	2,202	142,356	151,458	161,041	140,454	142,597	—	—
Total stockholders' (deficit) equity	(1,373)	(49,265)	(87,300)	(68,581)	(31,858)	(16,570)	121,852	119,011

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis in conjunction with the information set forth under "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. The statements in this discussion regarding our expectations of our future performance, liquidity and capital resources, and other non-historical statements in this discussion, are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described under "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements." Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Overview

        We provide the North American communications industry with essential clearinghouse services. We operate the authoritative directories that manage virtually all telephone area codes and numbers, and enable the dynamic routing of calls among thousands of competing CSPs in the United States and Canada. All CSPs that offer telecommunications services to the public at large, or telecommunications service providers, such as Verizon Communications Inc., Sprint Corporation, AT&T Corp. and Cingular Wireless LLC, must access our clearinghouse as one of our customers to properly route virtually all of their calls. We also provide clearinghouse services to emerging CSPs, including Internet service providers, cable television operators, and voice over Internet protocol, or VoIP, service providers. In addition, we manage the authoritative directories for the .us and .biz Internet domains, as well as for Common Short Codes, part of the short messaging service relied upon by the U.S. wireless industry.

Our Company

        We were founded to meet the technical and operational challenges of the communications industry when the U.S. government mandated local number portability in 1996. While we remain the provider of the authoritative solution that the industry relies upon to meet this mandate, we have developed a broad range of innovative services that meet an expanded range of customer needs. We provide the communications industry in North America with critical technology services that solve the industry's addressing, interoperability and infrastructure needs.

        These services are now used by CSPs to manage a range of their technical and operating requirements, including:

  •
  Addressing. We enable CSPs to use critical, shared addressing resources, such as telephone numbers, Internet top-level domain names, and Common Short Codes.

  •
  Interoperability. We enable CSPs to exchange and share critical operating data so that communications originating on one provider's network can be delivered and received on the network of another CSP. We also facilitate order management and work flow processing among CSPs.

  •
  Infrastructure and Other. We enable CSPs to more efficiently manage changes in their own networks by centrally managing certain critical data they use to route communications over their own networks.

        We derive a substantial portion of our annual revenue on a transaction basis, most of which is derived from long-term contracts.

        Our costs and expenses consist of cost of revenue, sales and marketing, research and development, general and administrative, and depreciation and amortization.

        Cost of revenue includes all direct materials, direct labor, and those indirect costs related to revenue such as indirect labor, materials and supplies. Our primary cost of revenue is related to our information technology and systems department, including network costs, data center maintenance, database management, and data processing costs, as well as personnel costs associated with service implementation, product maintenance, customer deployment and customer care. We also expense costs relating to developing modifications and enhancements of our existing technology and services.

        Sales and marketing expense consists of personnel costs, advertising costs and relationship marketing costs. This expense includes salaries, sales commissions, sales operations and other personnel-related expense, travel and related expense, trade shows, costs of computer and communications equipment and support services, facilities costs, consulting fees and costs of marketing programs, such as Internet and print. Included in these classifications are product branding and packaging, market analysis and forecasting, stock-based compensation and customer relationship management.

        Research and development expense consists primarily of costs related to personnel, including salaries and other personnel-related expense, consulting fees and the costs of facilities, computer and support services used in service and technology development.

        General and administrative expense consists primarily of salaries and other personnel-related expense for our executive, administrative, legal, finance, and human resources functions, facilities, management information systems, support services, professional services fees, certain audit, tax and license fees, stock-based compensation and bad debt expense.

        Depreciation and amortization relates primarily to our property and equipment and includes our network infrastructure and facilities related to our services and the amortization of identifiable intangibles.

Critical Accounting Policies and Estimates

        The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The preparation of these financial statements in accordance with U.S. GAAP requires us to utilize accounting policies and make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingencies as of the date of the financial statements and the reported amounts of revenue and expense during a fiscal period. The Securities and Exchange Commission considers an accounting policy to be critical if it is important to a company's financial condition and results of operations, and if it requires significant judgment and estimates on the part of management in its application. We have discussed the selection and development of the critical accounting policies with the audit committee of our board of directors, and the audit committee has reviewed our related disclosures in this prospectus. Although we believe that our judgments and estimates are appropriate and correct, actual results may differ from those estimates.

        We believe the following to be our critical accounting policies because they are important to the portrayal of our financial condition and results of operations and they require critical management judgments and estimates about matters that are uncertain. If actual results or events differ materially from those contemplated by us in making these estimates, our reported financial condition and results of operation for future periods could be materially affected. See "Risk Factors" for certain matters bearing risks on our future results of operations.

  Revenue Recognition

        Our revenue recognition policies are in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition. We provide the following services pursuant to various private commercial and government contracts.

        Addressing.    Our addressing services include telephone number administration, implementing the allocation of pooled blocks of telephone numbers, and directory services for Internet domain names and Common Short Codes. We generate revenue from our telephone number administration services under two government contracts. Under our contract to serve as the North American Numbering Plan Administrator, we earn a fixed annual fee, and we recognize this fee as revenue ratably each month. In the event we estimate losses on our fixed fee contract, we recognize these losses in the period in which a loss becomes apparent. Under our contract to serve as the National Pooling Administrator, we are reimbursed for costs incurred plus a fixed fee associated with administration of the pooling system. During the construction period completed in March 2002, we recognized revenue based on costs incurred. Thereafter, we received an award fee associated with our initial delivery of the pooling system, which we recognized when we were notified of the amount of the award fee earned. We currently recognize revenue for administration of the system based on costs incurred plus a pro rata amount of the fixed fee.

        In addition to the administrative functions associated with our role as the National Pooling Administrator, we also generate revenue from implementing the allocation of pooled blocks of telephone numbers under our long-term contracts with North American Portability Management, LLC, and we recognize revenue on a per transaction fee basis as the services are performed. For our Internet domain name services, we generate revenue for Internet domain name registrations, which generally have contract terms between one and ten years. We recognize revenue on a straight line basis over the lives of the related customer contracts. We generate revenues from our Common Short Code services under short-term contracts ranging from three to twelve months, and we recognize revenue on a straight line basis over the term of the customer contracts.

        Interoperability.    Our interoperability services consist primarily of wireline and wireless number portability and order management services. We generate revenue from number portability under our long-term contracts with North American Portability Management, LLC and Canadian LNP Consortium, Inc. We recognize revenue on a per transaction fee basis as the services are performed. We provide order management services consisting of customer set-up and implementation followed by transaction processing under contracts with terms ranging from one to three years. Customer set-up and implementation is not considered a separate deliverable; accordingly, the fees are deferred and recognized as revenue on a straight-line basis over the term of the contract. Per-transaction fees are recognized as the transactions are processed.

        Infrastructure and Other.    Our infrastructure services consist primarily of network management and connection services. We generate revenue from network management services under our long-term contracts with North American Portability Management, LLC. We recognize revenue on a per transaction fee basis as the services are performed. In addition, we generate revenue from connection fees and system enhancements under our contracts with North American Portability Management, LLC. We recognize our connection fee revenue as the service is performed. System enhancements are provided under contracts in which we are reimbursed for costs incurred plus a fixed fee. Revenue is recognized based on costs incurred plus a pro rata amount of the fee.

  Significant Contracts

        We provide wireline and wireless number portability, implement the allocation of pooled blocks of telephone numbers and provide network management services pursuant to seven contracts with North

American Portability Management, LLC, an industry group that represents all telecommunications service providers in the United States. We recognize revenue under our contracts with North American Portability Management, LLC primarily on a per-transaction basis. The aggregate fees for transactions processed under these contracts are determined by the total number of transactions, and these fees are billed to telecommunications service providers based on their allocable share of the total transaction charges. This allocable share is based on each respective telecommunications service provider's share of the aggregate end-user services revenues of all U.S. telecommunications service providers as determined by the FCC. Under our contracts, we also bill a revenue recovery collections, or RRC, fee of a percentage of monthly billings to our customers, which is available to us if any telecommunications service provider fails to pay its allocable share of total transactions charges. If the RRC fee is insufficient for that purpose, these contracts also provide for the recovery of such differences from the remaining telecommunications service providers.

        The per-transaction pricing under these contracts provides for annual volume discounts (credits) that are earned on all transactions in excess of the pre-determined annual volume threshold. In the period in which the credits are earned, billings in excess of the discounted pricing are recorded as a customer credit liability on the balance sheet, with a corresponding reduction to revenue. In the following year when the credit is applied to invoices rendered, the customer credit liability is reduced with a corresponding credit to accounts receivable.

        In the fourth quarter of 2003 and 2004, we reduced revenues for all transactions in excess of the pre-determined annual volume thresholds and recorded a corresponding customer credit liability in the amount of $6.0 million and $11.9 million, respectively. The customer credit liability will be reduced as credits are applied to future invoices.

        In December 2003, these contracts were amended to extend their expiration date from May 2006 to May 2011, and the per-transaction fee charged to our customers over the term of the contracts was reduced. As part of the amendments, we agreed to retroactively apply the new transaction fee to all 2003 transactions processed and granted credits totaling $16.0 million. These credits are being applied to customer invoices over a 23-month period beginning in January 2004. Additionally, we obtained letters of credit totaling $16.0 million in January 2004 to secure a portion of these customer credits. As of December 31, 2004 and March 31, 2005, approximately $15.5 million and $11.6 million, respectively, of these customer credits were outstanding. The amount of our revenue derived under our contracts with North American Portability Management, LLC was $69.2 million, $84.5 million, and $130.0 million for the years ended December 31, 2002, 2003 and 2004, respectively.

  Service Level Standards

        Pursuant to certain of our private commercial contracts, we are subject to service level standards and to corresponding penalties for failure to meet those standards. We record a provision for these performance-related penalties when incurred with a corresponding reduction of our revenue.

        For more information regarding how we recognize revenue for each of our service categories, please see the discussion above under "—Revenue Recognition."

  Valuation of Goodwill and Intangible Assets

        The acquisitions of BizTelOne and NightFire in January and August 2003, respectively, resulted in the recording of goodwill, which represents the excess of the purchase price over the fair value of assets acquired, as well as other definite-lived intangible assets. Under present accounting rules (SFAS No. 142), goodwill is no longer subject to amortization; instead it is subject to new impairment testing criteria. Other acquired definite-lived intangible assets are being amortized over their estimated useful lives, although those with indefinite lives are not to be amortized but are tested at least annually for impairment, using a lower of cost or fair value approach. We did not identify any asset impairment at

December 31, 2004 and will continue to test for impairment on an annual basis or on an interim basis if circumstances change that would indicate the possibility of impairment. The impairment review may require an analysis of future projections and assumptions about our operating performance. If such a review indicates that the assets are impaired, an expense would be recorded for the amount of the impairment, and the corresponding impaired assets would be reduced in carrying value.

  Impairment of Long-Lived Assets

        In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, a review of long-lived assets for impairment is performed when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. If an indication of impairment is present, we compare the estimated undiscounted future cash flows to be generated by the asset to its carrying amount. If the undiscounted future cash flows are less than the carrying amount of the asset, we record an impairment loss equal to the excess of the asset's carrying amount over its fair value. The fair value is determined based on valuation techniques such as a comparison to fair values of similar assets or using a discounted cash flow analysis. In December 2002, we determined that certain assets were impaired, and as such the carrying values of those assets were adjusted down to their estimated fair values. There were no impairment charges recognized during the years ended December 31, 2003 or 2004.

  Accounts Receivable, Revenue Recovery Collections, and Allowance for Doubtful Accounts

        Accounts receivable are recorded at the invoiced amount and do not bear interest. In accordance with our contracts with North American Portability Management, LLC, we bill a RRC fee of a percentage of monthly billings to our customers. The aggregate RRC fees collected may be used to offset uncollectible receivables from an individual customer. The RRC fees are recorded as an accrued liability when collected. For the period January 1, 2002 through June 30, 2004, this fee was 3% of monthly billings. On July 1, 2004, the RRC fee was reduced to 2%. Any accrued RRC fees in excess of uncollectible receivables are paid back to the customers annually on a pro rata basis. RRC fees of $4.4 million and $4.3 million are included in accrued expense as of December 31, 2003 and 2004, respectively. All other receivables related to services not covered by the RRC fees are evaluated and, if deemed not collectible, are either directly written off as a bad debt expense or reserved.

  Deferred Income Taxes

        We recognize deferred tax assets and liabilities based on temporary differences between the financial reporting bases and the tax bases of assets and liabilities. These deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when such amounts are expected to reverse or be utilized. The realization of deferred tax assets is contingent upon the generation of future taxable income. When appropriate, we recognize a valuation allowance to reduce such deferred tax assets to amounts that are more likely than not to be ultimately realized. The calculation of deferred tax assets (including valuation allowances) and liabilities requires us to apply significant judgment related to such factors as the application of complex tax laws, changes in tax laws and our future operations. We review our deferred tax assets on a quarterly basis to determine if a valuation allowance is required based upon these factors. Changes in our assessment of the need for a valuation allowance could give rise to a change in such allowance, potentially resulting in additional expense or benefit in the period of change.

  Stock-Based Compensation

        We account for employee stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations, which require us to recognize compensation cost for the excess of the fair value of the stock at the grant date over the exercise price, if any. An alternative method of accounting would apply the principles of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), which require the fair value of the stock option to be recognized at the date of grant and amortized as compensation expense over the stock option's vesting period. No stock-based employee compensation cost for stock options is reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Stock-based compensation for non-employees is accounted for using the fair value-based method in accordance with SFAS 123. See "—Recent Accounting Pronouncements."

        Given the lack of an active public market for our common stock, our board of directors determined fair value for our common stock as well as for options to acquire shares of our common stock. In establishing our estimates of fair value, we considered the guidance set forth in the AICPA Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, and made contemporaneous determinations of fair value. Information on stock option grants during the twelve months ended March 31, 2005 is as follows:

Value Analysis—As of Grant Date

Grant Date	Number of Options Granted	Exercise Price	Fair Value of Common Stock	Intrinsic Value (1)
June 22, 2004	2,369,554	$6.25	$6.25	—
November 18, 2004	613,619	$8.39	$8.39	—
February 15, 2005	341,844	$10.86	$10.86	—

(1)
Intrinsic value reflects the amount by which the value of the shares as of the grant date exceeds the exercise price of the options.

        Members of our management possessing the requisite experience in stock valuation estimated the fair value of common stock underlying the options granted during the twelve months ended March 31, 2005 by performing contemporaneous valuations in connection with each grant date noted above. The valuations were primarily based on an income approach and a market approach. The income approach uses a discounted cash flow analysis based on projections of future cash flow to determine an estimated value. Under the market approach, we compare ourselves to a peer group and develop an estimated value for our common stock based on revenues, earnings and enterprise values. Fair value was determined by weighting the values produced by our income approach and market approach. When we achieved a significant milestone or the peer group comparables experienced perceived short-term fluctuations, a premium or discount was applied to the weighted price, with the resulting figure representing fair value of our common stock. Upon the completion of the valuation performed by management in connection with the grants detailed above, our management presented its findings to our board of directors, which then approved the fair value determination.

        The increase in the fair value of our common stock principally reflects the continued growth of our operating results, which resulted in an increase in our projections of the future earnings and cash flows that we used in our income approach.

  Options Granted on June 22, 2004

  The fair value of the common stock underlying 2,369,554 options granted to employees on June 22, 2004 was determined to be approximately $6.25 per share. This value was determined using a combination of the income and market approach described above. The principal factors considered in determining the fair value of our common stock were as follows:

  •
  Our operating results continued to improve and exceed expectations. As a result, we increased our projections of future earnings and cash flows.

  •
  We launched our next generation clearinghouse.

  Options Granted on November 18, 2004

  The fair value of the common stock underlying 613,619 options granted to employees on November 18, 2004 was approximately $8.39 per share. This value was determined using a combination of the income and market approach described above. The principal factors considered in determining the fair value of our common stock were as follows:

  •
  Year-to-date operations continued to improve and revenues and cash flows exceeded our expectations.

  •
  The FCC issued an order on August 23, 2004 allowing us to proceed with certain transactions, including an initial public offering, without prior FCC approval.

  Options Granted on February 15, 2005

  The fair value of the common stock underlying 341,844 options granted to employees and non-employees on February 15, 2005 was approximately $10.86 per share. This value was determined using a combination of the income and market approach described above. The principal factors considered in determining the fair value of our common stock were as follows:

  •
  Our year-to-date operating results for 2005 exceeded expectations, resulting in an increase in pre-tax earnings and cash flows.

  •
  We selected underwriters for our initial public offering.

  Option Modifications in March 2005

  In March 2005, we modified the vesting terms of certain non-employee options. As a result of this modification, we remeasured the fair value of the options on the modification date based on the Black-Scholes option pricing model, the calculation of which was determined using a fair value per share of our common stock equal to the mid-point of the then-current estimated price range for this offering. As a result, we recognized compensation expense of approximately $2.0 million. Based on the successful underwriter due diligence sessions and our advancement in the initial public offering process, we believed that the enterprise valuations communicated by the underwriters during the due diligence sessions were the most relevant measure for fair value of our common stock.

        Management believes that the difference between the estimated fair value of our common stock as of February 15, 2005 and the value of our common stock based on the mid-point of the estimated price range of the offering is attributable to the following events that occurred after that date. Beginning on February 15, 2005, our underwriters conducted due diligence on our business operations, financial results and future forecasts in preparation for a planned initial public offering in late June 2005. During that time period, our financial results through March 2005 exceeded our previous forecasts, with revenue growing 49% over the comparable period of 2004, resulting in an increase in our revenue and profitability projections for 2005. Based on the successful underwriter due diligence sessions, our 2005 financial results and forecast, and our advancement in the initial public offering process, the valuation of our common stock increased from $10.86 per share in February 2005 to $19.00, representing the mid-point of the estimated offering price range for this offering.

        Based on an estimated initial public offering price of $19.00 per share, representing the mid-point of the estimated offering price range for this offering, the intrinsic value of options outstanding at March 31, 2005 was $224.1 million, of which $154.4 million related to vested options and $69.7 million related to unvested options.

Acquisitions

        We have expanded the scope of our services and increased our customer base by selectively acquiring three small businesses. Our objective with each acquisition was to leverage our clearinghouse capabilities in order to maximize efficiency and provide added value to our customers.

  BizTelOne, Inc.

        In January 2003, we acquired BizTelOne, Inc. for $2.5 million in cash, plus a $700,000 earn-out amount accrued in 2004, which was paid in March 2005. This acquisition provided additional order management service technology and market presence needed to facilitate growth in the revenue generated by our interoperability services.

  NightFire Software, Inc.

        In August 2003, we acquired certain assets of NightFire Software, Inc. for $4.1 million in cash (net of $293,000 cash acquired) and the issuance of 855,069 shares of our common stock for total purchase consideration of $7.8 million. NightFire's products enable fully automated voice, data, and broadband access services fulfillment for competitive local exchange carriers, integrated communications carriers, incumbent local exchange carriers, inter-exchange carriers, Internet service providers, and other types of service providers. This acquisition further expanded our order management services technology and market presence and aided in the growth of our interoperability revenue.

  Fiducianet, Inc.

        On February 1, 2005, we acquired Fiducianet, Inc. for $2.2 million in cash and the issuance of 35,745 shares of our common stock for total purchase consideration of $2.6 million. The acquisition of Fiducianet enables us to serve as a single point of contact in managing all day-to-day customer obligations involving subpoenas, court orders and law enforcement agency requests under electronic surveillance laws including the Communications Assistance for Law Enforcement Act, Patriot Act and Homeland Security Act.

Current Trends Affecting Our Results of Operations

        We have experienced increased demand for our clearinghouse services, which has been driven by market trends such as network expansion, the implementation of new technologies, subscriber growth, competitive churn, network changes and consolidations.

        Wireless subscriber growth, new wireless applications, and wireless competition have driven increased demand for all of our clearinghouse services. Additionally, as wireless service providers upgrade their networks and technology to enable high-speed service, we anticipate that they will increasingly rely on our infrastructure services and that, as a result, wireless-related transactions will remain a major contributor to our addressing and interoperability transaction volume growth.

        Advancements in the communications industry, such as changes from time division multiplexing, or TDM, to global system for mobile, or GSM, have driven increased infrastructure transactions in our clearinghouse. As the industry migrates towards next-generation technologies and applications, we anticipate that demand for our infrastructure services will increase.

        As the communications industry has changed to meet consumer demands and new technological advancements, consolidation among industry participants has increased. Consolidation requires the integration of disparate systems and networks, which has driven increased demand for our addressing, interoperability and infrastructure services. We anticipate that future consolidations will continue to drive growth in our transaction volumes.

        Over the past year, addressing transactions have also increased due to the emergence of IP service providers. In particular, VoIP service providers are rapidly expanding their operations and experiencing an increased need for access to inventories of telephone numbers, which has driven demand for our addressing services. We expect significant growth in the number of addressing transactions in 2005 and 2006 as IP service providers continue to develop an inventory of telephone number resources.

        To support the growth driven by the favorable industry trends mentioned above, we continue to look for opportunities to improve our operating efficiencies. In 2004, we initiated several programs to improve operating efficiencies, such as the utilization of offshore technical resources for systems engineering, implementation of new hardware and software technology in our clearinghouse, and management of process improvement teams. We believe that these programs will continue to provide future benefits and position us to support revenue growth.

        Upon becoming a public company, we will experience increases in certain general and administrative expenses to comply with the laws and regulations applicable to public companies. These laws and regulations include the provisions of the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission and the New York Stock Exchange. To comply with the corporate governance and operating requirements of being a public company, we will incur increases in such items as personnel costs, professional services fees, fees for independent directors and the cost of directors and officers liability insurance. We believe that these costs will approximate $3.0 to $3.5 million annually.

        In 2003 and 2004, we were able to utilize net operating loss carryforwards and deferred tax benefits from previous years to offset taxable income and income tax expense related to U.S. federal income taxes. These carryforwards and deferrals were exhausted in 2004. In 2005 and future years, we expect our profits to be subject to U.S. federal income taxes at the statutory rates.

Consolidated Results of Operations

  Three Months Ended March 31, 2004 Compared to the Three Months Ended March 31, 2005

        The following table presents an overview of our results of operations for the three months ended March 31, 2004 and 2005. The share and per share data in the following table reflect the 1.4-for-1 stock split to be effected as part of the Recapitalization, but do not reflect the other aspects of the Recapitalization.

	Three Months Ended March 31,		Three Months Ended March 31,
	2004	2005	2004 vs. 2005
	$	$	$ Change	% Change
	(in thousands, except per share data)
Revenue:
Addressing	$11,960	$19,721	$7,761	64.9%
Interoperability	7,607	13,087	5,480	72.0%
Infrastructure and other	19,147	24,984	5,837	30.5%

Total revenue	38,714	57,792	19,078	49.3%
Operating expense:
Cost of revenue (excludes depreciation and amortization shown separately below)	10,470	13,263	2,793	26.7%
Sales and marketing	4,146	7,018	2,872	69.3%
Research and development	1,731	2,570	839	48.5%
General and administrative	3,393	7,590	4,197	123.7%
Depreciation and amortization	4,920	3,582	(1,338)	(27.2)%
Restructuring recoveries	—	(706)	(706)	100.0%

	24,660	33,317	8,657	35.1%

Income from operations	14,054	24,475	10,421	74.1%
Other (expense) income:
Interest expense	(747)	(626)	121	(16.2)%
Interest income	326	475	149	45.7%

Income before income taxes	13,633	24,324	10,691	78.4%
Provision for income taxes	100	9,693	9,593	9,593.0%

Net income	13,533	14,631	1,098	8.1%
Dividends on and accretion of preferred stock	(2,477)	(2,143)	334	(13.5)%

Net income attributable to common stockholders	$11,056	$12,488	$1,432	13.0%

Net income attributable to common stockholders per common share:
Basic	$2.06	$2.08

Diluted	$0.17	$0.19

Weighted average shares outstanding:
Basic	5,355	6,002

Diluted	80,658	75,712

  Revenue

        Total revenue.    Total revenue increased $19.1 million due to increases in addressing, interoperability and infrastructure transactions.

        Addressing.    Addressing revenue increased $7.8 million due to the growth in the number of wireless subscribers, the increase in new communications services being offered by our customers, the continued consolidation of industry participants and the continued expansion of carrier networks. In particular, revenue from pooling transactions increased $6.9 million, primarily as service providers built inventories of telephone numbers in multiple area codes and rate centers to be able to offer them to VoIP users. Carrier consolidation also required the use of our pooling service to reallocate pooled blocks of telephone numbers to new network addresses within consolidated networks. In addition, Common Short Codes revenue increased $0.9 million due to an increase in the number of service providers who have elected to participate in the Common Short Code program. Revenue from our domain name services increased $0.5 million due in large part to the increased number of subscribers following the development and launch of our registry gateway services. These increases were offset by a reduction of $0.6 million in fees under our contract to serve as the North American Numbering Plan Administrator, which resulted from reduced activity under that contract during the three months ended March 31, 2005.

        Interoperability.    Interoperability revenue increased $5.5 million due to an increase in wireline and wireless competition and the associated movement of end users from one CSP to another, carrier consolidation, and broader usage of our expanding service offerings such as enhanced order management services for wireless data and Internet telephony providers. Specifically, revenue from number portability transactions increased $3.2 million and revenue from our order management services increased $2.2 million.

        Infrastructure and other.    Infrastructure and other revenue increased $5.8 million due to an increase in the demand for our network management services. Of this amount, $5.0 million was attributable to customers making a large number of changes to their networks that required actions such as disconnects and modifications to network elements. We believe these changes were driven largely by trends in the industry, including the implementation of new technologies by our customers, such as wireless technology upgrades and network optimization after carrier consolidation. Increases in connection fees and one-time functionality improvements accounted for the remaining increase of $0.8 million.

  Expense

        Cost of revenue.    Cost of revenue increased $2.8 million due to growth in personnel and contractor costs to support higher transaction volumes. In particular, personnel and employee related expense increased $1.8 million due to the addition of 48 employees in our customer deployment group, software engineering group and in our operations group. Contractor costs increased $0.7 million for software maintenance activities and the managing of industry changes to our clearinghouse. Additionally, cost of revenue increased by $0.3 million due to royalty expenses related to Common Short Code services and revenue share cost associated with our Internet domain names and registry gateway services. Cost of revenue as a percentage of revenue decreased to 23.0% in the three months ended March 31, 2005, as compared to 27.0% for the three months ended March 31, 2004. This decrease in cost of revenue as a percentage of revenue is attributable to operating efficiencies in our clearinghouse operations, which allowed us to increase the number of transactions we processed without proportional increases in personnel costs.

        Sales and marketing.    Sales and marketing expense increased $2.9 million due to headcount additions to our sales and marketing team to focus on branding and product launches and the recording of stock-based compensation expense for non-employee option grants. Our sales and marketing team increased from 61 employees at March 31, 2004 to 96 employees at March 31, 2005, resulting in a $1.4 million increase in personnel and related expenses. In addition, we recorded $1.0 million of stock-based compensation expense as a result of modifications to various non-employee stock options and for options granted to non-employees during the three months ended March 31, 2005. Sales and marketing expense as a percentage of revenue increased to 12.1% in the three months ended March 31, 2005, as compared to 10.7% for the three months ended March 31, 2004.

        Research and development.    Research and development expense increased $0.8 million due to the development of Internet telephony solutions to enhance our service offerings. Research and development expense as a percentage of revenue increased to 4.4% in the three months ended March 31, 2005, as compared to 4.5% for the three months ended March 31, 2004.

        General and administrative.    General and administrative expense increased $4.2 million primarily due to costs incurred to support business growth and costs incurred in preparation for becoming a public company, as well as the recording of stock-based compensation expense for non-employee stock option grants. General and administrative personnel cost increased $0.3 million, legal and accounting fees increased $1.0 million, and IPO-related expenses were $1.5 million. We recorded $1.4 million of stock-based compensation expense as a result of a modification to accelerate vesting on various non-employee stock options. General and administrative expense as a percentage of revenue increased to 13.1% in the three months ended March 31, 2005, as compared to 8.8% for the three months ended March 31, 2004.

        Depreciation and amortization.    Depreciation and amortization expense decreased $1.3 million due to the expiration of certain capital leases and a change in the useful life estimate in June 2004 of certain acquired intangibles. Depreciation and amortization expense as a percentage of revenue decreased to 6.2% for the three months ended March 31, 2005, as compared to 12.7% for the three months ended March 31, 2004.

        Restructuring recoveries.    During the three months ended March 31, 2005, we entered into a sub-lease agreement for our Chicago leased property, resulting in a restructuring recovery of $0.7 million due to a more favorable sub-lease rate than originally assumed in 2002, when we recorded a restructuring liability for the closure of excess facilities.

        Interest expense.    Interest expense decreased $0.1 million as a result of lower interest charges on outstanding notes as principal was reduced, as well as a decrease in the number of capital leases. Interest expense as a percentage of revenue decreased to 1.1% in the three months ended March 31, 2005, as compared to 1.9% for the three months ended March 31, 2004.

        Interest income.    Interest income increased $0.1 million due to higher average cash balances. Interest income as a percentage of revenue decreased to 0.8% in the three months ended March 31, 2005, as compared to 0.8% for the three months ended March 31, 2004.

        Provision for income taxes.    Income tax provision increased $9.6 million to reflect the expected 2005 effective tax rate. For the three months ended March 31, 2004, the effective tax rate was lowered through the utilization of net operating loss carryforwards. Provision for income taxes as a percentage of revenue increased to 16.8% for the three months ending March 31, 2005 compared to 0.3% for the three months ended ended March 31, 2004.

  Year Ended December 31, 2003 Compared to the Year Ended December 31, 2004

        The following table presents an overview of our results of operations for the years ended December 31, 2003 and 2004. The share and per share data in the following table reflect the 1.4-for-1 stock split to be effected as part of the Recapitalization, but do not reflect the other aspects of the Recapitalization.

	2003	2004	2003 vs. 2004
	$	$	$ Change	% Change
	(in thousands, except per share data)
Revenue:
Addressing	$42,905	$50,792	$7,887	18.4%
Interoperability	16,003	34,228	18,225	113.9%
Infrastructure and other	52,785	79,981	27,196	51.5%

Total revenue	111,693	165,001	53,308	47.7%
Operating expense:
Cost of revenue (excludes depreciation and amortization shown separately below)	37,846	49,261	11,415	30.2%
Sales and marketing	14,381	22,743	8,362	58.1%
Research and development	6,678	7,377	699	10.5%
General and administrative	11,359	21,144	9,785	86.1%
Depreciation and amortization	16,051	17,285	1,234	7.7%
Restructuring recoveries	(1,296)	(220)	1,076	83.0%

	85,019	117,590	32,571	38.3%

Income from operations	26,674	47,411	20,737	77.7%
Other (expense) income:
Interest expense	(3,119)	(2,498)	621	(19.9)%
Interest income	1,299	1,629	330	25.4%

Income before income taxes and minority interest	24,854	46,542	21,688	87.3%
Provision for income taxes	836	1,166	330	39.5%

Income before minority interest	24,018	45,376	21,358	88.9%
Minority interest	10	—	(10)	100.0%

Net income	24,028	45,376	21,348	88.9%
Dividends on and accretion of preferred stock	(9,583)	(9,737)	(154)	1.6%

Net income attributable to common stockholders	$14,445	$35,639	$21,194	146.7%

Net income attributable to common stockholders per common share:
Basic	$3.09	$6.33

Diluted	$0.31	$0.57

Weighted average common shares outstanding:
Basic	4,680	5,632

Diluted	76,520	80,237

  Revenue

        Total revenue.    Total revenue increased $53.3 million due to increases in addressing, interoperability and infrastructure transactions. Revenue from increased transactions was partially offset by annual volume credits under our contracts with North American Portability Management, LLC, based on our exceeding pre-established annual transaction volume thresholds under those contracts. The impact of this volume credit was $11.9 million in 2004, which was recognized in the fourth quarter and reduced fourth quarter revenue.

        Addressing.    Addressing revenue increased $7.9 million due primarily to the growth in the number of wireless customers, the increase in new communications services being offered by our customers and the continued expansion of carrier networks. In particular, revenue from pooling transactions increased $7.7 million, primarily as service providers built inventories of telephone numbers in multiple area codes and rate centers to be able to offer them to VoIP users. Carrier consolidation also required the use of our pooling service to reallocate pooled blocks of telephone numbers to consolidated networks. In addition, Common Short Codes revenue increased $2.4 million, reflecting a full year of this service, which commenced in October 2003. These increases were offset by a reduction of $2.5 million in our administration fees under our contract to serve as the North American Numbering Plan Administrator reflecting the revised lower pricing under the new contract awarded to us in January 2004.

        Interoperability.    Interoperability revenue increased $18.2 million due to an increase in wireless competition, carrier consolidation and our expanding service offerings, such as order management services for wireless data. Specifically, revenue from number portability increased $9.6 million and revenue from our order management services, which we initiated in the third quarter of 2003, increased $8.4 million.

        Infrastructure and other.    Infrastructure and other revenue increased $27.2 million due to an increase in the demand for our network management services. Revenue of $31.0 million was attributable to customers making a large number of changes to their networks that required actions such as disconnects and modifications to network elements. We believe these changes were driven largely by the implementation of new technologies by our customers, such as wireless technology upgrades and network optimization after carrier consolidation. This increase was offset by a $3.8 million decrease in connections fees and other revenue.

  Expense

        Cost of revenue.    Cost of revenue increased $11.4 million due to growth in personnel and employee related expenses and contractor costs to support higher transaction volumes. In particular, personnel and employee related expenses increased by $3.9 million to support our customer deployment and information technology and systems groups along with increased contractor costs of $5.2 million for the conversion of acquired software platforms to the clearinghouse. Additionally, cost of revenue increased by $2.1 million due to royalty expenses primarily related to Common Short Code services and revenue share cost associated with our Internet domain name registry gateway services. Cost of revenue as a percentage of revenue decreased to 29.9% in the year ended December 31, 2004, as compared to 33.9% for the year ended December 31, 2003. This decrease in cost of revenue as a percentage of revenue is attributable to operating efficiencies in our clearinghouse operations, which allowed us to increase the number of transactions we processed without proportional increases in personnel costs.

        Sales and marketing.    Sales and marketing expense increased $8.4 million due to growth in personnel and employee related expenses to focus on branding and product launches. In particular, personnel and employee related expenses increased $6.7 million as we expanded our sales and marketing team. In addition, external costs related to branding and product launch accounted for $0.9 million of the increase. Sales and marketing expense as a percentage of revenue increased to 13.8% in the year ended December 31, 2004, as compared to 12.9% for the year ended December 31, 2003.

        Research and development.    Research and development expense increased $0.7 million due to an increase in personnel and employee related expenses. Research and development expense as a percentage of revenue decreased to 4.5% in the year ended December 31, 2004, as compared to 6.0% for the year ended December 31, 2003.

        General and administrative.    General and administrative expense increased $9.8 million primarily due to costs incurred to support business growth and in preparation for becoming a public company. These costs include executive additions, systems and process controls and professional fees. General and administrative personnel cost increased $4.6 million, attributable in part to stock-based compensation of $2.1 million. Professional fees and other legal expenses increased $3.4 million. General and administrative expense as a percentage of revenue increased to 12.8% in the year ended December 31, 2004, as compared to 10.2% for the year ended December 31, 2003.

        Depreciation and amortization.    Depreciation and amortization expense increased $1.2 million due to an increase in capital assets to support increased transaction volume. Depreciation and amortization expense as a percentage of revenue decreased to 10.5% for the year ended December 31, 2004, as compared to 14.4% for the year ended December 31, 2003. This decrease in depreciation and amortization expense as a percentage of revenue reflects improvement in asset utilization.

        Restructuring recoveries.    In 2002, we disposed of property and equipment from operations and recorded a restructuring liability that included penalties for the cancellation of facility leases resulting in a charge of $7.3 million. In 2004, $0.2 million of these charges were recovered as a result of updates to the assumptions used in the establishment of the restructuring accrual in 2003.

        Interest expense.    Interest expense decreased $0.6 million as a result of lower interest charges on outstanding notes as principal was reduced, as well as decreased capital leases. Interest expense as a percentage of revenue decreased to 1.5% in the year ended December 31, 2004, as compared to 2.8% for the year ended December 31, 2003.

        Interest income.    Interest income increased $0.3 million due to higher average cash balances in 2004 compared to 2003. Interest income as a percentage of revenue decreased to 1.0% in the year ended December 31, 2004, as compared to 1.2% for the year ended December 31, 2003.

        Provision for income taxes.    We recorded a provision for income taxes of $1.2 million for the year ended December 31, 2004 as compared to a provision for income taxes of $0.8 million for the year ended December 31, 2003. As of June 30, 2004, we had generated operating profits for six consecutive quarters. As a result of this earnings trend, we determined that it was more likely than not that we would realize our deferred tax assets and reversed approximately $20.2 million of our deferred tax asset valuation allowance. The reversal resulted in the recognition of an income tax benefit of $16.9 million and a reduction of goodwill of $3.3 million. The benefit was offset by current income tax expense of $7.6 million and deferred income taxes of $10.7 million, resulting in a net income tax expense of $1.2 million.

        As a result of the reversal, we began recording a provision for income taxes beginning in the quarters ended September 30 and December 31, 2004. Additionally, in 2005, we expect to record a provision for income taxes based on the appropriate effective tax rate.

  Year Ended December 31, 2002 Compared to the Year Ended December 31, 2003

        The following table presents an overview of our results of operations for the years ended December 31, 2002 and 2003. The share and per share data in the following table reflect the 1.4-for-1 stock split to be effected as part of the Recapitalization, but do not reflect the other aspects of the Recapitalization.

	2002	2003	2002 vs. 2003
	$	$	$ Change	% Change
	(in thousands, except per share data)
Revenue:
Addressing	$32,333	$42,905	$10,572	32.7%
Interoperability	20,303	16,003	(4,300)	(21.2)%
Infrastructure and other	38,336	52,785	14,449	37.7%

Total revenue	90,972	111,693	20,721	22.8%
Operating expense:
Cost of revenue (excludes depreciation and amortization shown separately below)	36,677	37,846	1,169	3.2%
Sales and marketing	13,855	14,381	526	3.8%
Research and development	6,256	6,678	422	6.7%
General and administrative	13,366	11,359	(2,007)	(15.0)%
Depreciation and amortization	27,020	16,051	(10,969)	(40.6)%
Restructuring charges (recoveries)	7,332	(1,296)	(8,628)	(117.7)%
Asset impairment charge	13,190	—	(13,190)	(100.0)%

	117,696	85,019	(32,677)	(27.8)%

(Loss) income from operations	(26,724)	26,674	53,398	199.8%
Other (expense) income:
Interest expense	(6,260)	(3,119)	3,141	(50.2)%
Interest income	1,876	1,299	(577)	(30.8)%

(Loss) income before income taxes and minority interest	(31,108)	$24,854	55,962	179.9%
Provision for income taxes	—	836	(836)	100%

(Loss) income before minority interest	(31,108)	24,018	55,126	177.2%
Minority interest	1,908	10	(1,898)	99.5%

Net (loss) income	(29,200)	24,028	53,228	182.3%
Dividends on and accretion of preferred stock	(9,102)	(9,583)	(481)	5.3%

Net (loss) income attributable to common stockholders	$(38,302)	$14,445	$52,747	137.7%

Net (loss) income attributable to common stockholders per common share:
Basic	$(9.04)	$3.09

Diluted	$(9.04)	$0.31

Weighted average shares outstanding
Basic	4,236	4,680

Diluted	4,236	76,520

  Revenue

        Total revenue.    Total revenue increased $20.7 million due to increases in our addressing and infrastructure transactions. Revenue from increased addressing and infrastructure transactions was offset by the impact of a price reduction of $16.0 million associated with the renegotiation of our contracts with the North American Portability Management, LLC and an annual volume credit of $6.0 million.

        Addressing.    Addressing revenue increased $10.6 million due in large part to growth in the number of wireless customers, resulting in an increase in revenue from pooling transactions of $6.1 million, as telecommunication service providers expanded their inventory of telephone numbers in multiple area codes and rate centers in anticipation of wireless number portability. In addition, domain name revenue increased $4.3 million due to increased domain name registrations.

        Interoperability.    Interoperability revenue decreased $4.3 million due primarily to a $6.5 million decrease in revenue from our number portability service. This decrease is attributable to a decline in transaction volumes from wireline competition, and the impact of price decreases resulting from the renegotiation of our contracts with North American Portability Management, LLC. The expansion of our order management services generated revenue of $2.2 million, which offset the decrease in number portability revenue.

        Infrastructure and other.    Infrastructure and other revenue increased $14.4 million due primarily to an increase in the demand for our network management services. Of this amount, $17.9 million was attributable to telecommunications service providers implementing changes within their networks that required actions such as disconnects and modifications to their network elements. We believe these changes were driven by trends in the industry, including the implementation of new technologies by our customers, such as wireless technology, and the optimization of their networks, including changes implemented after carrier consolidation. This increase was offset by a $3.4 million decrease in connections fees and revenue from system enhancements.

  Expense

        Cost of revenue.    Cost of revenue increased $1.2 million due to growth in contractor costs to support higher transaction volumes. Our contractor costs increased by $1.2 million in 2003, which was offset by a $2.3 million decrease in personnel costs. In 2003, cost of revenue increased when compared to 2002 because cost of revenue in 2002 was reduced by a $2.2 million credit related to a contract loss reserve, which did not impact our cost of revenue in 2003. Cost of revenue as a percentage of revenue decreased to 33.9% in the year ended December 31, 2003, as compared to 40.3% for the year ended December 31, 2002. This decrease in cost of revenue as a percentage of revenue is attributable to operating efficiencies in our clearinghouse operations, which allowed us to increase the number of transactions we processed without proportional increases in personnel costs.

        Sales and marketing.    Sales and marketing expense increased $0.5 million due to increases in personnel expense and professional fees, offset by reductions in advertising expense. As a result of the BizTelOne and Nightfire acquisitions, in 2003, personnel and related expense increased $2.2 million and professional fees to consultants increased $1.1 million. These increases were offset by a $2.8 million reduction in spending on advertising related to our Internet domain name services. Sales and marketing expense as a percentage of revenue was 12.9% in the year ended December 31, 2003, as compared to 15.2% for the year ended December 31, 2002, due to a reduction in the rate of spending on advertising.

        Research and development.    Research and development expense increased $0.4 million due to our focus on the development of new services. Research and development expense as a percentage of revenue decreased to 6.0% in the year ended December 31, 2003, as compared to 6.9% for the year ended December 31, 2002.

        General and administrative.    General and administrative expense decreased $2.0 million due to reduced personnel and professional services expenses. General and administrative expense as a percentage of revenue was 10.2% in the year ended December 31, 2003, as compared to 14.7% for the year ended December 31, 2002.

        Depreciation and amortization.    Depreciation and amortization decreased $11.0 million due to the write-down of certain long-lived assets pursuant to FASB 144 in 2002, which resulted in the elimination of the depreciation of those assets. Depreciation and amortization expense as a percentage of revenue decreased to 14.4% for the year ended December 31, 2003, as compared to 29.7% for the year ended December 31, 2002. This decrease is attributable to the impact of the write-down of these long-lived assets as referenced above.

        Restructuring charges (recoveries).    In 2002, we disposed of property and equipment from operations and recorded a restructuring liability that included penalties for the cancellation of facility leases resulting in a charge of $7.3 million. In 2003, $1.3 million of these charges were recovered as a result of updates to the assumptions used in the establishment of the prior year's restructuring accrual. Restructuring charges (recovery) as a percentage of revenue was 1.2% in the year ended December 31, 2003, as compared to an expense of 8.1% in 2002.

        Interest expense.    Interest expense decreased $3.1 million as a result of lower interest charges on notes as principal was reduced, as well as decreased capital leases. Interest expense as a percentage of revenue was 2.8% in the year ended December 31, 2003, as compared to 6.9% for the year ended December 31, 2002.

        Interest income.    Interest income decreased $0.6 million due to a lower outstanding balance on our securitized notes receivable in 2003 compared to 2002. Interest income as a percentage of revenue was 1.2% in the year ended December 31, 2003, as compared to 2.1% for the year ended December 31, 2002.

        Provision for income taxes.    The provision for income taxes was $0.8 million for the year ended December 31, 2003 compared to zero for the year ended December 31, 2002. For the year ended December 31, 2003, net operating loss carry forwards significantly reduced income tax expense. For the year ended December 31, 2002, the Company did not have taxable income.

  Unaudited Quarterly Results of Operations

        The following tables set forth our consolidated statements of operations data for the nine quarters ended March 31, 2005, as well as this data expressed as a percentage of our total revenue represented by each item. We believe this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus and believe that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below and present fairly the results of such periods when read in conjunction with the audited consolidated financial statements and notes thereto.

        Revenue for the quarters ended December 31, 2003 and 2004 reflects contractual pricing discounts based on pre-established annual aggregate transaction volume targets under our contracts with North American Portability Management, LLC, which had a $11.9 million impact and $6.0 million impact respectively. These volume-based discounts are likely to be incurred in the fourth quarter of future years upon the attainment of the annual thresholds in those years. The per share data in the following table reflect the 1.4-for-1 stock split to take place as part of the Recapitalization. Other aspects of the Recapitalization are not reflected.

	2003				2004				2005
	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31
	(in thousands, except per share data)
Revenue
Addressing	$9,697	$10,438	$11,152	$11,618	$11,960	$11,846	$14,176	$12,810	$19,721
Interoperability	3,697	3,973	4,610	3,723	7,607	8,482	9,314	8,825	13,087
Infrastructure and other	12,477	11,899	12,256	16,153	19,147	19,282	21,739	19,813	24,984

Total revenue	25,871	26,310	28,018	31,494	38,714	39,610	45,229	41,448	57,792
Operating expense:
Cost of revenue (excludes depreciation and amortization shown separately below)	9,083	9,142	9,264	10,357	10,470	12,066	12,874	13,851	13,263
Sales and marketing	2,966	3,241	3,953	4,221	4,146	4,836	6,050	7,711	7,018
Research and development	1,118	1,686	1,708	2,166	1,731	1,740	1,938	1,968	2,570
General and administrative	2,646	2,668	2,602	3,443	3,393	5,078	5,310	7,363	7,590
Depreciation and amortization	3,527	3,650	3,705	5,169	4,920	4,304	4,263	3,798	3,582
Restructuring charges (recoveries)	—	254	(2,436)	886	—	—	—	(220)	(706)

	19,340	20,641	18,796	26,242	24,660	28,024	30,435	34,471	33,317

Income from operations	6,531	5,669	9,222	5,252	14,054	11,586	14,794	6,977	24,475
Other (expense) income:
Interest expense	(1,265)	(678)	(675)	(501)	(747)	(599)	(527)	(625)	(626)
Interest income	341	284	390	284	326	394	380	529	475

Income before income taxes and minority interest	5,607	5,275	8,937	5,035	13,633	11,381	14,647	6,881	24,324
Provision for (benefit from) income taxes	191	180	327	138	100	(7,287)	5,683	2,670	9,693

Income before minority interest	5,416	5,095	8,610	4,897	13,533	18,668	8,964	4,211	14,631
Minority interest	39	63	(15)	(77)	—	—	—	—	—

Net income	5,455	5,158	8,595	4,820	13,533	18,668	8,964	4,211	14,631
Dividends on and accretion of preferred stock	(2,313)	(2,371)	(2,432)	(2,467)	(2,477)	(2,513)	(2,578)	(2,169)	(2,143)

Net income attributable to common stockholders	$3,142	$2,787	$6,163	$2,353	$11,056	$16,155	$6,386	$2,042	$12,488

Net income attributable to common stockholders per common share
Basic	$0.71	$0.62	$1.34	$0.46	$2.06	$2.94	$1.10	$0.35	$2.08

Diluted	$0.07	$0.06	$0.11	$0.06	$0.17	$0.23	$0.11	$0.06	$0.19

	Percentage of Total Revenue
	2003				2004				2005
	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100%
Operating expense:
Cost of revenue (excludes depreciation and amortization)	35.1	34.7	33.1	32.9	27.0	30.5	28.5	33.4	23.0
Sales and marketing	11.5	12.3	14.1	13.4	10.7	12.2	13.4	18.6	12.1
Research and development	4.3	6.4	6.1	6.9	4.5	4.4	4.3	4.7	4.4
General and administrative	10.3	10.2	9.3	10.9	8.8	12.7	11.7	17.8	13.1
Depreciation and amortization	13.6	13.9	13.2	16.4	12.7	10.9	9.4	9.2	6.2
Restructuring charges (recoveries)	—	1.0	(8.7)	2.8	—	—	—	(0.5)	(1.2)

	74.8	78.5	67.1	83.3	63.7	70.7	67.3	83.2	57.6

Income from operations	25.2	21.5	32.9	16.7	36.3	29.3	32.7	16.8	42.4
Other (expense) income:
Interest expense	(4.9)	(2.6)	(2.4)	(1.6)	(1.9)	(1.5)	(1.2)	(1.5)	(1.1)
Interest income	1.3	1.1	1.4	0.9	0.9	1.0	0.8	1.3	0.8

Income before income taxes and minority interest	21.6	20.0	31.9	16.0	35.3	28.8	32.3	16.6	42.1
Provision for (benefit from) income taxes	0.7	0.7	1.2	0.5	0.3	(18.3)	12.5	6.4	16.8

Income before minority interest	20.9	19.3	30.7	15.5	35.0	47.1	19.8	10.2	25.3
Minority interest	0.2	0.3	(0.1)	(0.2)	—	—	—	—	—

Net income	21.1	19.6	30.6	15.3	35.0	47.1	19.8	10.2	25.3
Dividends on and accretion of preferred stock	(9.0)	(9.0)	(8.6)	(7.8)	(6.4)	(6.3)	(5.7)	(5.3)	(3.7)

Net income attributable to common stockholders	12.1%	10.6%	22.0%	7.5%	28.6%	40.8%	14.1%	4.9%	21.6%

Liquidity and Capital Resources

        Our principal source of liquidity has been cash provided by operations. Our principal uses of cash have been to fund facility expansions, capital expenditures, acquisitions, working capital, dividend payouts on preferred stock, and debt service requirements. We anticipate that our principal uses of cash in the future will be facility expansion, capital expenditures, acquisitions and working capital.

        Total cash and cash equivalents and short-term investments were $75.6 million at March 31, 2005, compared to $52.6 million at March 31, 2004. As of March 31, 2005, we had $5.8 million available under the revolving loan commitment of our bank credit facility, subject to the terms and conditions of that facility.

        We believe that our existing cash and cash equivalents, short-term investments and cash from operations will be sufficient to fund our operations for the next twelve months.

        We have paid dividends on preferred shares accrued through the date of this prospectus, and have paid or expect to pay offering costs, excluding underwriting discounts and commissions. Accrued and unpaid dividends were $4.2 million and accrued and unpaid offering costs were $1.0 million, respectively, as of March 31, 2005.

        In connection with the Recapitalization, we paid accrued and unpaid dividends on our preferred shares of approximately $6.3 million. In addition, we have incurred or estimate that we will incur additional offering costs of approximately $2.9 million during the three months ended June 30, 2005. The effect of this dividend payment and the payment of $3.9 million in offering costs will reduce our net tangible book value as of June 30, 2005 by approximately $9.2 million.

Discussion of Cash Flows

  Cash flows from operations

        Net cash provided by operating activities for the three months ended March 31, 2005 was $18.7 million compared to $9.7 million for the three months ended March 31, 2004. This $9.0 million increase in net cash provided by operating activities was principally the result of increased transactions across all of our service offerings.

        Net cash provided by operating activities for the year ended December 31, 2004 was $64.7 million compared to $72.9 million for the year ended December 31, 2003. This $8.2 million decrease in net cash provided by operating activities was principally the result of the application of $17.3 million of customer credits that were issued in 2003 in accordance with the renegotiation of our contracts with North American Portability Management, LLC and applied against 2004 billings.

  Cash flows from investing

        Net cash used in investing activities was $12.9 million for the three months ended March 31, 2005 compared to $2.0 million for the three months ended March 31, 2004. This $10.9 million increase in net cash used in investing activities was principally due to the increase in purchases of short-term investments of $7.5 million, the purchase of a business for $2.2 million and the increase in purchases of property and equipment of $1.2 million.

        Net cash used in investing activities was $54.4 million for the year ended December 31, 2004 compared to $14.4 million for the year ended December 31, 2003. This $40.0 million increase in net cash used in investing activities was principally due to the increase in purchases of short-term investments of $43.0 million and the increase in purchases of property and equipment of $5.1 million.

  Cash flows from financing

        Net cash used in financing activities was $1.5 million for the three months ended March 31, 2005 compared to $18.9 million for the three months ended March 31, 2004. This $17.4 million decrease in net cash used in financing activities was principally the result of required letters of credit relating to our December 2003 contract amendment with North American Portability Management, LLC, and the repayment of notes payable and capital leases of $2.0 million in 2004.

        Net cash used in financing activities was $51.5 million for the year ended December 31, 2004 compared to $14.0 million for the year ended December 31, 2003. This $37.5 million increase in net cash used in financing activities was principally the result of the payment of accumulated preferred stock dividends.

Contractual Obligations

        Our principal commitments consist of obligations under leases for office space, computer equipment and furniture and fixtures. The following table summarizes our long-term contractual obligations as of December 31, 2004.

Payments Due by Period

	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
	(in thousands)
Capital lease obligations	$13,085	$5,812	$7,273	$—	$—
Operating lease obligations	20,546	4,007	6,950	6,774	2,815
Long-term debt	5,994	4,636	1,358	—	—
Accumulated dividend payment obligation on preferred stock	2,095	2,095	—	—	—

Total	$41,720	$16,550	$15,581	$6,774	$2,815

Debt and Credit Facilities

        We have a revolving credit facility, which provides us with up to $15 million in available credit. Borrowings under the revolving credit facility may be either base rate loans or Eurodollar rate loans. There were no outstanding borrowings under this facility at December 31, 2004; however, total available borrowings were reduced by outstanding letters of credit of $1.8 million at December 31, 2004. Base rate loans bear interest at a fluctuating rate per annum equal to the higher of the federal funds rate plus 0.5% or the lender's prime rate. Eurodollar rate loans bear interest at the Eurodollar rate plus the applicable margin. The average interest rate on this facility was 5.44%, 4.12% and 4.27% for the years ended December 31, 2002, 2003 and 2004, respectively. Our obligations under the revolving credit facility are secured by all of our assets (other than the assets of NeuLevel, Inc., our subsidiary, and the receivables securing our obligations under our receivables facility) and our interest in NeuLevel.

        Under the terms of the revolving credit facility, we must comply with certain financial covenants, such as maintaining minimum levels of consolidated net worth, quarterly consolidated EBITDA and liquid assets and not exceeding certain levels of capital expenditures and leverage ratios. Additionally, there are negative covenants that limit our ability to declare or pay dividends, acquire additional indebtedness, incur liens, dispose of significant assets, make acquisitions or significantly change the nature of our business without the permission of the lender.

        We also have a receivables facility under which we borrowed $10.1 million, secured by, and payable from the proceeds of, certain receivables. An independent third party administers the collections of these receivables. As the receivables are collected, the third party pays the bank directly for all secured amounts on a monthly basis, thereby reducing the amounts outstanding under the facility. Minimum payments of $1 million against principal have been due every six months since January 2004, and all amounts outstanding are due February 1, 2007. We have guaranteed a portion of the receivables facility (less than 10% of the outstanding principal balance) but are otherwise not liable for the collection of amounts owed under the secured receivables. The receivables facility bears interest at the reserve adjusted one month LIBOR rate plus 2%.

Effect of Inflation

        Inflation generally affects us by increasing our cost of labor and equipment. We do not believe that inflation has had any material effect on our results of operations during the twelve months ended December 31, 2003 and 2004.

Quantitative and Qualitative Disclosures About Market Risk

        The primary objective of our investment activities is to preserve our capital for the purpose of funding operations, while at the same time maximizing the income we receive from our investments without significantly increasing risk. To achieve these objectives, our investment policy allows us to maintain a portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds and corporate debt securities. Our cash and cash equivalents at December 31, 2004 included liquid money market accounts.

Recent Accounting Pronouncements

        In May 2003, the Financial Accounting Standards Board, or FASB, issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (SFAS No. 150). SFAS No. 150 requires that an issuer classify certain financial instruments as a liability because they embody an obligation of the issuer. The remaining provisions of SFAS No. 150 revise the definition of a liability to encompass certain obligations that a reporting entity can or must settle by issuing its own equity shares, depending on the nature of the relationship established between the holder and the issuer. The provisions of this statement require that any financial instruments that are mandatorily redeemable on a fixed or determinable date or upon an event certain to occur be classified as liabilities. Our convertible preferred stock may be converted into common stock at the option of the stockholder, and therefore, it is not classified as a liability under the provisions of SFAS No. 150.

        On December 16, 2004, the FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), which is a revision of SFAS No. 123. SFAS 123(R) supersedes APB No. 25, and amends SFAS No. 95, Statement of Cash Flows. Generally the approach in SFAS 123(R) is similar to the approach described in SFAS No. 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative upon adopting SFAS 123(R). In April 2005, the Securities and Exchange Commission amended the compliance dates for SFAS 123(R) from fiscal periods beginning after June 15, 2005 to fiscal years beginning after June 15, 2005. We will continue to account for share-based compensation using the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), until adoption of SFAS 123(R) on January 1, 2006.

        SFAS 123(R) permits public companies to adopt its requirements using one of two methods:

  •
  A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123(R) for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.

  •
  A "prospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123(R) for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

        We plan to adopt SFAS 123(R) using the modified prospective method on January 1, 2006.

Off-Balance Sheet Arrangements

        We had no off-balance sheet arrangements as of March 31, 2005.

BUSINESS

Overview

        We provide the North American communications industry with essential clearinghouse services. Simply stated, our customers use the databases we contractually maintain in our clearinghouse to obtain data required to successfully route calls in North America, to exchange information with other communications service providers, and to manage technological changes in their own networks. We operate the authoritative directories that manage virtually all telephone area codes and numbers, and enable the dynamic routing of calls among thousands of competing communications service providers, or CSPs, in the United States and Canada. All communications service providers that offer telecommunications services to the public at large, or telecommunications service providers, such as Verizon Communications Inc., Sprint Corporation, AT&T Corp. and Cingular Wireless LLC, must access our clearinghouse as one of our customers to properly route virtually all of their customers' calls. We also provide clearinghouse services to emerging CSPs, including Internet service providers, cable television operators, and voice over Internet protocol, or VoIP, service providers. In addition, we manage the authoritative directories for the .us and .biz Internet domains, as well as for Common Short Codes, part of the short messaging service relied upon by the U.S. wireless industry.

        We provide our services from our clearinghouse, which includes unique databases and systems for workflow and transaction processing. Our customers access our clearinghouse databases through standard connections, which we believe is the most efficient and cost-effective way for CSPs to exchange operationally essential data in a secure environment that does not favor any particular customer or technology. In addition, we believe that our clearinghouse positions us well to meet the complex needs of the communications industry going forward. Today, our services allow our customers to manage competitive turnover of their customers, subscriber growth, technology change, network optimization, and industry consolidation. Furthermore, we believe our services are essential to the growth of new CSPs and new end-user services as the industry shifts from conventional circuit-switched communications to Internet protocol, or IP, and third generation wireless technology.

        We were founded to meet the technical and operational challenges of the communications industry when the U.S. government mandated local number portability in 1996. While we remain the provider of the authoritative solution that the communications industry relies upon to meet this mandate, we have developed a broad range of innovative services to meet an expanded range of customer needs. We provide the communications industry in North America with critical technology services that solve the addressing, interoperability and infrastructure needs of CSPs. These services are now used by CSPs to manage a range of their technical and operating requirements, including:

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  Addressing. We enable CSPs to use critical, shared addressing resources, such as telephone numbers, Internet top-level domain names, and Common Short Codes.

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  Interoperability. We enable CSPs to exchange and share critical operating data so that communications originating on one provider's network can be delivered and received on the network of another CSP. We also facilitate order management and work flow processing among CSPs.

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  Infrastructure. We enable CSPs to more efficiently manage changes in their own networks by centrally managing certain critical data they use to route communications over their own networks.

Industry Background

        Changes in the structure of the communications industry over the past two decades have presented increasingly complex technical and operating challenges. Whereas the Bell Operating System once dominated the U.S. telecommunications industry, there are now thousands of service providers, all with disparate networks. Today these service providers must interconnect their networks and carry each other's traffic to route phone calls, unlike in the past when a small number of incumbent wireline carriers used established bilateral relationships. In addition, CSPs are delivering a broad set of new services using a diverse array of technologies. These services, which include voice, data and video, are used in combinations that are far more complex than the historical, uniform voice services of traditional carriers.

        The increasing complexity of the communications industry has produced operational challenges, as the legacy, in-house network management and back office systems of traditional carriers were not designed to capture all of the information necessary for provisioning, authorizing, routing and billing these new services. In particular, it has become significantly more difficult for service providers to:

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  Locate end-users. Identify the appropriate destination for a given communication among multiple networks and unique addresses, such as wireline and wireless phone numbers as well as IP and e-mail addresses;

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  Establish identity. Authenticate that the users of the communications networks are who they represent themselves to be and that they are authorized to use the services being provided;

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  Connect. Route the communication across disparate networks;

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  Provide services. Authorize and account for the exchange of communications traffic across multiple networks; and

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  Process transactions. Capture, process, and clear accounting records for billing and generate settlement data for inter-provider compensation.

Benefits of Our Clearinghouse

        Our clearinghouse databases and capabilities provide substantial advantages in meeting the challenges facing the communications industry for both traditional voice and IP networks. First, our clearinghouse databases and capabilities ensure fair, equal and secure access by competing CSPs to essential shared resources such as telephone numbers and domain names. This sharing of data is critical for locating end-users and establishing their identity. Second, our clearinghouse databases and capabilities serve as an authoritative directory that virtually all CSPs access to ensure proper routing of voice, advanced data applications and IP-based communications regardless of originating or terminating technologies. Third, CSPs access our clearinghouse through standard connections. Our clearinghouse also enables connections to authoritative operating data among CSPs and providers of other service elements, including content, entertainment and financial transactions. As a result, it facilitates advanced services, such as multi-media content services. Finally, our services facilitate the management of networks and services, including the deployment of new technologies and protocols, the balancing of communications traffic across a CSP's internal networks, and network consolidation.

        To ensure our role as a provider of essential services to the North American communications industry, we designed our clearinghouse to be:

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  Reliable. Our clearinghouse services depend on complex technology that is designed to deliver reliability consistent with telecommunications industry standards. Under our contracts, we have committed to our customers to deliver high quality services across numerous measured and audited service levels, such as system availability, response times for help desk inquiries and billing accuracy, consistent with telecommunications industry standards.

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  Scalable. Our clearinghouse has processed transaction volumes that have increased at an 87.0% compound annual growth rate since 2002. The modular design of our clearinghouse enables capacity expansion without service interruption, and with incremental investment that provides significant economies of scale.

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  Neutral. We provide our services in a competitively neutral way to ensure that no one telecommunications service provider, telecommunications industry segment or technology or group of telecommunications customers is favored over any other. Moreover, we have committed not to be a telecommunications service provider in competition with our customers. In fact, we are formally designated by the FCC as neutral.

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  Trusted. The data we collect are important and proprietary. Accordingly, we have appropriate procedures and systems to protect the privacy and security of customer data, restrict access to the system and generally protect the integrity of our clearinghouse. Our performance with respect to neutrality, privacy and security is independently audited regularly.

Demand Drivers for Our Clearinghouse Services

        A number of trends in the communications industry are driving growth in the demand for our clearinghouse services. These trends include:

        Emergence of IP services.    VoIP service providers are rapidly expanding their operations. The total number of U.S. VoIP customers is expected to grow from 1.1 million in 2004 to 17.7 million in 2007, representing a compound annual growth rate of 155.4%, according to International Data Corporation. The need of VoIP service providers to have access to an inventory of telephone numbers is driving demand for our addressing services. As VoIP networks grow, we believe VoIP service providers will manage their network architecture using infrastructure services to change routing and optimize traffic flow. Additionally, interoperability services are needed to route traffic between traditional voice networks and new IP networks, further driving the use of our clearinghouse services. Lastly, the deployment of third generation wireless networks is driving a growing number of IP-based mobile services, including multi-media messaging, gaming and premium content. These advanced mobile services, in turn, are increasing demand for all of our clearinghouse services.

        Dynamic growth in wireless.    The use of wireless services continues to grow. Not only are more people using wireless phones, but there are entirely new kinds of wireless service providers entering the market, such as mobile virtual network operators. Demand for advanced services, such as third generation wireless technology, is projected to grow at a compound annual rate of 37% from 67 million users in 2004 to 174 million in 2007, according to International Data Corporation. Change in the wireless industry drives increased demand for clearinghouse services. For example, wireless service providers must stock an inventory of telephone numbers, which drives demand for our addressing services. As people take advantage of wireless number portability to switch between competing service providers, demand for our interoperability services increases. Additionally, as wireless service providers upgrade their networks and technology to enable high-speed service, they increasingly rely on our infrastructure services.

        Consolidations in the industry, such as Cingular-AT&T Wireless and SBC-AT&T.    Consolidation is resulting in significant demand for clearinghouse services. As large, traditional CSPs integrate disparate systems after mergers, they face two critical challenges. First, consolidating CSPs update network addressing information to associate end-users with the consolidated network. This update requires them to employ our addressing and interoperability services. Second, consolidating CSPs optimize their consolidated networks by changing the routing of traffic among their switches. CSPs use our interoperability and infrastructure services to accomplish this change. These services are generally provided on an ongoing basis because the process of fully integrating disparate networks can take many years.

        Pressure on carriers to reduce costs.    Competition has placed significant pressure on CSPs to reduce costs. At the same time, the complexity of back office operations has increased as CSPs work to manage the proliferation of new technologies and new, complex end-user services provided across a large number of independent networks. Clearinghouse services assist CSPs in equipping their back office systems to manage the added complexity of sharing essential data with other CSPs in this environment. As a result, CSPs can reduce their capital investments and operating expenses. For example, we provide order management services through our clearinghouse to facilitate interoperability among our customers.

Our Strengths

        We believe that we are well positioned to continue to benefit from the ongoing changes in the communications industry that are driving the need for a trusted, neutral clearinghouse. Our competitive strengths include:

        Authoritative provider of essential services.    We are the authoritative provider for many clearinghouse services, including the addressing and routing functions that are required for the ongoing operation of our customers' networks and real-time delivery of services to their end-customers. We provide services that our customers either cannot provide for themselves or cannot provide as efficiently or cost-effectively as we can.

        Proven, adaptable clearinghouse.    We believe that our clearinghouse databases and their open accessibility to CSPs are an efficient and cost-effective means of delivering a broad set of services. We designed our clearinghouse to meet the demanding functional, quality, capacity and security requirements of the changing communications industry. Additionally, the processes and know-how that we have obtained in developing this infrastructure are applicable to meeting additional industry requirements. We expect that we can continue to cost-effectively extend the capability of our clearinghouse to deliver new innovative services.

        High degree of integration with our customers.    Because our clearinghouse services are integrated into the network operations and service delivery functions of virtually all CSPs, we have an unmatched ability to deliver clearinghouse services to the entire communications industry. We also have the ability to introduce new services to our customers in a cost-effective manner because they already interface with our clearinghouse. This enables us to shorten service development times, provide attractive pricing and deliver a high level of reliability.

        Strong customer relationships.    We believe we have excellent relationships with our customers. We strive to maintain a position of trust with our customers by delivering high quality and reliable service; neutral application of all operational methods and procedures; open, honest and timely communications at all levels; and a clear understanding of, and responsiveness to, our customers' business and needs. We actively participate in, and provide leadership for, industry groups that establish standards and oversee essential industry operations. Our customers often call upon us to educate them on complex technical matters or to help them resolve technical issues. We believe that the renewal and extension of many of our contracts reflect high customer satisfaction and strong relations.

        Long-term contracts.    We provide most of our services under long-term contracts and, in most cases, there are no other providers of these services. Under our contracts, we provide number portability services, serve as the North American Numbering Plan Administrator and National Pooling Administrator, and maintain the authoritative directory for Common Short Codes and the .us and .biz Internet domains. We were awarded each of these contracts through a competitive process, and have received contract extensions for our contracts for number portability and our service as the North American Numbering Plan Administrator and National Pooling Administrator, among others.

        Industry leadership and innovation.    We have demonstrated our ability to innovate and create new business opportunities. We led the industry effort to design the architecture that enables local number portability, and we worked with the industry, the FCC and state regulators to establish standards and implement this solution. Through our broad expertise and leadership of industry forums, we have been instrumental in the establishment of standards and technologies that drive additional demand for clearinghouse services.

        Predictable revenue, profitability and strong cash flows.    As the provider of essential services, we enjoy predictable, transaction-based revenue supported by industry trends. We have been able to introduce new services economically. As a result, we have generated strong operating cash flows.

Our Strategy

        Our goal is to strengthen our position as the leading provider of clearinghouse services to the communications industry. We intend to serve our growing market through the following strategies:

        Deliver increasing volumes of our existing services to our customers.    We believe that customer demand for existing services will continue to grow. We will continue to deliver these services in a highly reliable, neutral, and trusted manner. In addition, we will continue to manage costs and take advantage of the efficiencies our clearinghouse provides. We intend to focus on delivering additional services to those customers who are not currently purchasing all of our services.

        Extend the value of our clearinghouse to address the needs for IP, wireless and advanced communications services.    We believe that there will be a large and growing demand for clearinghouse services with the growth in IP, wireless and advanced services. We will continue to innovate and promote the adoption of open industry standards to meet those demands. In addition, building on our clearinghouse, existing customer connections, and technology expertise, we will continue to develop new services that meet the expanding scope of our customers' needs. Throughout our history, we have successfully introduced new services, demonstrating the economic advantages to our customers of extending the use of our clearinghouse.

        Expand our customer base beyond CSPs.    We believe IP technology will drive the emergence of complex end-user services that combine data, entertainment and multi-media services, financial transactions and communications. We believe that clearinghouse services will be required to manage the interoperability among data and entertainment providers, transaction providers and CSPs. We are currently providing addressing services to content aggregators for Common Short Codes, and we intend to be a leading provider of clearinghouse services to providers of these emerging, complex end-user services.

        Expand our customer base internationally.    We believe there is growing demand for clearinghouse services outside of North America. We intend to leverage our established capabilities and operating expertise to add customers around the world. For example, we were recently selected to develop a number portability solution in Taiwan. We believe similar opportunities for our clearinghouse services exist in other Asian markets as well as in Europe.

        Expand the scope of our clearinghouse services and customers through acquisitions.    We believe there are opportunities to acquire businesses and technologies that can expand our presence in a customer market segment, or augment our clearinghouse services. For example, we intend to acquire companies that provide software solutions that can be favorably transitioned to a clearinghouse. In 2003, we acquired certain assets of NightFire Software, Inc., a developer of software that automates workflow processing for order management of inter-carrier transactions. Following the acquisition, we adapted NightFire's order processing software from its original model of being sold as a license to one carrier at a time, to being delivered by our "one-to-many" clearinghouse.

NeuStar Services

  Addressing

        "Addresses" are a shared resource among CSPs. Each communications device must have a unique address so that communications can be routed properly to that device. With the development of new technologies, the number and type of addressing resources increase and the advent of bundled services, such as voice plus text messaging, may require that multiple addresses be identified for what is intended to be a single, integrated communication to one or more devices used by a single user or a group of users. For communications to reliably reach the intended users, we believe that the communications industry requires a trusted, authoritative administrator of addressing directories to route communications. Moreover, we believe that CSPs must have fair access to shared addressing resources, and must be able to access the administrator's systems to ensure the proper routing of communications. We provide a range of addressing services to meet these needs, including:

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  Telephone Number Administration. As North American Numbering Plan Administrator, we maintain the authoritative database of telephone numbering resources for North America. We allocate telephone numbers by geographic location and assign telephone numbers to telecommunications service providers. We administer area codes, including area code splits and overlays, and collect and forecast telephone number utilization rates by service providers. As the National Pooling Administrator, we also manage the administration of inventory and allocation of pooled blocks of unassigned telephone numbers by reassigning 1,000 number blocks of assigned but unused telephone numbers to telecommunications service providers requiring additional telephone numbers. We provide these services under fixed fee annual and cost-plus contracts with the FCC.

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  Telephone Number Pooling. In addition to the administrative functions associated with our role as the National Pooling Administrator, we also manage the administration of the allocation of pooled blocks of unassigned telephone numbers through our clearinghouse, including the reallocation of pooled blocks of telephone numbers to the consolidated network of consolidating carriers following a merger or other business combination. We are paid on a per transaction basis for this service.

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  Internet Domain Name Services.

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  .BIZ and .US Domains. We operate the authoritative registries of Internet domain names for the .biz top level domain through our 90% owned subsidiary NeuLevel, Inc. We also operate the authoritative registry for the .us top level domain. All Internet communications routing to a .biz or .us address must query a copy of our directory to ensure that the communication is routed to the appropriate destination. We are paid on a subscription basis for each name in the registries, which together currently contain over two million registered domain names.

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  Registry Gateway Services. Through our NeuLevel subsidiary, we are the exclusive provider of wholesale registration services to domain name retailers for the .cn (China) and .tw (Taiwan) Internet domains for all regions outside of the home countries. We are paid on a subscription basis for each name sold through the gateway.

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  Common Short Codes. We operate the authoritative Common Short Code registry on behalf of the leading wireless providers in the United States. A Common Short Code is a string of five numbers, which serves as the "address" for text messages that are sent from wireless devices to businesses or organizations on a many-to-one basis. Common Short Codes are often used to count votes in promotional marketing efforts, such as votes for the Super Bowl MVP by wireless device, to register for contests, and even to download applications such as ring tones. We are paid on a subscription basis for each code in the registry.

  Interoperability

        To provide communications across multiple networks involving multiple service providers, industry participants must exchange essential operating data. We believe that our clearinghouse is the most efficient, logistically practical and economical means for each CSP to exchange the large volumes of operating data that are required to deliver communications services between networks. Our services include:

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  Wireline and Wireless Number Portability. Our clearinghouse is the master, authoritative directory that allows end-users to change their telephone carrier without changing their telephone numbers. In addition, service providers use this service to change the network identification associated with their end users' telephone numbers after a merger or consolidation. We have provided this service for wireline local number portability since 1997, and in 2003 we expanded our service to provide portability of telephone numbers between wireless telecommunications service providers and between wireline and wireless telecommunications service providers. We are paid on a per transaction basis for this service.

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  Order Management Services. We provide centralized clearinghouse services that permit our customers, through a single interface, to exchange essential operating data with multiple CSPs in order to provision services. We are paid on a per transaction basis for each order we process. For example:

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  Local Service Request. For a CSP to establish local service to an end-consumer, it must access the wireline facility to that consumer's location. Access is obtained through a local service request made to the CSP that controls the physical line to that consumer. Using our centralized clearinghouse, we have developed a series of services to facilitate this and similar types of order management needs, such as orders for high-capacity trunks and switching services.

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  Customer Account Record Exchange. Our clearinghouse services allow for the exchange of customer account records between competing local service providers and their interexchange carrier trading partners. We are the largest clearinghouse provider for the exchange of customer account records in the communications industry. This record exchange service provides our customers with the information necessary to accurately bill and collect fees for services.

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  IP Traffic Exchange. We recently launched a suite of interoperability services, including services that enable the exchange of VoIP and streaming media traffic between networks using Session Initiation Protocol technology (a set procedure computers use to regulate, transmit and exchange various types of Internet communications), either carrier-to-carrier or content provider-to-carrier. These services provide functions that are essential to the deployment of VoIP as well as Session Initiation Protocol-based streaming media content services, such as video or music on demand, and real-time multimedia conferencing. For example, wireless providers depend on this service to route photographs and other multimedia content between mobile phones. We are paid on a per transaction basis for each record exchanged.

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  Identity Services eXchange. We recently launched our IP-based identity management clearinghouse services, using the Liberty Alliance standards. These services enable carriers and content providers to exchange identity-related transactions, which are essential for advanced IP-based services, including e-commerce, content and VoIP. Our Identity services eXchange provides the required revenue business model and security support to enable Session Initiation Protocol-based services, such as VoIP and instant messaging services, and are synergistic with our IP Traffic Exchange services. We are paid on a per transaction basis for each record exchanged.

  Infrastructure and Other

        Constant changes in the communications service industry require providers to make frequent and extensive changes in their own network infrastructure. Our infrastructure services are used by CSPs to efficiently reconfigure their networks and systems in response to changes in the market.

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  Network Management. Our customers use our clearinghouse to centrally process changes to essential network elements that are used to route telephone calls. We are paid on a per transaction basis for these services. Our network management services are used by our customers for a variety of different purposes, such as to replace and upgrade technologies, to balance network traffic and to reroute traffic on alternative networks in the event of a service disruption.

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  Connection Services. We provide standard connections for those CSPs who connect directly to our clearinghouse. We are paid an established fee based on the type of connection. CSPs both send and receive data through these connections.

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  Service Order Provisioning. We recently launched service order provisioning services that enable CSPs to manage their internal systems through an automated interface to our clearinghouse and other shared industry databases. This service eliminates the need for service providers to build and maintain their own internal service order provisioning system. We are paid on a per transaction basis for these services.

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  Public Safety and Security Services. Increasingly, CSPs are required to produce voluminous records and conduct clandestine electronic surveillance for public safety and homeland security. In the emerging IP environment, carrier obligations under the Communications Assistance for Law Enforcement Act of 1994, or CALEA, are challenging. Our services provide carriers a single point of contact for all information and surveillance requests. We believe our services are the most efficient, logistically practical and economical way for service providers to manage their obligations under CALEA and other electronic surveillance laws. We are paid on a per transaction basis for these services.

Operations

  Sales Force and Marketing

        As of March 31, 2005, our sales and marketing organization consisted of 96 people who work together to proactively deliver advanced technologies and solutions to serve our customers' needs. Our sales teams work closely with our customers to identify and address their needs, while our marketing team works closely with our sales teams to deliver comprehensive services, develop a clear and consistent corporate image and offer a full customer support system.

        We have expert sales and marketing staff who offer knowledge and experience in the management of telephone numbers, number portability and IP clearinghouse services. We believe we have close relations with our customers and we know their systems and operations. We have worked closely with our customers to develop solutions such as national pooling, Common Short Codes, number translation services, and the provisioning of service requests for VoIP providers. Our sales teams strive to increase the services purchased by existing customers and to expand the range of services we provide to our customers.

  Customer Support

        Our customer support organization operates 24 hours a day, 7 days a week and 365 days a year. They are in charge of implementation of our service offerings from the point at which a contract is signed until the point at which our services are fully operational. Post-delivery, our staff works closely with our customers to ensure that our service level agreements are being met. They continually solicit customer feedback and are in charge of bringing together the proper internal resources to troubleshoot any problems or issues that customers may have. Performance of the group is measured by customer satisfaction surveys as well by the group's ability to limit service downtime.

  Operational Capabilities

        We operate state-of-the-art data centers that support our clearinghouse services. Our data centers are custom designed for the processing and transmission of high volumes of transaction-related, time-sensitive data in a highly secure environment. We are committed to employing best-of-breed tools and equipment for application development, infrastructure management, operations management, and information security. These include equipment from IBM, Cisco Systems, Inc., Sun Microsystems, Inc., Hewlett-Packard Company, Dell Inc., and EMC Corporation, and database systems and software from Oracle Corporation and IBM. In each instance where we use a third-party vendor, we subscribe to the highest level of service and responsiveness available from those vendors. To protect the integrity of our systems, we utilize encryption and other security techniques that well exceed industry standards. In addition, we constantly monitor and enforce strict protocols relating to access to our systems.

        We have configured the major components of our networks in a manner designed to eliminate any single point of failure. All of our data centers are equipped with uninterruptible power supplies and dedicated backup generators to ensure constant, uninterrupted power availability. Additionally, our data centers are located in different states and have state-of-the-art fire detection and suppression systems; 24 hours-a-day, 7 days-a-week onsite security personnel; and alarm monitoring of all vital operational parameters. Our data centers are interconnected with dedicated DS3 high-speed optical connections which are provisioned from two separate service providers and are physically routed on diverse paths. Each data center is always "live" with real-time mirroring of databases to ensure no interruption of service in the case of an outage at one data center. Additionally, we provide multiple points of access for our customers. We have multiple DS3 connections from four distinct service providers for customers accessing our data center via the Internet. The reliability of our clearinghouse is enhanced significantly by these physical and logistical redundancies.

        Because our original mandate was to create a clearinghouse for use by telecommunications carriers, our network has been designed to meet carrier-grade performance standards since our inception. We consistently exceed our contractual service level requirements and our performance results are monitored internally and subjected to independent audits on a regular basis.

Research and Development

        Our first focus in research and development is to innovate. We understand our customers' challenges in managing an expanding array of technologies and end-user services across a growing number of CSPs. We employ some of the industry's foremost experts in areas of technology key to solving these problems. We believe their work has had a profound impact on the communications industry. For instance, we led the industry effort to design the architecture that underlies local number portability, which today is necessary to route virtually all calls in North America.

        Our second focus in research and development is to promote open industry standards around innovative solutions that serve our customers' needs. We are active in industry forums where our technical expertise and trusted position is valuable in promoting consensus among competing CSPs. We led the development of the SIP technology at the Internet Engineering Task Force. This technology has been adopted by most global industry communication groups, including wireline, wireless, and IP, as the standard for VoIP and other real-time multimedia transmission over IP, such as video, music, and multimedia conferencing, and other enhanced services.

        Once the standard has been adopted, our third focus is to develop the standards-based solution that can be delivered industry-wide as a service through our clearinghouse, yielding significant benefits both to the communications industry and us. The communications industry benefits from a uniform solution that can be delivered in a timely fashion in a cost-effective manner. We benefit by introducing new services that leverage our clearinghouse and expand our revenues. For example, we have introduced IP clearinghouse services that facilitate the new services provided by our IP customers.

        As of March 31, 2005, we had approximately 48 employees dedicated to research and development. Our research and development expense was $6.3 million, $6.7 million and $7.4 million for the years ended December 31, 2002, 2003 and 2004, respectively.

Customers

        We serve traditional providers of communications, including: local exchange carriers, such as Verizon Communications Inc., SBC Communications Inc. and BellSouth Corporation; competitive local exchange carriers, such as XO Communications, Inc. and Focal Communications Corporation; wireless service providers, such as Verizon Wireless Inc., Cingular Wireless LLC and Nextel Communications Inc.; and long distance carriers, such as AT&T Corp., MCI, Inc. and Sprint Corporation. We also serve emerging CSPs, including Comcast Corporation, Time Warner Telecom Inc., Cox Communications, Inc. and Cbeyond Communications Inc., and fast-growing emerging providers of VoIP services, such as Vonage Holdings Corp. and SunRocket, Inc.

        In addition to serving CSPs, we also serve a growing number of customers who are either enablers of Internet services or providers of information and content to Internet and telephone users. All Internet service providers rely on our Internet registry service to route all communications to .biz and .us Internet addresses. Domain name registrars, including Network Solutions, Inc., The Go Daddy Group, Inc., and Register.com, pay us for each .biz and .us domain name they register on behalf of their customers. Wireless service providers rely on our registry to route all Common Short Code communications, but the bulk of our customers for Common Short Codes are the information and entertainment content providers who register codes with us to allow wireless subscribers to communicate with them via text messages.

        We received 71.8% of our total revenues in 2004 from our ten largest customers, of which 11.5% was from Verizon. No other single customer accounted for more than 10% of our total revenues in 2004. The amount of our revenues derived from customers outside the United States was $5.2 million, $5.6 million, and $5.7 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Competition

        Our services most frequently compete against the legacy in-house systems of our customers. We believe our services offer greater reliability and flexibility on a more cost-effective basis than these in-house systems.

        In our roles as the North American Numbering Plan Administrator, National Pooling Administrator, administrator of local number portability for the communications industry, operator of the sole authoritative registry for the .us and .biz Internet domain names, and operator of the sole authoritative registry for Common Short Codes, there are no other providers currently providing the services we offer. However, we were awarded the contracts to administer these services in open and competitive procurement processes where we have competed against companies including Accenture Ltd, Computer Sciences Corporation, Hewlett Packard Company, IBM, Intrado Inc., Mitretek Systems, Nortel Networks Corporation, Pearson NCS, Perot Systems Corporation, Telcordia Technologies, Inc., and VeriSign, Inc. We have also renewed or extended the term of several of these contracts since we first entered into them. As the terms of these contracts expire, we expect that other companies may seek to bid on renewals or new contracts, and we cannot assure you that we will be successful in renewing them. In addition, prior to the expiration of these contracts, North American Portability Management, LLC could solicit, or our competitors may submit, proposals to replace us, in whole or in part, as the provider of the services covered by these contracts. However, we believe that our position as the incumbent provider of these services will enable us to compete favorably for contract renewals or for new contracts to continue to provide these services.

        While we do not face direct competition for the registry of .us and .biz Internet domain names, we compete with other companies that maintain the registries for different domain names, including Afilias Limited, which manages the .org and .info registries, VeriSign, Inc., which manages the .com and .net registries, and a number of managers of country-specific domain name registries (such as .uk for domain names in the United Kingdom).

        For the remainder of our services, we compete against a range of providers of interoperability and infrastructure services and/or software, as well as the in-house network management and information technology organizations of our customers. Our competitors, other than in-house network systems, generally fall into three categories:

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  companies that develop and sell software solutions to CSPs, such as Amdocs Limited, Evolving Systems, Inc., MetaSolv, Inc. and NetCracker Technology;

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  systems integrators such as Accenture Ltd, Electronic Data Systems Corporation, Hewlett-Packard Company, IBM, Oracle Corporation, and Perot Systems Corporation, which develop customized solutions for CSPs and in some cases outsource the operation and management of certain back-office systems; and

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  companies such as CGI Group Inc., Synchronoss Technologies, Inc., Syniverse Technologies, Inc., Telcordia Technologies, Inc. VeriSign, Inc. and Wisor Corporation, which offer communications interoperability services, including inter-CSP order processing and workflow management on an outsourced basis.

        We believe our clearinghouse has inherent advantages relative to discrete software solutions that require sales, customization and ongoing maintenance for CSPs on a one-customer-at-a-time basis. Many companies that have developed discrete software solutions have lacked the scale and financial resources necessary to develop carrier-grade solutions and achieve broad enough customer acceptance to create viable business models. We also believe that our one-to-many clearinghouse can offer more economical services than in-house solutions or outsourcing to a systems integrator. However, many of our current and potential competitors have the financial, technical, marketing and other resources to develop a clearinghouse and compete with us directly with similar services and a similar delivery model.

        Competitive factors in the market for our services include breadth and quality of services offered, reliability, security, cost-efficiency, and customer support. Our ability to compete successfully depends on numerous factors, both within and outside our control, including:

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  our responsiveness to customers' needs;

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  our ability to support existing and new industry standards and protocols;

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  our ability to continue development of technical innovations; and

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  the quality, reliability, security and price-competitiveness of our services.

        We cannot assure you that we will be able to compete successfully against current or future competitors or that competitive pressures that we face will not materially adversely affect our business. There can also be no assurance that the market for clearinghouse services will continue to develop or that CSPs will continue to use clearinghouse services rather than in-house systems and purchased or internally-developed software.

Employees

        As of March 31, 2005, we employed 451 full-time persons worldwide. None of our employees is currently represented by a labor union. We have not experienced any work stoppages and consider our relationship with our employees to be good.

Contracts

        We provide many of our addressing, interoperability and infrastructure services pursuant to private commercial and government contracts. Specifically, we provide wireline and wireless number portability, implement the allocation of pooled blocks of telephone numbers and provide network management services pursuant to seven contracts with North American Portability Management, LLC, an industry group that represents all telecommunications service providers in the United States. Although the FCC has plenary authority over the administration of telephone number portability, it is not a party to our contracts with North American Portability Management, LLC. The North American Numbering Council, a federal advisory committee to which the FCC has delegated limited oversight responsibilities, reviews and oversees North American Portability Management, LLC's management of these contracts. See "—Regulatory Environment—Telephone Numbering." We recognize revenue under our contracts with North American Portability Management, LLC primarily on a per transaction basis. The aggregate fees for transactions processed under these contracts are determined by the total number of transactions, and these fees are billed to telecommunications service providers based on their allocable share of the total transaction charges. This allocable share is based on each respective telecommunications service provider's share of the aggregate end-user services revenues of all U.S. telecommunications service providers as determined by the FCC. Under our contracts, we also bill a revenue recovery collections, or RRC, fee of a percentage of monthly billings to our customers, which is available to us if any telecommunications service provider fails to pay its allocable share of total transactions charges. If the RRC fee is insufficient for that purpose, these contracts also provide for the recovery of such differences from the remaining telecommunications service providers. Under these contracts, users of our clearinghouse also pay fees to connect to our data center and additional fees for reports that we generate at the user's request. Our contracts with North American Portability Management, LLC continue through May 2011.

        We also provide wireline and wireless number portability and network management services in Canada pursuant to a contract with the Canadian LNP Consortium, Inc., a private corporation composed of telecommunications service providers who participate in number portability in Canada. The Canadian Radio-television and Telecommunications Commission oversees the Canadian LNP Consortium's management of this contract. We bill each telecommunications service provider for our services under this contract primarily on a per-transaction basis. This contract continues through May 2007. The services we provide under the contracts with North American Portability Management, LLC and the Canadian LNP Consortium are subject to rigorous performance standards, and we are subject to corresponding penalties for failure to meet those standards.

        We serve as the North American Numbering Plan Administrator and the National Pooling Administrator pursuant to two separate contracts with the FCC. Under these contracts, we administer the assignment and implementation of new area codes in North America, the allocation of central office codes (which are the prefixes following the area codes) to telecommunications service providers in the United States, and the assignment and allocation of pooled blocks of telephone numbers in the United States in a manner designed to conserve telephone number resources. The North American Numbering Plan Administration contract is a fixed fee government contract that was awarded by the FCC in 2003. The contract is structured as a one-year agreement with four one-year options exercisable by the FCC. The FCC exercised the first one-year option in July 2004, and may extend the contract for three additional one-year periods continuing through July 2008. The number pooling contract is a cost-plus government contract that was awarded by the FCC in 2001. This contract also is structured as a one-year agreement with four one-year options exercisable by the FCC. The FCC has exercised three of the four options and may extend the contract for one additional year continuing through June 2006.

        Through our NeuLevel subsidiary, we are the operator of the .biz Internet top-level domain by contract with the Internet Corporation for Assigned Names and Numbers, or ICANN. The .biz contract was granted in May 2001 and continues through September 2007. Similarly, pursuant to a contract with the U.S. Department of Commerce, we operate the .us Internet domain registry. This contract was awarded in October 2001 for a period of four years, which may be extended by the government for two additional one-year periods. These contracts allow us to provide domain name registration services to domain name registrars, who pay us on a per name basis.

        We have an exclusive contract with the CTIA—The Wireless Association™ to serve as the registry operator for the administration of Common Short Codes. Common Short Codes are short strings of numbers to which text messages can be addressed—a common addressing scheme that works across all participating wireless networks. We were awarded this contract in October 2003 through an open procurement process by the major wireless carriers. The initial term of the contract continues through April 2006. The contract automatically renews for additional two year terms unless terminated. We provide Common Short Code registration services to wireless content providers, who pay us subscription fees per Common Short Code registered.

Regulatory Environment

  Telephone Numbering

        Overview.    The Telecommunications Act of 1996 was enacted to remove barriers to entry in the communications market. Among other things, the Telecommunications Act mandates portability of telephone numbers and requires traditional telephone companies to provide non-discriminatory access and interconnection to potential competitors. The FCC has plenary jurisdiction to the FCC over issues relating to telephone numbers, including telephone number portability and the administration of telephone number resources. Under this authority, the FCC promulgated regulations governing the administration of telephone numbers and telephone number portability. In 1995, the FCC established the North American Numbering Council, a federal advisory committee, to advise and make recommendations to the FCC on telephone numbering issues, including telephone number resources administration and telephone number portability. The members of the North American Numbering Council include representatives from local exchange carriers, interexchange carriers, wireless providers, manufacturers, state regulators, consumer groups and telecommunications associations.

        Telephone Number Portability.    The Telecommunications Act requires telephone number portability, which is the ability of users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability, or convenience when switching from one telecommunications service provider to another. Through a series of competitive procurements, we were selected by a consortium of service providers representing the telecommunications industry to develop, build and operate a solution to enable telephone number portability in the United States. We ultimately entered into seven regional contracts to administer the system that we developed, after which the North American Numbering Council recommended to the FCC, and the FCC approved, our selection to serve as a neutral administrator of telephone number portability. The FCC also directed the seven original regional entities, each comprising a consortium of service providers operating in the respective regions, to manage and oversee the administration of telephone number portability in their respective regions, subject to North American Numbering Council oversight. Under the rules and policies adopted by the FCC, North American Portability Management, LLC, as successor in interest to the seven regional consortiums, has the power and authority to negotiate master agreements with an administrator of telephone number portability, so long as that administrator is neutral.

        North American Numbering Plan Administrator and National Pooling Administrator.    We have contracts with the FCC to act as the North American Numbering Plan Administrator and the National Pooling Administrator, and we must comply with the rules and regulations of the FCC that govern our operations in each capacity. Under these rules and regulations, we are charged with administering numbering resources in an efficient and non-discriminatory manner, in accordance with FCC rules and industry guidelines developed primarily by the Industry Numbering Committee. These guidelines provide governing principles and procedures to be followed in the performance of our duties under these contracts. The communications industry regularly reviews and revises these guidelines to adapt to changed circumstances or as a result of the experience of industry participants in applying the guidelines. A committee of the North American Numbering Council evaluates our performance against these rules and guidelines each year and provides an annual review to the North American Numbering Council and the FCC. If we violate these rules and guidelines, or if we fail to perform at required levels, the FCC may reevaluate our fitness to serve as the North American Numbering Plan Administrator and the National Pooling Administrator and may terminate our contracts or impose fines on us. The division of the North American Numbering Council responsible for reviewing the performance of the North American Numbering Plan Administrator and the National Pooling Administrator has reviewed our performance as the North American Numbering Plan Administrator in each of the five years from 1999 through 2003 and as the National Pooling Administrator in 2003 and has determined that we met or more than met our performance guidelines under each such review. The reviews of our performance in 2004 as the North American Numbering Plan Administrator and as the National Pooling Administrator have not yet been completed.

        Neutrality.    Under FCC rules and orders establishing the qualifications and obligations of the North American Numbering Plan Administrator and National Pooling Administrator, and under our contracts with North American Portability Management, LLC to provide telephone number portability services, we are required to comply with neutrality regulations and policies. Under these neutrality requirements, we are required to operate our numbering plan, pooling administration and number portability functions in a neutral and impartial manner, which means that we cannot favor any particular telecommunications service provider, telecommunications industry segment or technology or group of telecommunications consumers over any other telecommunications service provider, industry segment, technology or group of consumers in the conduct of those businesses. We are examined periodically on our compliance with these requirements by independent third parties. The combined effect of our contracts and the FCC's regulations and orders requires that we:

  •
  not be a telecommunications service provider, which is generally defined by the FCC as an entity that offers telecommunications services to the public at large, and is, therefore, providing telecommunications services on a common carrier basis;

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  not be an affiliate of a telecommunications service provider, which means, among other things, that we:

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  must restrict the beneficial ownership of our capital stock by telecommunications service providers or affiliates of a telecommunications service provider, as discussed in "Description of Capital Stock—Ownership and Transfer Restrictions;" and

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  may not otherwise, directly or indirectly, control, be controlled by, or be under common control with, a telecommunications service provider;

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  not derive a majority of our revenues from any single telecommunications service provider; and

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  not be subject to undue influence by parties with a vested interest in the outcome of numbering administration and activities. Notwithstanding our satisfaction of the other neutrality criteria above, the North American Numbering Council or the FCC could determine that we are subject to such undue influence. The North American Numbering Council may conduct an evaluation to determine whether we meet this "undue influence" criterion.

        We are required to maintain complete confidentiality of all competitive customer information obtained during the conduct of our business. In addition, as part of our neutrality framework, we are required to comply with a code of conduct that is designed to ensure our continued neutrality. Among other things, our code of conduct, which was approved by the FCC, requires that:

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  we never, directly or indirectly, show any preference or provide any special consideration to any telecommunications service provider;

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  we prohibit access by our stockholders to user data and proprietary information of telecommunications service providers served by us (other than access of employee stockholders that is incident to the performance of our numbering administration duties);

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  we must ensure that no user data or proprietary information from any telecommunications service provider is disclosed to us, other than the sharing of information that is obtained in connection with the performance of our duties;

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  we must not share confidential information about our business services and operations with employees of any telecommunications service provider;

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  we refrain from simultaneously employing, whether full time or part time, any individual who is an employee of a telecommunications service provider and that none of our employees hold any interest, financial or otherwise, in any company that would violate these neutrality standards;

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  we prohibit any individual who serves in the management of any of our stockholders to be involved directly in our day-to-day operations;

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  we implement certain requirements regarding the composition of our board of directors;

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  no member of our board of directors simultaneously serve on the board of directors of a telecommunications service provider; and

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  we hire an independent party to conduct a quarterly neutrality audit to ensure that we and our stockholders comply with all the provisions of our code of conduct.

        In connection with the neutrality requirements imposed by our code of conduct and under our contracts, we are subject to a number of neutrality audits that are performed on a quarterly and semi-annual basis. In connection with these audits, all of our employees, directors and officers must sign a neutrality certification that states that they are familiar with our neutrality requirements and have not violated them. Failure to comply with applicable neutrality requirements could result in government fines, corrective measures, curtailment of contracts or even the revocation of contracts. See "Risk Factors—Risks Related to Our Business—Failure to comply with neutrality requirements could result in loss of significant contracts."

        To ensure that the controlling interest held by affiliates of Warburg Pincus would not compromise our neutrality, the FCC requires that all shares collectively held by Warburg Pincus and its affiliates in excess of 9.9% be held in an irrevocable voting trust. This voting trust also contains shares that are beneficially owned by MidOcean Capital Investors, L.P., the ABS Capital Partners Entities and members and former members of our management. This voting trust controls the voting rights of the shares held in trust, except that the investors may direct the manner in which the shares held in trust are to be voted in connection with matters relating to significant business combinations and similar transactions, issuance of capital stock, liquidation and incurrence of indebtedness in excess of $10,000,000. See "Certain Relationships and Related Party Transactions—Voting Trust."

        In preparation for an initial public offering of our securities, we sought and obtained FCC approval for a "safe harbor" from previous orders of the FCC that required us to seek prior approval from the FCC for any change in our overall ownership structure, corporate structure, bylaws, or distribution of equity interests, as well as certain types of transactions, including the issuance of indebtedness by us. Under the safe harbor order, no entity may acquire shares in this offering that would result in that entity owning 5% or more of our outstanding capital stock. In addition, we are required to maintain provisions in our organizational and other corporate documents that require us to comply with all applicable neutrality rules and orders. However, upon the completion of our initial public offering, we will no longer be required to seek prior approval from the FCC for many of these changes and transactions, although we will be required to provide notice of such changes or transactions. In addition, we will be subject to the following requirements:

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  we may not issue indebtedness to any entity that is a telecommunications service provider or an affiliate of a telecommunications service provider without prior approval of the FCC;

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  we may not acquire any equity interest in a telecommunications service provider or an affiliate of a telecommunications service provider without prior approval of the FCC;

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  we must restrict any telecommunications service provider or affiliate of a telecommunications service provider from acquiring or beneficially owning 5% or more of our outstanding capital stock. See "Description of Capital Stock—Ownership and Transfer Restrictions;"

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  we must report to the FCC, no later than 30 days after the registration statement of which this prospectus forms a part becomes effective, the names of any telecommunications service providers or telecommunications service provider affiliates that own a 5% or greater interest in our company; and

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  we must make beneficial ownership records available to our auditors, and must certify upon request that we have no actual knowledge of any ownership of our outstanding capital stock by a telecommunications service provider or telecommunications service provider affiliate other than as previously disclosed.

  Internet Domain Name Registrations

        We are also subject to government and industry regulation under our Internet registry contracts with the U.S. government and ICANN, the industry organization responsible for regulation of Internet top-level domains. We are the operator of the .biz Internet domain under a contract with ICANN granted to us in May 2001, which expires in September 2007. We provide domain name registration services to domain name registrars and are paid on a per name basis. Similarly, pursuant to a contract with the U.S. Department of Commerce, we operate the .us Internet domain registry. This contract was granted in October 2001 for a period of four years, with two one-year extension periods exercisable at the option of the U.S. Department of Commerce. Under each of these registry service contracts, we are required to:

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  provide equal access to all registrars of domain names;

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  comply with Internet standards established by the industry;

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  implement additional policies as they are adopted by the U.S. government or ICANN; and

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  with respect to the .us registry, establish, operate and ensure appropriate content on a kids.us domain to serve as a haven for material that promotes positive experiences for children and families using the Internet.

Intellectual Property

        Our success is dependent in part upon our proprietary technology. We rely principally upon trade secret and copyright law to protect our technology, including our software, network design, and subject matter expertise. We enter into confidentiality or license agreements with our employees, distributors, customers, and potential customers and limit access to and distribution of our software, documentation, and other proprietary information. We believe, however, that because of the rapid pace of technological change in the communications industry, the legal protections for our services are less significant factors in our success than the knowledge, ability, and experience of our employees and the timeliness and quality of services provided by us.

Facilities

        Our corporate headquarters are located in Sterling, Virginia under a lease that is scheduled to expire in August 2010, for which we have two five-year renewal options. We also lease operating space in Concord, California, Charlotte, North Carolina and the District of Columbia under leases that expire in August 2006, November 2007 and November 2009, respectively.

        All of our facility leases are with unaffiliated third parties. We believe that our existing facilities are sufficient to meet our requirements.

Legal Proceedings

        From time to time, we are subject to claims in legal proceedings arising in the normal course of our business. We do not believe that we are party to any pending legal action that could reasonably be expected to have a material adverse effect on our business or operating results.

        On April 9, 2004, Douglas Armentrout, the former CEO of NeuLevel, Inc. filed a complaint against us, NeuLevel, Inc. (of which we own 90% of the outstanding capital stock) and Jeffrey Ganek, our Chairman and CEO, in the Superior Court of the District of Columbia (Civil Action No. 04-0002814). The complaint alleges, among other things, that we, NeuLevel and Mr. Ganek convinced Mr. Armentrout to leave his former employment in January 2001 and forfeit substantial compensation benefits by means of false promises regarding the employment benefits he would enjoy with us or NeuLevel, and/or otherwise breached certain agreements with Mr. Armentrout regarding his employment status and benefits. In addition, the complaint alleges that Mr. Armentrout was wrongfully terminated in January 2002 to prevent him from investigating alleged fraudulent accounting practices as between us and NeuLevel. The complaint seeks approximately $20 million in damages, $15 million of which are alleged emotional distress and punitive damages. We, NeuLevel and Mr. Ganek dispute all of these claims and are vigorously defending ourselves against the allegations in the complaint. We are paying our, NeuLevel's and Mr. Ganek's legal expenses relating to this complaint.

MANAGEMENT

Directors and Executive Officers

        Our directors and executive officers and their ages as of May 27, 2005 are as follows:

Name	Age	Position
Jeffrey E. Ganek	52	Chairman of the Board of Directors and Chief Executive Officer
Michael Lach	44	President and Chief Operating Officer
Jeffrey Babka	51	Senior Vice President and Chief Financial Officer
Mark D. Foster	47	Senior Vice President and Chief Technology Officer
John Malone	44	Senior Vice President, Sales and Business Development
John B. Spirtos	40	Senior Vice President, Corporate Development and Marketing
Martin K. Lowen	41	Senior Vice President, General Counsel and Secretary
James G. Cullen	62	Director
Henry Geller	81	Director
Dr. Henry Kressel	71	Director
Joseph P. Landy	43	Director
Dr. Kenneth A. Pickar	65	Director
Frank L. Schiff	45	Director

        Jeffrey E. Ganek has served as our Chairman of the Board and Chief Executive Officer since December 1999. From December 1995 to December 1999, he was Senior Vice President and Managing Director of Communications Industry Services at Lockheed Martin, an advanced technology company. The Communications Industry Services group of Lockheed Martin, which was acquired from Lockheed Martin in 1999 to form NeuStar, provided clearinghouse services to the telecommunications industry. From 1993 to 1995, he was Vice President—Asia Operations for Global TeleSystems Group, a CSP in Europe and Asia. From 1991 to 1993, he was Vice President of Marketing at GTE Spacenet, a satellite CSP. From 1985 to 1991, he was Director of Marketing and Corporate Development at MCI, a telecommunications company. From 1976 to 1985, he held management positions at AT&T, a telecommunications company, in Corporate Development, Marketing and Finance. Mr. Ganek holds a bachelor's degree in economics and a master's degree in public policy and management, both from Carnegie Mellon University.

        Michael Lach has served as our President since January 2004 and as our Chief Operating Officer since joining us in March 2002. From January 2001 to February 2002, he served as President of Network Services and Systems for Winstar Communications, Inc., a telecommunications company. From January 2000 to January 2001, Mr. Lach was Executive Vice President of Business Integration at Covad Communications, a telecommunications company. Prior to Covad, he spent 15 years, from January 1984 through December 1999, with Ameritech, a local telephone exchange carrier. He was Vice President of Customer Provisioning & Maintenance from May 1997 to December 1999, where he led approximately 13,000 employees responsible for installation and maintenance of all products and services across Ameritech's five-state region. Mr. Lach holds a bachelor's degree with distinction in industrial engineering from Purdue University.

        Jeffrey Babka has served as our Senior Vice President and Chief Financial Officer since joining us in April 2004. From April 2002 until joining us, he was Executive Vice President, Finance and Administration and Chief Financial Officer of Indus International, a publicly held service delivery management software company, where he led the Indus team in two acquisitions and the raising of $40 million in new investor financing while executing a financial turnaround. From August 2000 to March 2002, Mr. Babka served as Vice President, Finance and Chief Financial Officer for the Global Accounts Business Unit of Concert Communications, an international joint venture between AT&T and British Telecommunications plc, a voice and data service provider. Prior to 2000, Mr. Babka held several executive positions in finance and business operations management with AT&T, Lucent, Bank of America and Global Crossing. Mr. Babka holds a bachelor's degree from the University of Dayton and a master of business administration degree from Manhattan College. He is a graduate of the Stanford University Executive Program and obtained Certified Public Accountant certification in Ohio in 1974.

        Mark D. Foster has served as our Senior Vice President and Chief Technology Officer since November 1999. Prior to joining us, Mr. Foster was an independent consultant working full-time in a similar capacity from 1996 until November 1999 for the Communications Industry Services group of Lockheed Martin. From 1994 through 1995, as an independent consultant to a group of communications industry companies, Mr. Foster was the lead inventor of local number portability, conducted the first industry field trial of local number portability in the Seattle area, and was heavily involved in the industry technical, policy and regulatory discussions leading to the adoption of local number portability. From 1993 to early 1994, Mr. Foster was the Managing Director of the Stratus Telecom Development Center for Stratus Computers, Inc., a specialized high-availability computer manufacturer. Prior to that, from 1987 to 1993, Mr. Foster was the Senior Vice President of Engineering and Operations of Phone Base Systems, which sold advanced intelligent telecommunications network technology and services, including one of the first SS7-to-IP signaling interworking technologies. The technology division of Phone Base Systems was sold to Stratus Computers in 1993. From 1985 through 1986, Mr. Foster was Vice President of Engineering and Operations for Quest Communications, a provider of enhanced telecommunications services. From 1978 through 1986, Mr. Foster was an independent consultant providing systems design and engineering services in the communications industry, acting as lead engineer for the design of MCI's first real-time 800-number call routing system in 1983. From 1977 through 1978, Mr. Foster was a senior systems engineer at C3, Inc., a computer software company specializing in real-time data communications systems for the United States government. Mr. Foster holds a bachelor's degree in physics and computer science from the California Institute of Technology.

        John Malone has served as a Senior Vice President of NeuStar since January 2003 and is our Senior Vice President, Sales and Business Development. Mr. Malone was a founder and Chief Executive Officer of BizTelOne, Inc. from February 2001 until January 2003, when we acquired BizTelOne, Inc. Prior to that, from March 2000 to July 2000, he served as President and Chief Operating Officer of MarketSwitch Corporation, a provider of marketing optimization solutions, where he oversaw that company's software business. Mr. Malone holds a bachelor's degree in electrical engineering from Virginia Tech and a master in business administration degree from the Harvard School of Business.

        John B. Spirtos has served as our Senior Vice President, Corporate Development and Marketing, since October 2004. Prior to joining us, from May 2003 to September 2004, he served as Senior Vice President of Mergers and Acquisitions and Corporate Strategy at Corvis Corporation, a manufacturer of communications switching and transport equipment, and its wholly owned subsidiary, Broadwing Communications, LLC, an integrated CSP. From October 1998 to April 2003, he was a general partner at OCG Ventures, LLC and HRLD Ventures, LP, where he focused on investments in cable and telecommunications components manufacturers, systems integrators and service providers. Mr. Spirtos holds a bachelor of science degree from University of California, a master of business administration degree from the McDonough School of Business at Georgetown University, a law degree from Southwestern University, and an LL.M. from the Georgetown University Law Center.

        Martin K. Lowen has served as a Senior Vice President since May 2005 and as our General Counsel and Secretary since September 2002. Upon joining us in June 2000, he served as Vice President of Law and Business Development. Prior to joining us, Mr. Lowen was an Assistant Vice President at TeleGlobe Communications, a provider of international telecommunications services, from January 1999 to May 2000, where he provided legal advice to senior management and directed many activities within that company's Legal Department. Prior to January 1999, he was a director in the legal department at MCI Communications Corp. and an associate with Skadden, Arps, Slate, Meagher & Flom LLP and Hogan & Hartson LLP. Mr. Lowen holds a bachelor's degree in finance from the University of Maryland, a master of business administration degree in finance from The Wharton School, University of Pennsylvania, and a law degree from the University of Pennsylvania Law School.

        James G. Cullen has served as a director of NeuStar since 2005. Mr. Cullen retired as President and Chief Operating Officer of Bell Atlantic Corporation, a local telephone exchange carrier, in 2000. He had assumed those positions in 1998, after having been Vice Chairman since 1995 and, prior to that, President since 1993. He was President and Chief Executive Officer of Bell Atlantic-New Jersey, Inc. from 1989 to 1993. He is also a director and audit committee member of Prudential Financial, Inc., non-executive Chairman of the Board of Agilent Technologies, Inc. and a director and Chairman of the audit committee of Johnson & Johnson. Mr. Cullen holds a bachelor's degree in economics from Rutgers University and a master in management science degree from Massachusetts Institute of Technology.

        Henry Geller has served as a director of NeuStar since 1999. Mr. Geller was General Counsel of the FCC from 1964 to 1970 and served as Special Assistant to the FCC Chairman from 1970 to 1973. Upon leaving the FCC, he was associated with the Rand Corporation, a non-profit entity doing research in policy areas, including telecommunications, and the Aspen Institute, a non-profit entity exploring policy issues, including telecommunications, until 1978, when he became Assistant Secretary of Commerce for Communications and Information (and National Telecommunications and Information Administration Administrator) in the Carter Administration. In 1981, he became Director of the Washington Center for Public Policy Research of Duke University and a Professor of Practice at Duke University. From 1991 through 1998, he was a Communications Fellow at the Markle Foundation, a charitable organization.

        Dr. Henry Kressel has served as a director of NeuStar since 1998. He joined Warburg Pincus, affiliates of which have invested in us, in 1983 and has been a Managing Director and Member of Warburg Pincus LLC since 1984. Prior to that, he was staff vice president of the RCA Corporation, where he was responsible for research and development of electronic devices and systems. Dr. Kressel is a graduate of Yeshiva College, Harvard University and holds a master of business administration degree from the Wharton School of Business and a Ph.D in engineering from the University of Pennsylvania. He is an elected member of the National Academy of Engineering and has served in advisory capacities to the National Science Foundation and the United States Air Force. He serves on the board of directors of Ness Technologies, Inc. and several privately held high technology companies.

        Joseph P. Landy has served as a director of NeuStar since 1998. He joined Warburg Pincus, affiliates of which have invested in us, in 1985. Mr. Landy has been a Managing Member of Warburg Pincus LLC since October 2002 and has been the Co-President of Warburg Pincus LLC since April 2002. From September 2000 to April 2002, Mr. Landy served as an Executive Managing Director of Warburg Pincus LLC. Since joining Warburg Pincus, Mr. Landy's primary areas of investment focus have been information technology, communications applications and structured investments. He serves on the boards of Avaya Inc. and The Cobalt Group, Inc. Mr. Landy holds a bachelor of science degree in economics from The Wharton School at the University of Pennsylvania and a master of business administration degree from The Leonard N. Stern School of Business at New York University.

        Dr. Kenneth A. Pickar has served as a director of NeuStar since 1999. He is the J. Stanley Johnson Professor of Mechanical Engineering at the California Institute of Technology, where he has been a professor since 1997. Dr. Pickar serves on the board of directors of H2scan, LLC. He holds a bachelor of science degree, cum laude, Phi Beta Kappa, in physics and math from City University of New York, as well as a master's degree and doctorate in physics from the University of Pennsylvania.

        Frank L. Schiff has served as a director of NeuStar since 2005. Mr. Schiff has served since 2003 as Managing Director of MidOcean U.S. Advisor, L.P., an affiliate of MidOcean Capital Investors, L.P., which is one of our principal stockholders. Prior to his current position, Mr. Schiff was a managing director at DB Capital Partners, a private equity investment firm, from October 1999 to February 2003. Previously, from January 1992 to September 1999, he was a partner at the law firm White & Case LLP. He received his law degree, cum laude, from Cornell Law School and his bachelor's degree, magna cum laude, from the University of Colorado.

Board Composition

        Our board of directors is composed of seven directors, divided into three classes: Class I, Class II and Class III. Our Class I directors are Henry Kressel, Kenneth A. Pickar, and James G. Cullen, and their term ends at the annual meeting of stockholders in 2008. Our Class II directors are Joseph P. Landy and Henry Geller, and their term ends at the annual meeting of stockholders in 2006. Our Class III directors are Jeffrey E. Ganek and Frank L. Schiff, and their term ends at the annual meeting of stockholders in 2007. All of our directors other than Mr. Ganek are "independent" as defined by the New York Stock Exchange.

Board Committees

  Audit committee

        The audit committee of our board of directors will appoint, determine the compensation for, and oversee our relationship with our independent auditors; review our internal accounting procedures, systems of internal control and financial statements; review and approve the services provided by our internal and independent auditors, including the scope and results of their audits; and resolve disagreements between management and our independent auditors. The members of the audit committee currently are James G. Cullen, Joseph P. Landy and Dr. Kenneth A. Pickar. Mr. Cullen and Dr. Pickar each satisfy the audit committee independence standards under the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.

  Compensation committee

        The compensation committee of our board of directors will review and recommend to the board of directors the compensation and benefits of all of our executive officers, administer our equity incentive plans, and establish and review general policies relating to compensation and benefits of our employees. The members of the compensation committee currently are Joseph P. Landy, Dr. Kenneth A. Pickar and Frank L. Schiff.

  Nominating and corporate governance committee

        The nominating and corporate governance committee of our board of directors will identify and evaluate individuals qualified to become members of the board; recommend to the board director nominees for the next annual meeting of stockholders; and oversee the composition, structure, operation and evaluation of our board. The committee will also review and recommend changes (as appropriate) to our corporate governance principles. The members of the nominating and corporate governance committee currently are James G. Cullen, Joseph P. Landy and Frank L. Schiff.

  Neutrality audit committee

        The neutrality audit committee of our board of directors will receive reports from our neutrality officer with respect to his or her neutrality functions, review the quarterly attestation reports of the accountants who perform the neutrality procedures, review and approve (as necessary) specific corrective actions based on the findings of the accountants, and review and approve any changes or amendments to our neutrality compliance procedures. The members of the neutrality audit committee currently are Jeffrey E. Ganek, Henry Geller and Dr. Kenneth A. Pickar.

Compensation Committee Interlocks and Insider Participation

        The members of our compensation committee in 2004 were Mr. Landy and Dr. Pickar. No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor did any such interlocking relationship exist during fiscal year 2004.

Compensation of Directors

        Our directors (other than our Chief Executive Officer and directors affiliated with our stockholders) currently receive compensation of $1,500 for each scheduled meeting of the board of directors attended and $750 for each other meeting attended, including committee meetings. In addition, our directors (other than our Chief Executive Officer and directors affiliated with our stockholders) are reimbursed for the expenses they incur in attending meetings of the board or board committees. We have granted each of our directors options to purchase shares of our Class A common stock, including vested options to purchase 82,723 shares of our Class A common stock granted to each of James G. Cullen and Frank L. Schiff in February 2005 (giving effect to the Recapitalization). Mr. Cullen's options are subject to repurchase by NeuStar depending on the length of his service on our board. We intend to evaluate the compensation of our directors, and may increase such compensation depending on the results of that evaluation.

Summary Compensation Table

        The following table sets forth all compensation paid by us for the year ended December 31, 2004 to our Chief Executive Officer and our four most highly compensated executive officers other than our Chief Executive Officer. We refer to these individuals as the "named executive officers" elsewhere in this prospectus.

        Share amounts, fair market values and exercise prices have been adjusted to reflect the Recapitalization.

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Restricted Stock Awards ($)		Securities Underlying Options/ SARs (#)	All Other Compensation ($)
Jeffrey E. Ganek Chairman of the Board and Chief Executive Officer	2004	299,977	225,000	—		—	10,600	(2)
Michael Lach President and Chief Operating Officer	2004	303,535	225,000	2,187,500	(3)	—	8,200	(2)
Jeffrey Babka(4) Senior Vice President and Chief Financial Officer	2004	188,314	285,000	—		783,999	3,563	(2)
Mark D. Foster Senior Vice President and Chief Technology Officer	2004	303,338	255,645	—		—	15,665	(5)
John Malone Senior Vice President, Sales and Business Development	2004	238,552	240,000	—		—	9,707	(2)

(1)
Effective January 1, 2005, Jeffrey E. Ganek's annual salary is $350,000. Effective upon the closing of this offering, Michael Lach's annual salary will be $325,000; Jeffrey Babka's annual salary will be $300,000; Mark D. Foster's annual salary will be $315,000; and John Malone's annual salary will be $265,000.

(2)
Consists of matching contributions under NeuStar's 401(k) plan.

(3)
Consists of phantom stock units granted on July 19, 2004 pursuant to which Mr. Lach is entitled to receive 350,000 shares of our common stock, which are subject to vesting requirements. There was no public market for our common stock on July 19, 2004 or December 31, 2004. Values per share of $6.25 and $8.39, representing contemporaneous determinations of fair market value by our board of directors, have been used to calculate value as of July 19, 2004 and December 31, 2004, respectively, for purposes of this table. Based on this calculation, Mr. Lach held phantom stock units with respect to 350,000 shares with a fair market value of $2,937,500 on December 31, 2004. No dividends or dividend equivalents will accrue or be paid with respect to any outstanding unvested phantom stock units held by Mr. Lach.

(4)
Jeffrey Babka joined NeuStar as our Chief Financial Officer effective April 26, 2004.

(5)
Consists of matching contributions of $8,200 under NeuStar's 401(k) plan and insurance premiums of $7,465 paid by NeuStar during fiscal year 2004 with respect to term life insurance for the benefit of Mr. Foster.

Option Grants in Last Fiscal Year

        The table below provides information regarding the stock options granted to our named executive officers in 2004. Each option represents the right to purchase one share of our common stock.

        The potential realizable values are based on an assumption that the stock price of our common stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated for illustration purposes only and do not reflect our estimate of future stock price growth of the shares of our common stock.

Individual Grants(3)
			Percent of Total Options Granted to Employees in 2004			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Number of Securities Underlying Options Granted
Name				Exercise Price ($/Share)	Expiration Date
						5% ($)	10% ($)
Jeffrey E. Ganek	—		—	—	—	—	—
Michael Lach	—		—	—	—	—	—
Jeffrey Babka(1)	783,999	(2)	26.28	6.25	6/22/2014	3,081,584	7,809,338
Mark D. Foster	—		—	—	—	—	—
John Malone	—		—	—	—	—	—

(1)
Jeffrey Babka joined NeuStar as our Chief Financial Officer effective April 26, 2004.

(2)
Consists of non-qualified stock options to acquire 745,603 shares of our common stock and options to acquire 38,396 shares of our common stock that are intended to constitute incentive stock options. Twenty-five percent of the options vested on April 26, 2005, and an additional 2.083% of the options vest on the last day of each succeeding calendar month, so long as Mr. Babka remains employed by NeuStar.

(3)
Share amounts and exercise price per share have been adjusted to give effect to the Recapitalization.

Aggregated Option Exercises and Fiscal Year-End Option Values

        The following table provides information regarding the stock options exercised in 2004 by our named executive officers and the number of shares of our common stock represented by outstanding options held by our named executive officers as of December 31, 2004. There was no public trading market for our common stock on December 31, 2004. Accordingly, the dollar values in the table are calculated based upon a value per share of $8.39 (representing a contemporaneous determination of fair market value by our board of directors, as adjusted to give effect to the Recapitalization), less the exercise price of the options, and multiplying the result by the number of shares.

			Number of Securities Underlying Unexercised Options at December 31, 2004(2)		Value of Unexercised In-the-Money Options at December 31, 2004
	Shares Acquired on Exercise (#)
Name		Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Jeffrey E. Ganek	—	—	989,952	419,999	8,079,464	824,998
Michael Lach	—	—	533,251	592,348	2,190,138	1,682,860
Jeffrey Babka(1)	—	—	—	783,999	—	1,679,998
Mark D. Foster	—	—	957,550	69,999	7,771,878	137,498
John Malone	—	—	335,417	147,581	1,377,606	321,138

(1)
Jeffrey Babka joined NeuStar as our Chief Financial Officer effective April 26, 2004.

(2)
Share amounts have been adjusted to give effect to the Recapitalization.

Change in Control Arrangements

        All share numbers and exercise prices set forth below have been adjusted to reflect the Recapitalization as if it had occurred prior to each grant of securities described below.

        In December 2003, we granted Mr. Ganek options to purchase 419,999 shares of our common stock at an exercise price of $6.43 per share, subject to vesting. As of May 1, 2005, none of these options were vested. Options to purchase 40% of the shares will vest on December 18, 2005; the remaining options will vest with respect to 1.667% of the shares on the last day of each succeeding calendar month thereafter so long as Mr. Ganek continues in the service of NeuStar. If we experience a change in control, all of Mr. Ganek's options will vest in full, unless Mr. Ganek's option agreements are assumed or continued by the surviving company, or unless the surviving company substitutes these agreements with a substantially equivalent agreement. If the surviving company assumes these agreements, Mr. Ganek's options will vest and become exercisable if Mr. Ganek's employment is terminated within two years of the change of control event, unless Mr. Ganek's employment is terminated by the surviving company for cause or by Mr. Ganek without good reason.

        In March 2002, we granted Mr. Lach options to purchase 775,600 shares of our common stock at an exercise price of $4.29 per share, subject to vesting. As of May 1, 2005, 597,889 of these options were vested. The remaining options will vest with respect to 2.083% of the shares on the last day of each calendar month so long as Mr. Lach continues in the service of NeuStar. In December 2003, we granted Mr. Lach options to purchase 349,999 shares of our common stock at an exercise price of $6.43 per share, subject to vesting. As of May 1, 2005, none of these options were vested. Options to purchase 40% of the shares will vest on December 18, 2005; the remaining options will vest with respect to 1.667% of the shares on the last day of each succeeding calendar month thereafter so long as Mr. Lach continues in the service of NeuStar. If we experience a change in control, all of Mr. Lach's options will vest in full, unless Mr. Lach's option agreements are assumed or continued by the surviving company, or unless the surviving company substitutes these agreements with a substantially equivalent agreement. If the surviving company assumes these agreements, Mr. Lach's options will vest and become exercisable if Mr. Lach's employment is terminated within two years of the change of control event, unless Mr. Lach's employment is terminated by the surviving company for cause or by Mr. Lach without good reason.

        We also granted phantom stock units to Mr. Lach in July 2004, pursuant to which he is entitled to receive 350,000 shares of our common stock. The phantom stock units vest on December 18, 2008. If Mr. Lach's employment with us is terminated because of his death or disability at any time, or if Mr. Lach's employment is terminated by us without cause, or by Mr. Lach for good reason after December 18, 2006, the phantom stock units will vest on a pro-rata basis, based on the date that Mr. Lach's employment is terminated. In addition, if we experience a change in control, all of Mr. Lach's phantom stock units will vest in full, unless the phantom stock unit agreement is assumed or continued by the surviving company, or unless the surviving company substitutes Mr. Lach's phantom stock unit agreement with a substantially equivalent agreement. If the surviving company assumes the phantom stock unit agreement, Mr. Lach's units will vest and become exercisable if Mr. Lach's employment is terminated within two years of the change of control event, unless Mr. Lach's employment is terminated by the surviving company for cause or by Mr. Lach without good reason.

        In June 2004, we granted Mr. Babka options to purchase 783,999 shares of our common stock at an exercise price of $6.25 per share, subject to vesting. As of May 1, 2005, 196,000 of these options were vested. The remaining options will vest with respect to 2.083% of the shares on the last day of each calendar month so long as Mr. Babka continues in the service of NeuStar. If we experience a change in control, all of Mr. Babka's options will vest in full, unless Mr. Babka's option agreements are assumed or continued by the surviving company, or unless the surviving company substitutes these agreements with a substantially equivalent agreement. If the surviving company assumes these agreements, Mr. Babka's options will vest and become exercisable if Mr. Babka's employment is terminated within two years of the change of control event, unless Mr. Babka's employment is terminated by the surviving company for cause or by Mr. Babka without good reason.

        In December 2003, we granted Mr. Foster options to purchase 69,999 shares of our common stock at an exercise price of $6.43 per share, subject to vesting. As of May 1, 2005, none of these options were vested. Options to purchase 40% of the shares will vest on December 18, 2005; the remaining options will vest with respect to 1.667% of the shares on the last day of each succeeding calendar month thereafter so long as Mr. Foster continues in the service of NeuStar. If we experience a change in control, all of Mr. Foster's options will vest in full, unless Mr. Foster's option agreements are assumed or continued by the surviving company, or unless the surviving company substitutes these agreements with a substantially equivalent agreement. If the surviving company assumes these agreements, Mr. Foster's options will vest and become exercisable if Mr. Foster's employment is terminated within two years of the change of control event, unless Mr. Foster's employment is terminated by the surviving company for cause or by Mr. Foster without good reason.

        In December 2003, we granted Mr. Malone options to purchase 132,999 shares of our common stock at an exercise price of $6.43 per share, subject to vesting. As of May 1, 2005, none of these options were vested. Options to purchase 40% of the shares will vest on December 18, 2005; the remaining options will vest with respect to 1.667% of the shares on the last day of each succeeding calendar month thereafter so long as Mr. Malone continues in the service of NeuStar. If we experience a change in control, all of Mr. Malone's options will vest in full, unless Mr. Malone's option agreements are assumed or continued by the surviving company, or unless the surviving company substitutes these agreements with a substantially equivalent agreement. If the surviving company assumes these agreements, Mr. Malone's options will vest and become exercisable if Mr. Malone's employment is terminated within two years of the change of control event, unless Mr. Malone's employment is terminated by the surviving company for cause or by Mr. Malone without good reason.

Employment Continuation Agreements

        We have entered into employment continuation agreements with two of our named executive officers, Mr. Ganek and Mr. Foster. These agreements provide for the continuation of each officer's employment on a part-time basis for two years in the event that we terminate the officer's full-time employment status without cause or the officer terminates his full-time employment status for good reason. In such cases, the officer will provide services to us on a part-time basis at a base salary rate equal to 50% of the base salary rate he was receiving immediately prior to the triggering event, and the officer may continue to participate in our benefit plans to the extent that he satisfies eligibility requirements and pays full premium costs. In the event that (i) the officer resigns his employment under the agreement and provides at least 30 days' written notice, or (ii) the officer provides timely notice that he has commenced other employment and we decide to terminate his employment as a result, then we will pay the officer 80% of the amount that he would have otherwise received under the agreement between the date of resignation or termination and the end of the two-year period.

2005 Key Employee Severance Pay Plan

        Our board of directors adopted the NeuStar, Inc. 2005 Key Employee Severance Pay Plan in May 2005. The plan provides severance benefits for key management employees if they are involuntarily terminated from employment without cause or if they terminate their employment for good reason. Specifically, key employees will be entitled to benefits equal to one year's salary provided they sign a release of all claims against NeuStar and acknowledge their obligations under the plan (including obligations not to compete with or disparage NeuStar, disclose NeuStar's confidential information, or interfere with NeuStar's business). The board's compensation committee may, in its sole discretion, cause NeuStar to pay severance benefits at the same rate for an additional year as consideration for a one-year extension of the employee's obligations under the plan. An employee will not be eligible for benefits under the plan if he or she engages in activities that are detrimental to NeuStar or if he or she is entitled, pursuant to an individual agreement, to cash severance in excess of the benefits provided under the plan. The board may amend or terminate the plan at any time after 90 days' notice to the key employees, provided that an amendment or termination may not adversely affect the severance benefits to which any key employee is entitled if such employee's termination occurred prior to the date of the amendment or termination.

Equity Compensation Plans

  1999 Equity Incentive Plan

        Our board of directors adopted, and our stockholders approved, the NeuStar, Inc. 1999 Equity Incentive Plan in November 1999. Under the 1999 plan, we may grant to our directors, employees and consultants stock or stock-based awards in the form of incentive stock options, nonqualified stock options, stock appreciation rights, performance share units, shares of restricted common stock, phantom stock units, stock as part of a bonus, and other stock-based awards.

        On May 1, 2005, options to purchase a total of 14,188,204 shares of our common stock at a weighted average exercise price of $3.51 per share and phantom stock units equal to 350,000 shares of our common stock were outstanding under the 1999 plan, after giving effect to the Recapitalization. On May 1, 2005, 670,726 shares of our common stock were available for future issuance under the plan, after giving effect to the Recapitalization. On May 20, 2005, our board of directors amended the 1999 plan to provide that no further awards will be granted under the 1999 plan as of the date stockholder approval of the NeuStar, Inc. 2005 Stock Incentive Plan (described below) is obtained. Any shares available for grant as of such date, plus any other shares under the 1999 plan that again become available due to forfeiture, expiration, settlement in cash or other termination of awards without issuance, will be added to the shares available for grant under the 2005 plan.

        Administration of the 1999 plan.    The 1999 plan is administered by our board of directors or its delegate. Subject to the provisions of the plan, the board has the exclusive power to select the eligible persons to participate in the plan, to determine the nature and extent of the awards made to each participant, to determine when awards will be made and the conditions to which payment of awards may be subject, and to prescribe the form of agreement evidencing awards. The board also has the authority to establish, adopt or revise plan rules and regulations and to make determinations relating to the plan as it may deem necessary or advisable.

        Shares subject to the 1999 plan.    The aggregate number of shares of common stock with respect to which all awards may be granted under the 1999 plan, after giving effect to the Recapitalization, is 17,143,708. We may fund the settlement of awards under the plan by using authorized but previously unissued common stock or common stock held in our treasury. Alternatively, we may purchase shares of our common stock from existing holders to settle awards. Generally, shares are counted against the authorization only to the extent they are actually issued. Shares covered by an award that is forfeited or canceled, or that expires or is settled in cash, are deemed not to have been issued for purposes of determining the aggregate number of shares that may be issued under the plan. If any unissued shares are retained by us upon exercise of an award in order to satisfy the exercise price for the award or any taxes due, the retained shares will become available for future issuance under the plan. Shares that actually have been issued under the plan may not be returned to the plan for future issuance, except that if unvested shares are forfeited or repurchased by us at their original purchase price, those shares will become available for future issuance under the plan.

        Adjustment.    The number and kind of shares that may be issued, the number and kind of shares subject to outstanding awards, the price applicable to outstanding awards and other terms are subject to equitable adjustment or substitution by the board to reflect stock dividends, stock splits, reverse stock splits, recapitalizations and other corporate events or transactions, or to reflect a change in applicable law or circumstances. On May 20, 2005, the board approved the adjustment of the outstanding awards under the 1999 plan, the maximum number of shares subject to all awards and certain other terms of the 1999 plan to reflect the Recapitalization, effective when the Recapitalization occurs.

        Change in control.    In the event that NeuStar were to undergo a significant corporate event or transaction (including, for example, a cash merger, sale of substantially all assets, reorganization or liquidation), then unless each outstanding award is assumed or continued as provided under the plan, or unless a particular award agreement provides otherwise, the board may cancel any outstanding award (whether or not vested) and pay to participants, in cash, the value of the awards as if they were all vested based upon the price per share of common stock received or to be received by our other stockholders in the event.

        Stock options.    The board generally has discretion to determine the vesting schedule of options, the option period, the events causing options to expire, the number of shares subject to any option, and other option terms and conditions, except that the expiration date of an option cannot be later than the tenth anniversary of the date of grant (or the fifth anniversary in the case of some incentive options). Options may be incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) or nonqualified stock options. Unless otherwise stated in the applicable option agreement, options will expire before the end of the option period set by the board in the event of the participant's termination, death or disability. Options issued pursuant to the 1999 plan generally are not transferable except by will or the laws of descent and distribution.

        The exercise price for options is set by the board but may not be less than 100% (110% in the case of some incentive stock options) of the fair market value of the common stock at the time the options are granted. The exercise price of an option may be paid in cash, shares of common stock or, in the discretion of the board, in other property or by delivering a copy of instructions to a stockbroker to deliver sale or loan proceeds sufficient to pay the option price. To the extent the fair market value (determined as of the date of grant) of common stock for which incentive stock options are exercisable for the first time by any participant during any calendar year exceeds $100,000, the excess options are treated as nonqualified options.

        Stock appreciation rights.    Our board may grant stock appreciation rights under the 1999 plan either alone or in connection with options. Upon exercise of a stock appreciation right, the holder will receive from us cash, shares of common stock or a combination thereof, as determined by our board, equal in value to the difference between the fair market value of the common stock subject to the stock appreciation right and the exercise price.

        Performance share units.    Under the 1999 plan, our board is authorized to establish performance share programs to be effective over designated award periods determined by the board. Awards granted under these programs will be subject to the accomplishment of one or more performance goals, which may vary from participant to participant, group to group, and period to period.

        Restricted stock and phantom stock units.    The board has the authority to grant restricted stock and phantom stock units under the 1999 plan and to establish terms, conditions and restrictions applicable to restricted stock and phantom stock units, which may differ with respect to each participant. The board may remove any or all restrictions on restricted stock and phantom stock units whenever it determines that removal is appropriate.

        Stock bonus awards.    Under the 1999 plan, the board may issue unrestricted shares of common stock to participants, either alone or in tandem with other awards, in amounts and subject to terms and conditions determined by the board.

        Term and amendment.    The expiration date of the 1999 plan, after which no awards may be granted, is November 23, 2009. Our board may at any time terminate, amend or suspend and, if suspended, reinstate the 1999 plan in whole or in part.

  2005 Stock Incentive Plan

        Our board of directors adopted the NeuStar, Inc. 2005 Stock Incentive Plan in May 2005, subject to approval by our stockholders. Under the 2005 plan, we may grant to our directors, employees and consultants awards in the form of incentive stock options, nonqualified stock options, stock appreciation rights, shares of restricted stock, restricted stock units, performance awards and other stock-based awards.

        On May 1, 2005, no options or shares were outstanding under the 2005 plan. A total of 6,044,715 shares of our Class A common stock (plus any shares available for issuance under the NeuStar, Inc. 1999 Equity Incentive Plan, discussed below) are available for future issuance under the plan, subject to stockholder approval. On May 20, 2005, our board of directors approved option grants under the 2005 plan covering 502,500 shares of our Class A common stock, effective upon the closing of this offering.

        Administration of the 2005 plan.    The 2005 plan is administered by our board of directors and the board's compensation committee (both of which are referred to in this description as the "committee"). Subject to the provisions of the plan, the committee has the authority to select the eligible persons to participate in the plan, to determine the nature and extent of the awards made to each participant, to determine the terms and conditions of awards and any restrictions to which awards may be subject (including restrictions on transfer of shares acquired pursuant to an award), to modify, extend or renew awards, to offer to buy out awards previously granted, to provide for forfeiture of awards in the event that a participant engages in detrimental activity with respect to NeuStar, to determine whether an award is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, and to prescribe the forms of agreement evidencing awards. The committee also has the authority to adopt, alter and repeal plan rules and regulations and to interpret provisions of the plan and plan awards, except that no such action by the committee may reduce the rights of any plan participant without the participant's consent.

        Shares subject to the 2005 plan.    The aggregate number of shares of Class A common stock with respect to which all awards may be granted under the 2005 plan is 6,044,715, plus any shares available for issuance under the NeuStar, Inc. 1999 Equity Incentive Plan. We may fund the settlement of awards under the 2005 plan by using authorized but unissued Class A common stock or Class A common stock held in or acquired for our treasury. Shares of Class A common stock that are subject to awards are counted against the aggregate share limit as one share for every share granted, except that stock appreciation rights granted in tandem with options apply only once against the share limit. In no event may the aggregate number of shares granted pursuant to incentive stock options exceed 6,044,715 shares.

        Generally, shares are counted against the authorization only to the extent they are actually issued. Shares subject to an award that is forfeited or terminated, or that expires or is settled in cash, will again be available for awards under the plan. Awards granted by us in assumption of, or in substitution or exchange for, awards previously granted by a company we acquire will not reduce the shares authorized for grant under the plan.

        Adjustment.    The number and kind of shares that may be issued, the number and kind of shares or other property subject to outstanding awards, and the price applicable to outstanding awards are subject to equitable adjustment by the committee to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, consolidation, spin-off, reorganization, liquidation, issuance of rights or warrants, sale or transfer of assets, special cash dividend or similar corporate event. In connection with any such event, the committee may provide for the cancellation of outstanding awards and payment in cash or other property.

        Acquisition events.    In the event of (i) a merger or consolidation in which NeuStar is not the surviving entity, (ii) the acquisition of substantially all of our outstanding Class A common stock by a single person or a group of persons acting in concert, or (iii) the sale or transfer of all or substantially all of our assets, the committee may terminate all outstanding awards (whether or not vested) by giving notice to participants at least 20 days prior to the event. During the period between delivery of notice and the event, each participant will have the right to exercise all outstanding awards without regard to any limitations on vesting or exercisability contained in the award agreements. If the committee elects not to terminate the outstanding awards, then the provisions described under "Adjustment," above, will apply.

        Stock options.    The committee generally has discretion to determine the number of shares subject to any option, the vesting schedule of options, the option period and other option terms and conditions, except that the expiration date of an option cannot be later than the tenth anniversary of the date of grant (or the fifth anniversary in the case of some incentive stock options). Options may be incentive stock options or nonqualified stock options. Options issued pursuant to the 2005 plan generally are not transferable except by will or the laws of descent and distribution.

        The exercise price for options is set by the committee but generally may not be less than 100% (110% in the case of some incentive stock options) of the fair market value of the common stock at the time the options are granted. Other than as described under "Adjustment" above, in the absence of stockholder approval, the committee may not lower the exercise price per share of an option after its grant, cancel an option when its exercise price exceeds the fair market value of the underlying shares in exchange for another award, or take any other action that may be treated as a repricing under New York Stock Exchange rules and regulations.

        To the extent the fair market value (determined as of the date of grant) of Class A common stock for which incentive stock options are exercisable for the first time by any participant during any calendar year exceeds $100,000, the excess options will be treated as nonqualified options. The exercise price of an option may be paid in cash or on other terms and conditions acceptable to the committee, including the tendering or withholding of shares of Class A common stock.

        Stock appreciation rights.    The committee may grant stock appreciation rights under the 2005 plan either alone or in connection with options. Upon exercise of a stock appreciation right, the holder will receive from us cash, shares of Class A common stock or a combination thereof, as determined by the committee, equal in value to the difference between the fair market value of the Class A common stock subject to the stock appreciation right and the exercise price (or, in the case of stock appreciation rights not granted in connection with options, the difference between the fair market value of the Class A common stock on the date of exercise and the fair market value of the Class A common stock on the date of the award).

        Restricted stock and restricted stock units.    The committee has the authority to grant restricted stock and restricted stock units and to establish terms, conditions and restrictions applicable to restricted stock and restricted stock units, which may differ with respect to each participant. The grant of restricted stock and restricted stock units, or the lapse of restrictions, may be based on the attainment of performance goals established by the committee. Restricted stock units may be settled in cash, shares of common stock or a combination thereof, as determined by the committee. In general, holders of restricted stock have all of the rights of a stockholder, including the right to vote and to receive distributions with respect to such stock.

        Performance awards.    Under the 2005 plan, the committee is authorized to grant performance awards and to establish terms and conditions applicable to performance awards, which may vary from participant to participant, group to group, and period to period. The right to payment or vesting of performance awards is conditioned on the attainment of one or more performance goals specified by the committee. Performance awards are payable in cash, shares of Class A common stock or a combination thereof, as determined by the committee.

        Other stock-based awards.    The committee may grant other stock-based awards, including stock bonus awards, incentive/performance plan stock payments, stock equivalent units and awards valued by reference to the book value of shares of Class A common stock. These awards may be granted alone or in connection with other awards and may be conditioned upon the attainment of one or more performance goals.

        Term and amendment.    The expiration date of the 2005 plan, after which no awards may be granted, is May 20, 2015. Our board may at any time terminate, amend or suspend the 2005 plan, except that the rights of a participant with respect to awards granted prior to termination, amendment or suspension may not be reduced without such participant's consent. In addition, we must obtain stockholder approval for any amendment that would (i) increase the aggregate number of shares that may be issued under the plan, (ii) change the classification of individuals eligible to receive awards under the plan, (iii) extend the maximum option period, (iv) materially alter performance goals, (v) require stockholder approval under Section 162(m) or Section 422 of the Internal Revenue Code of 1986, as amended, (vi) decrease the minimum exercise price of any award, or (vii) otherwise require stockholder approval under New York Stock Exchange rules.

Annual Performance Incentive Plan

        Our board of directors adopted the NeuStar, Inc. Annual Performance Incentive Plan in May 2005. Under the performance plan, we may grant awards to certain executive employees based on performance during specified periods.

        Administration of the performance plan.    The performance plan is administered by our board's compensation committee. Subject to the provisions of the plan, the committee has the authority to select the eligible persons to participate in the plan from among our executive employees and to determine (i) the nature and extent of the awards made to each participant, (ii) the performance measures upon which awards will be based, (iii) the time period over which performance will be measured, and (iv) other terms and conditions of awards. The committee also has the authority to interpret provisions of the plan and to take all other actions for the plan's administration.

        Payment of awards.    Awards under the performance plan generally must be paid not later than 2 1/2 months after the end of the fiscal year in which the performance period with respect to which the awards are earned ends; however, the committee may defer payment of all or any portion of an award and may permit a participant to defer receipt of all or a portion of an award. Unless otherwise determined by the committee, no award will be payable to an individual whose employment with NeuStar has ceased prior to the date such award is scheduled to be paid. Awards are payable in cash, Class A common stock or other property, provided that stock will be used only if payment of such stock is a permitted award under another plan maintained by NeuStar that was approved by stockholders or is covered by an exception under New York Stock Exchange rules.

        Amendment.    Our board may at any time terminate, amend or suspend the performance plan.

        Our board has determined that, effective upon the closing of this offering, the 2005 target awards under the performance plan for each of our named executive officers will be 50% of the officer's annual base salary. The compensation committee has established the performance goals and performance targets applicable under the performance plan for cash bonuses that our named executive officers are eligible to earn for fiscal year 2005. For each of our officers at the senior vice president level and above, including each of our named executive officers, 90% of the target award will be based on NeuStar's achievement of established fiscal year 2005 performance goals as follows: 45% of this portion will depend on our revenue, 45% will depend on our operating income, and 10% will depend on our operating cash flow. The remaining 10% of each officer's total target award will be based on individual achievements and is discretionary. Actual amounts payable under the performance plan can range from 0% to 125% of the target award, based upon the extent to which performance under each of these criteria meets, exceeds or is below target. The compensation committee retains discretion to pay in excess of 125% of the target award if performance significantly exceeds target levels.

        Prior to the adoption of the performance plan, Mr. Babka had an arrangement with us whereby he was entitled to an annual bonus payment of up to 100% of his base salary. In connection with adopting the performance plan, our board approved a one-time, lump sum payment of $100,000 to Mr. Babka in consideration for changing the terms of his employment to forfeit his annual bonus payment and, instead, to be eligible to participate in the performance plan.

Executive Relocation Policy

        It is our policy to pay for reasonable and necessary expenses of relocating our employees, including our executive officers. In addition to the relocation benefits available to all full-time employees, our Executive Relocation Policy (which covers full-time executive employees) provides for the reimbursement of (i) expenses relating to the purchase of a new primary residence, up to 3% of the purchase price, and (ii) expenses associated with the sale of an existing primary residence, up to 6% of the sales price.

        Mr. Babka also has an arrangement with us whereby he is entitled to additional benefits in connection with his relocation from Georgia to Virginia. Specifically, Mr. Babka will receive an annual cost-of-housing allowance of $30,000, $20,000, and $10,000 in 2005, 2006 and 2007, respectively, contingent on his continued employment by NeuStar. He also is entitled to receive payments equal to the incremental cost of his duplicate housing and living expenses for six months or until the date of sale of his Georgia residence, whichever is earlier. If Mr. Babka's Georgia residence is not sold prior to the end of the six-month period, or if an offer is received that is lower than Mr. Babka's purchase price for the Georgia residence, we have agreed to consider additional benefits.

Limitation of Liability and Indemnification of Officers and Directors

        As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that a director will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. In addition, our certificate of incorporation and bylaws contain provisions requiring indemnification of our directors and executive officers to the fullest extent authorized by the Delaware General Corporation Law, and permitting the indemnification of our other employees and agents (and employees and agents of our subsidiaries and affiliates) to the fullest extent authorized under the Delaware General Corporation Law. We have entered into indemnification agreements with each of our directors and each of our officers at the senior vice president level and above. These agreements provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law.

        We also may purchase and maintain insurance on behalf of any of our officers, directors, employees or agents. All of our directors and officers will be covered by insurance policies maintained by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933. Dr. Kressel and Mr. Landy also are indemnified by Warburg Pincus and are covered by a supplemental directors' and officers' liability insurance policy provided by Warburg Pincus in connection with their service on our board of directors. Mr. Schiff is indemnified by MidOcean Capital Investors, L.P. and is covered by a supplemental directors' and officers' liability insurance policy provided by MidOcean in connection with his service on our board of directors.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our stock as of June 1, 2005, and as adjusted to give effect to this offering, by the following persons and entities:

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  all of our executive officers and directors as a group;

  •
  each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our voting stock; and

  •
  each selling stockholder.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The persons as to whom information is given in the table below have sole voting and investment power over the shares beneficially owned by them, unless otherwise noted in the footnotes following the table. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of June 1, 2005 (July 31, 2005) are deemed to be outstanding and beneficially owned by the person holding such options or warrants. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

        Percentage of beneficial ownership is based on 59,811,715 shares of Class A common stock outstanding on June 1, 2005, as if the Recapitalization had occurred on that date, and assuming full exercise of the underwriters' option. Shares being offered and shares beneficially owned after this offering assume that the selling stockholders will sell their shares first out of the voting trust described in note 2, if applicable, second from shares outstanding, and third by exercising vested options to acquire shares of Class A common stock.

	Shares Beneficially Owned Prior to this Offering					Shares Beneficially Owned After this Offering(1)
Name and Address(2)				Shares Being Offered
	Number		Percentage			Number		Percentage
Warburg, Pincus Equity Partners, L.P.(3)	47,302,500	(4)	71.48%	21,892,125	(5)	25,410,375	(6)	38.40%
MidOcean Capital Investors, L.P.	8,338,791	(7)	13.92%	3,820,999	(8)	4,517,792	(9)	7.54%
ABS Capital Partners Entities(10)	3,538,312	(11)	5.92%	1,637,569	(12)	1,900,743	(13)	3.18%
Windspeed Ventures	855,069		1.43%	395,735	(14)	459,334		*
Jeffrey E. Ganek, Chairman and Chief Executive Officer	1,734,458	(15)	2.85%	215,445	(16)	1,519,013	(17)	2.50%
Michael Lach, President and Chief Operating Officer	646,368	(18)	1.07%	147,559	(19)	498,809	(20)	*
Jeffrey A. Babka, SVP and Chief Financial Officer	245,003	(21)	*	78,399	(22)	166,604	(23)	*
Mark D. Foster, SVP and Chief Technology Officer	1,702,056	(24)	2.80%	177,205	(25)	1,524,851	(26)	2.51%
John Malone, SVP—Sales and Business Development	349,999	(27)	*	48,299	(28)	301,700	(29)	*
James G. Cullen, Director	82,723	(30)	*	—		82,723	(31)	*
Henry Geller, Director	82,723	(32)	*	—		82,723	(33)	*
Dr. Henry Kressel, Director	47,385,223	(34)	71.52%	—		25,493,098	(35)	38.48%
Joseph P. Landy, Director	47,385,223	(36)	71.52%	—		25,493,098	(37)	38.48%
Dr. Kenneth A. Pickar, Director	82,723	(38)	*	—		82,723	(39)	*
Frank L. Schiff, Director	8,338,791	(40)	13.92%	—		4,517,792	(41)	7.54%
Wayne M. Charity, SVP	93,333	(42)	*	13,999	(43)	79,334	(44)	*
Steven Cory, SVP	222,793	(45)	*	37,475	(46)	185,318	(47)	*
Joseph P. Franlin, SVP	919,751	(48)	1.53%	105,275	(49)	814,476	(50)	1.36%
Edward G. Freitag, Senior Advisor	626,806	(51)	1.04%	62,680	(52)	564,126	(53)	*
Martin K. Lowen, SVP and General Counsel	258,093	(54)	*	37,183	(55)	220,910	(56)	*

Robert Poulin, Senior Advisor	691,285	(57)	1.14%	69,128	(58)	622,157	(59)	1.03%
Christine Walker, SVP	99,017	(60)	*	10,925	(61)	88,092	(62)	*
All directors and executive officers as a group (13 persons)	60,959,386	(63)	86.98%	704,090	(64)	34,573,669	(65)	49.33%

*
Denotes less than 1% ownership.

(1)
Assumes full exercise of the underwriters' option.

(2)
An aggregate of 42,705,817 shares of our capital stock owned by the Warburg Pincus Entities, MidOcean Capital Investors, L.P., the ABS Capital Partners Entities and members and former members of our management are held in a voting trust, the terms and conditions of which are set forth in a voting trust agreement dated September 24, 2004. The voting trust has shared voting power with respect to these shares. The name and address of the trustees of the voting trust are Lynn Etheridge Davis, 1200 South Hayes Street Arlington, VA 22202, and Edward J. Hawie, 191 Peachtree Street, #191 Atlanta, GA 30303. The voting trust will remain in effect unless and until a "Termination Event," as specified in the voting trust agreement, occurs.

(3)
The stockholders are Warburg, Pincus Equity Partners, L.P., or WPEP; Warburg, Pincus Netherlands Equity Partners I, CV, or WPNEPI; and Warburg, Pincus Netherlands Equity Partners III, CV, or WPNEPIII. WPEP, WPNEPI and WPNEPIII are collectively referred to herein as the Warburg Pincus Entities. Warburg Pincus Partners LLC, a New York limited liability company, or WP Partners LLC, which is a subsidiary of Warburg Pincus & Co., a New York general partnership, or WP, is the sole general partner of the Warburg Pincus Entities. The Warburg Pincus Entities are managed by Warburg Pincus LLC, a New York limited liability company, or WP LLC. Due to the respective relationship among the Warburg Pincus Entities, each of the Warburg Pincus Entities, WP Partners LLC, WP and WP LLC may be deemed to have shared beneficial ownership of these shares, although each entity disclaims beneficial ownership of the shares owned of record by any other entity. The address of each of the Warburg Pincus Entities, WP Partners LLC, WP and WP LLC is 466 Lexington Avenue, New York, New York 10017.

(4)
Consists of (i) 44,700,867 shares (33,346,250 of which are held in the voting trust) held by WPEP (including 6,011,509 shares issuable upon exercise of a warrant), (ii) 2,365,122 shares (1,764,352 of which are held in the voting trust) held by WPNEPI (including 318,066 shares issuable upon exercise of two warrants), and (iii) 236,511 shares (176,435 of which are held in the voting trust) held by WPNEPIII (including 31,808 shares issuable upon exercise of a warrant). Each of the warrants described above is exercisable at any time prior to December 7, 2009.

(5)
Consists of 20,688,062 shares to be sold by WPEP (including 2,047,771 shares to be sold pursuant to the underwriters' option); 1,094,604 shares to be sold by WPNEPI (including 108,347 shares to be sold pursuant to the underwriters' option); and 109,459 shares to be sold by WPNEPIII (including 10,834 shares to be sold pursuant to the underwriters' option).

(6)
Consists of (i) 24,012,805 shares (12,658,188 of which will be held in the voting trust) held by WPEP (including 6,011,509 shares issuable upon exercise of a warrant), (ii) 1,270,518 shares (669,748 of which will be held in the voting trust) held by WPNEPI (including 318,066 shares issuable upon exercise of two warrants), and (iii) 127,052 shares (66,976 of which will be held in the voting trust) held by WPNEPIII (including 31,808 shares issuable upon exercise of a warrant). Each of the warrants described above is exercisable at any time prior to December 7, 2009.

(7)
Consists of (i) 8,256,068 shares (5,429,027 of which are held in the voting trust) held by MidOcean Capital Investors, L.P., or MCILP, and (ii) 82,723 shares of which Frank L. Schiff, one of our directors and a managing director of entities that indirectly control MCILP, has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan. MidOcean Capital Partners L.P., or MCP, is the general partner of MCILP. MidOcean US Advisor L.P., or US Advisor, manages MCILP and MCP, and other affiliated entities control both MCP and US Advisor. Due to the relationships among MCILP, MCP, US Advisor and the additional affiliated entities, each of these entities may be deemed to have beneficial ownership of these shares, although each entity disclaims beneficial ownership of shares owned of record by any other person or entity. The address for each of MCILP, MCP, US Advisor and the affiliated MidOcean entities is 320 Park Avenue, 17th Floor, New York, New York 10022.

(8)
Includes 378,214 shares to be sold pursuant to the underwriters' option.

(9)
Consists of (i) 4,435,069 shares (1,608,028 of which will be held in the voting trust) held by MCILP, and (ii) 82,723 shares of which Mr. Schiff has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(10)
The "ABS Capital Partners Entities" are ABS Capital Partners IV, L.P.; ABS Capital Partners IV Offshore, L.P.; ABS Capital Partners IV-A, L.P.; and ABS Capital Partners IV Special Offshore, L.P. The address of each of the ABS Capital Partners Entities is 400 East Pratt Street, Baltimore, Maryland 21202.

(11)
Consists of (i) 3,131,046 shares (629,405 of which are held in the voting trust) held by ABS Capital Partners IV, L.P., (ii) 104,829 shares (21,072 of which are held in the voting trust) held by ABS Capital Partners IV-A, L.P., (iii) 179,828 shares (36,149 of which are held in the voting trust) held by ABS Capital Partners IV Offshore, L.P., and (iv) 122,609 shares (24,647 of which are held in the voting trust) held by ABS Capital Partners IV Special Offshore, L.P.

(12)
Consists of 1,449,084 shares to be sold by ABS Capital Partners IV, L.P. (including 143,435 shares to be sold pursuant to the underwriters' option); 48,515 shares to be sold by ABS Capital Partners IV-A, L.P. (including 4,802 shares to be sold pursuant to the underwriters' option); 83,226 shares to be sold by ABS Capital Partners IV Offshore, L.P. (including 8,238 shares to be sold pursuant to the underwriters' option); and 56,744 shares to be sold by ABS Capital Partners IV Special Offshore, L.P. (including 5,616 shares to be sold pursuant to the underwriters' option).

(13)
Consists of 1,681,962 shares held by ABS Capital Partners IV, L.P.; 56,314 shares held by ABS Capital Partners IV-A, L.P.; 96,602 shares held by ABS Capital Partners IV Offshore, L.P.; and 65,865 shares owned by ABS Capital Partners IV Special Offshore.

(14)
Includes 39,171 shares to be sold pursuant to the underwriters' option. The address for Windspeed Ventures is 52 Waltham Street, Lexington, Massachusetts 02421.

(15)
Includes 410,900 shares held in the voting trust and 989,952 shares of which Mr. Ganek has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(16)
To be sold only pursuant to the underwriters' option. The number of shares to be sold represents 10% of all shares and options (whether or not exercisable) owned by Mr. Ganek.

(17)
Includes 195,455 shares held in the voting trust and 989,952 shares of which Mr. Ganek has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(18)
Consists of 646,368 shares of which Mr. Lach has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(19)
To be sold only pursuant to the underwriters' option. The number of shares to be sold represents 10% of all shares, options and phantom stock units (whether or not exercisable) owned by Mr. Lach.

(20)
Consists of 498,809 shares of which Mr. Lach has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(21)
Consists of 245,003 shares of which Mr. Babka has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(22)
To be sold only pursuant to the underwriters' option. The number of shares to be sold represents 10% of all shares and options (whether or not exercisable) owned by Mr. Babka.

(23)
Consists of 166,604 shares of which Mr. Babka has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(24)
Includes 410,900 shares held in the voting trust and 957,550 shares of which Mr. Foster has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(25)
To be sold only pursuant to the underwriters' option. The number of shares to be sold represents 10% of all shares and options (whether or not exercisable) owned by Mr. Foster.

(26)
Includes 233,695 shares held in the voting trust and 957,550 shares of which Mr. Foster has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(27)
Consists of 349,999 shares of which Mr. Malone has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(28)
To be sold only pursuant to the underwriters' option. The number of shares to be sold represents 10% of all shares and options (whether or not exercisable) owned by Mr. Malone.

(29)
Consists of 301,700 shares of which Mr. Malone has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(30)
Consists of 82,723 shares of which a trust established by Mr. Cullen for the benefit of his children has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(31)
Consists of 82,723 shares of which a trust established by Mr. Cullen for the benefit of his children has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(32)
Consists of 82,723 shares of which Mr. Geller has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(33)
Consists of 82,723 shares of which Mr. Geller has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(34)
Consists of (i) all shares held by the Warburg Pincus Entities, and (ii) 82,723 shares of which Dr. Kressel has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan. Dr. Kressel is a General Partner of WP and a Managing Director and Member of WP LLC. Dr. Kressel disclaims beneficial ownership of all shares owned by the Warburg Pincus Entities. The address of Dr. Kressel is c/o Warburg Pincus, 466 Lexington Avenue, New York, New York 10017.

(35)
Consists of (i) all shares held by the Warburg Pincus Entities, and (ii) 82,723 shares of which Dr. Kressel has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(36)
Consists of (i) all shares held by the Warburg Pincus Entities, and (ii) 82,723 shares of which Mr. Landy has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan. Mr. Landy is a Managing General Partner of WP and the Co-President and a Managing Member of WP LLC. Mr. Landy disclaims beneficial ownership of all shares owned by the Warburg Pincus Entities. The address of Mr. Landy is c/o Warburg Pincus, 466 Lexington Avenue, New York, New York 10017.

(37)
Consists of (i) all shares held by the Warburg Pincus Entities, and (ii) 82,723 shares of which Mr. Landy has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(38)
Consists of 82,723 shares of which Dr. Pickar has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(39)
Consists of 82,723 shares of which Dr. Pickar has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(40)
Consists of (i) 8,256,068 shares held by MCILP, and (ii) 82,723 shares of which Mr. Schiff has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan. Mr. Schiff is a managing director of entities that indirectly control MCILP. Mr. Schiff disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein. The address of Mr. Schiff is c/o MidOcean Partners, 320 Park Avenue, 17th Floor, New York, New York 10022.

(41)
Consists of (i) 4,435,069 shares held by MCILP, and (ii) 82,723 shares of which Mr. Schiff has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(42)
Consists of 93,333 shares of which Mr. Charity has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(43)
To be sold only pursuant to the underwriters' option. The number of shares to be sold represents 5% of all shares and options (whether or not exercisable) owned by Mr. Charity.

(44)
Consists of 79,334 shares of which Mr. Charity has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(45)
Consists of 222,793 shares of which Mr. Cory has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(46)
To be sold only pursuant to the underwriters' option. The number of shares to be sold represents 10% of all shares and options (whether or not exercisable) owned by Mr. Cory.

(47)
Consists of 185,318 shares of which Mr. Cory has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(48)
Includes 388,150 shares held in the voting trust and 164,906 shares of which Mr. Franlin has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(49)
To be sold only pursuant to the underwriters' option. The number of shares to be sold represents 10% of all shares and options (whether or not exercisable) owned by Mr. Franlin.

(50)
Includes 282,875 shares held in the voting trust and 164,906 shares of which Mr. Franlin has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(51)
Includes 392,000 shares of which Mr. Freitag has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(52)
To be sold only pursuant to the underwriters' option. The number of shares to be sold represents 10% of all shares and options (whether or not exercisable) owned by Mr. Freitag.

(53)
Includes 392,000 shares of which Mr. Freitag has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(54)
Includes 226,596 shares of which Mr. Lowen has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(55)
To be sold only pursuant to the underwriters' option. The number of shares to be sold represents 10% of all shares and options (whether or not exercisable) owned by Mr. Lowen.

(56)
Consists of 220,910 shares of which Mr. Lowen has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(57)
Includes 34,265 shares held in the voting trust and 629,244 shares of which Mr. Poulin has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(58)
To be sold only pursuant to the underwriters' option. The number of shares to be sold represents 10% of all shares and options (whether or not exercisable) owned by Mr. Poulin.

(59)
Consists of 622,157 shares of which Mr. Poulin has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(60)
Consists of 99,017 shares of which Ms. Walker has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(61)
To be sold only pursuant to the underwriters' option. The number of shares to be sold represents 10% of all shares and options (whether or not exercisable) owned by Ms. Walker.

(62)
Consists of 88,092 shares of which Ms. Walker has the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

(63)
Includes 41,537,864 shares held in the voting trust and 10,273,189 shares of which our directors and executive officers have the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan and the Warburg Pincus Entities warrants.

(64)
To be sold only pursuant to the underwriters' option.

(65)
Includes 15,432,090 shares held in the voting trust and 9,993,246 shares of which our directors and executive officers have the right to acquire beneficial ownership on or before July 31, 2005, pursuant to our 1999 Equity Incentive Plan.

        We have agreed to pay all of the expenses of the selling stockholders in this offering other than underwriting discounts and commissions. In the event the underwriters' option is exercised, the number of shares to be sold by the selling stockholders named above will be increased proportionately.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Voting Trust

        Prior to this offering, a total of 42,705,817 shares of the aggregate of 55,103,436 shares of our capital stock owned by the Warburg Pincus Entities, MidOcean Capital Investors, L.P., the ABS Capital Partners Entities and members and former members of our management are held in a voting trust, the terms and conditions of which are set forth in a voting trust agreement, dated September 24, 2004, by and among us, the Warburg Pincus Entities, MidOcean Capital Investors, L.P., the ABS Capital Partners Entities, members and former members of our management, and the trustees. Under this agreement, the trustees have the power to vote the shares held in trust and to execute stockholder consents in any and all proceedings where the vote or consent of our stockholders may be required or authorized, including the election of directors, except that the investors may direct the manner in which the shares held in trust are to be voted in connection with the following matters:

  •
  any merger, consolidation or other reorganization of us with or into another corporation;

  •
  the issuance of our capital stock or rights to acquire our capital stock;

  •
  any acquisition by us of another corporation;

  •
  any sale, lease, transfer or other disposition of all or substantially all of our assets;

  •
  our liquidation or the adoption by us of a plan to liquidate; and

  •
  the incurrence or guarantee by us of indebtedness for borrowed money in excess of $10,000,000.

        The Warburg Pincus Entities, MidOcean Capital Investors, L.P. and the ABS Capital Partners Entities may sell the shares owned by them that are held in trust at any time subject to the restrictions on ownership and transfer set forth in our certificate of incorporation. See "Description of Capital Stock—Ownership and Transfer Restrictions." Members and former members of our management may only sell their shares out of the voting trust if there is a sale by the Warburg Pincus Entities, MidOcean Capital Investors, L.P. or the ABS Capital Partners Entities, in which case members and former members of our management may sell in proportion to the amount sold by these institutional investors as a whole. All remaining shares beneficially owned by the Warburg Pincus Entities will be released from the voting trust to the Warburg Pincus Entities if their collective beneficial ownership, including the shares held in trust, falls below 9.9% of our capital stock. All remaining shares beneficially owned by MidOcean Capital Investors, L.P. or the ABS Capital Partners Entities, respectively, will be released from the voting trust to either of them if their respective beneficial ownership, including the shares held in trust, falls below 4.95% of our capital stock. Certain of the selling stockholders may sell shares in this offering that are currently held in trust.

Stockholders Agreement

        We intend to replace our existing stockholders agreement with a new stockholders agreement among the Warburg Pincus Entities, MidOcean Capital Investors, L.P., the ABS Capital Partners Entities and the trustees of the voting trust. Pursuant to this agreement, we will agree that, subject to applicable law, compliance with our neutrality requirements, and the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will nominate and use our reasonable best efforts to cause to be elected and cause to remain as directors on our board:

  •
  for as long as the Warburg Pincus Entities collectively beneficially own at least 20% of our outstanding Class A common stock, two individuals designated by Warburg Pincus who are reasonably acceptable to us;

  •
  for as long as the Warburg Pincus Entities collectively beneficially own at least 5%, but less than 20%, of our outstanding Class A common stock, one individual designated by Warburg Pincus who is reasonably acceptable to us; and

  •
  for as long as MidOcean Capital Investors, L.P. owns at least 2.5% of our outstanding Class A common stock, one individual designated by MidOcean who is reasonably acceptable to us.

        In the event that our neutrality requirements require that no individual designated by MidOcean Capital Investors, L.P. serve on our board of directors, MidOcean Capital Investors, L.P. will have the ability to designate one individual to be a non-voting observer of the board of directors for as long as MidOcean Capital Partners, L.P. beneficially owns at least 2.5% of our outstanding Class A common stock. In addition, the ABS Capital Partners Entities will have the ability to designate one such individual to be a non-voting observer of the board of directors for as long as the ABS Capital Partners Entities collectively beneficially own at least 1.25% of our outstanding Class A common stock.

Registration Rights

        We are party to a registration rights agreement with the Warburg Pincus Entities, MidOcean Capital Investors, L.P. and the ABS Capital Partners Entities. Assuming no exercise of the underwriters' over-allotment option, these selling stockholders are offering an aggregate of 24,643,436 shares of our Class A common stock for sale in this offering pursuant to the registration rights agreement. Immediately after this offering, these stockholders will hold an aggregate of 28,092,061 shares of our Class A common stock, including shares held in the voting trust, with respect to which we will continue to have registration obligations under the registration rights agreement.

        The existing stockholders party to the registration rights agreement have the right to require, subject to certain conditions, that we register the shares of our Class A common stock held by them, which demand may be for shelf registration. The Warburg Pincus Entities collectively are entitled to make three such demands, one of which has been used in connection with this offering, and of which two may be demands for shelf registration. MidOcean Capital Investors, L.P. is entitled to make two such demands, of which one may be a demand for shelf registration. The ABS Capital Partners Entities collectively are entitled to make one such demand, which may be a demand for shelf registration. No such demand may be made by a stockholder within nine months of selling shares in a demand registration. These stockholders also have piggy-back rights, subject to certain conditions and exceptions, to include their shares on any registration statement we file with respect to an offering of securities, whether for our account or the account of any other person.

        We have agreed to pay the registration expenses of the stockholders selling their shares of our Class A common stock pursuant to the registration rights agreement (including the registration expenses of the selling stockholders in this offering), including, but not limited to, the payment of federal securities law and state blue sky registration fees and the reasonable fees and expenses of one counsel to the holders of shares subject to the registration rights agreement, except that we will not bear any underwriters' discounts and commissions or similar fees. We have agreed to indemnify each selling stockholder for certain violations of federal or state securities laws in connection with any registration statement in which such selling stockholder sells its shares of our Class A common stock pursuant to the registration rights agreement. Each selling stockholder in turn has agreed to indemnify us for federal or state securities law violations that occur in reliance upon written information provided by it for use in the registration statement.

        In addition, Melbourne IT Limited has registration rights in connection with shares of our Class A common stock that it has the right to acquire. See "—Other Transactions."

        The registration rights granted with respect to these shares survive until all such shares have been sold under an effective registration statement, have been transferred or are freely transferable under the Securities Act, or have ceased to be outstanding. The selling stockholders and Melbourne IT Limited have agreed with the underwriters not to exercise such registration rights or dispose of or otherwise transfer, subject to certain limitations, any shares of our Class A common stock or any securities convertible into shares of our Class A common stock for a period of at least 180 days from the date of the final prospectus.

Warrants

        Four warrants to acquire a total of 6,361,383 shares of our Class A common stock were outstanding on May 1, 2005, assuming the Recapitalization had occurred as of that date. These warrants, which are held by the Warburg Pincus Entities, are exercisable in full or in part at any time prior to December 7, 2009 for an exercise price of $0.0667 per share (as adjusted for the Recapitalization). Under the terms of the warrants, in lieu of paying the exercise price in cash, the Warburg Pincus Entities may elect to receive a payment in shares of our common stock equal to (a) the number of shares as to which the payment is being elected, multiplied by (b) the difference between the market price and the exercise price of these shares. For this purpose, "market price" is based on the average closing price of our common stock for the 15 consecutive trading days preceding the exercise election by the Warburg Pincus Entities.

        The exercise price and number of shares subject to the warrants are subject to adjustment in the event of our issuance or sale of common stock for less than the warrant exercise price; a stock split, reverse stock split or stock dividend relating to our common stock; a reorganization or reclassification of our capital stock; or another significant corporate event in which holders of our common stock are entitled to receive stock, securities, cash or other property with respect to, or in exchange for, our common stock. We may not effect specified corporate events (including a consolidation, merger or sale of substantially all of our assets) unless the successor corporation agrees to assume obligations under the warrants.

Other Transactions

        Pursuant to a joint venture formation agreement dated April 27, 2001 by and between NeuStar and Melbourne IT Limited, we hold a 90% interest in NeuLevel, Inc. and Melbourne IT Limited owns the remaining 10% interest. We have entered into an agreement with Melbourne IT Limited pursuant to which Melbourne IT Limited serves as a registrar for domain names within the .biz top-level domain. During the years ended December 31, 2002, 2003 and 2004, the Company recorded approximately $394,000, $377,000 and $512,000, respectively, in revenue from Melbourne IT Limited related to domain name registration services and other nonrecurring revenues from IP claim notification services and pre-registration services. In addition, pursuant to the joint venture formation agreement, Melbourne IT Limited has the right to purchase from us, within 30 days after the closing of this offering, up to $20 million of our Class A common stock at the initial public offering price per share. Based on the midpoint of the range set forth on the cover page of this prospectus, if it exercises this right, Melbourne IT Limited may acquire up to 1,052,631 shares of our Class A common stock. If Melbourne IT Limited exercises this right, we will issue these shares to Melbourne IT Limited in a private placement transaction outside of this offering. At the underwriters' request, Melbourne IT Limited will agree to restrictions on transfers of our stock similar to those that will apply to our directors, officers and other significant stockholders for a period not to exceed 180 days. Melbourne IT Limited will have one demand right, subject to certain minimums, to require that we file a registration statement on Form S-3 or similar form when we are eligible to use that form to register the sale of its shares of our Class A common stock and will have certain piggy-back rights to include its shares of our Class A common stock for sale in any future registered public offerings of our Class A common stock.

        In January 2003, we acquired BizTelOne, Inc., a provider of clearinghouse-based operating support services, for $2.5 million in cash, plus a $700,000 earn-out amount accrued in 2004. The earn-out was paid in March 2005 to BizTelOne's prior stockholders, including John Malone, our Senior Vice President, Sales and Business Development.

        During the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004, we received architectural services for our leased office spaces from a company owned by the brother of Jeffrey Ganek, our Chairman and CEO. The amounts paid to the related party during the years ended December 31, 2002, December 31, 2003 and December 31, 2004, respectively, were approximately $24,000, $38,000 and $117,000.

RECAPITALIZATION TRANSACTIONS

        Prior to the Recapitalization, we had authorized 100,000,000 shares of common stock, $0.002 par value per share, and 52,700,000 shares of preferred stock, $0.01 par value per share. As of May 1, 2005, on a pre-Recapitalization basis, there were 4,499,649 shares of common stock outstanding, options outstanding to purchase 10,162,983 shares of common stock under our 1999 Equity Incentive Plan, and warrants outstanding to purchase 4,543,845 shares of common stock. In addition, as of May 1, 2005, there were 100,000 shares of Series B Voting Convertible Preferred Stock outstanding, 28,569,692 shares of Series C Voting Convertible Preferred Stock outstanding, and 9,098,525 shares of Series D Voting Convertible Preferred Stock outstanding.

Recapitalization

        In the Recapitalization, all of our outstanding preferred stock has been converted into shares of our common stock, we have amended our certificate of incorporation to provide for Class A common stock and Class B common stock, we have split each share of our common stock into 1.4 shares, and we have reclassified our common stock into shares of Class B common stock. The reclassification has been structured to impose the restrictions on ownership and transfer of our capital stock contained in our certificate of incorporation.

Common Stock Conversion

        Each share of Class B common stock will be convertible at the option of the holder into one share of Class A common stock. Our Class A common stock is not convertible. Our Class A common stock and Class B common stock will otherwise be identical, except that our Class B common stock will not be registered under federal securities laws and will therefore have no public market. We anticipate that all holders of Class B common stock will ultimately convert their shares into shares of Class A common stock, after which no shares of Class B common stock will be outstanding.

Preferred Stock Conversion

        In the Recapitalization, we paid the accrued and unpaid dividend on our preferred stock, and all of our outstanding shares of preferred stock were converted into shares of Class B common stock. The dividend we paid on our preferred shares was approximately $6.3 million in the aggregate. The conversion of each series of our preferred stock took into account the 1.4-for-1 split of our common stock. In addition, we anticipate that we will receive conversion elections from the holders of all of our outstanding preferred stock to convert their shares of Class B common stock into shares of Class A common stock. If those elections are received, as we anticipate, upon the closing of this offering, holders of our previously outstanding preferred stock will receive 53,435,497 shares of our Class A common stock in the aggregate.

        As a result of the Recapitalization, we have no shares of preferred stock outstanding, and our certificate of incorporation provides that all of our authorized preferred stock is undesignated preferred stock.

Options and Other Grants Under Equity Incentive Plans

        All shares issuable under our 1999 Equity Incentive Plan, including shares issued upon exercise of outstanding options, will be shares of Class A common stock. In addition, in accordance with our authorization to make equitable adjustments under our 1999 Equity Incentive Plan in the event of a recapitalization, among other things, all of our outstanding options have been adjusted to reflect the 1.4-for-1 split of our common stock. The aggregate number of shares covered by each outstanding option has been increased and the exercise price per share covered by each outstanding option has been decreased to reflect this adjustment.

Future Elimination of Class B Common Stock

        We anticipate that all holders of Class B common stock will ultimately convert their shares to Class A common stock in order to access the public markets, after which no shares of Class B common stock will be outstanding. As soon as practicable after all shares of Class B common stock have converted to Class A common stock, we intend to propose amending our certificate of incorporation to eliminate the Class B common stock.

DESCRIPTION OF CAPITAL STOCK

General

        As of June 1, 2005, there were 150 holders of our common stock, after giving effect to the Recapitalization as if it had occurred on that date. After completion of the Recapitalization and upon the closing of this offering, our authorized capital stock will consist of 200,000,000 shares of Class A common stock, $0.001 par value per share, 100,000,000 shares of Class B common stock, $0.001 par value per share and 100,000,000 shares of preferred stock, $0.001 par value per share.

        The following is a summary of the rights of our common stock and preferred stock. This summary reflects the Recapitalization. For more detailed information, please see our certificate of incorporation, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

  Class A Common Stock

        Dividend rights.    Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of Class A common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our board of directors may from time to time determine. If declared, dividends must be paid equally to holders of Class A common stock and Class B common stock.

        Voting rights.    Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Some of our shares of common stock are subject to a voting agreement, and some holders of our Class A common stock have entered into a stockholders agreement regarding the election of directors. See "Certain Relationships and Related Party Transactions—Voting Trust" and "—Stockholders Agreement." Except to the extent required by law, Class A common stock and Class B common stock vote together as a single class on all matters submitted to our stockholders for approval.

        No preemptive or similar rights.    Our Class A common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

        Right to receive liquidation distributions.    Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders are distributable ratably to the holders of our Class A common stock, Class B common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of Class A common stock is, and all shares of Class A common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

  Class B Common Stock

        Our Class B common stock is substantially identical to our Class A common stock, except that the Class B common stock has no public market. Shares of Class B common stock may be exchanged for shares of Class A common stock at any time, at the election of the holder. Once converted, shares of Class B common stock will be treated as authorized but unissued shares.

        We anticipate that all holders of Class B common stock will ultimately convert their shares to Class A common stock in order to access the public markets, after which no shares of Class B common stock will be outstanding. As soon as practicable after all shares of Class B common stock have converted to Class A common stock, we intend to propose amending our certificate of incorporation to eliminate the Class B common stock.

Preferred Stock

        Our board of directors is authorized, subject to the limits imposed by the Delaware General Corporation Law, to issue up to 100,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences, privileges, qualifications, limitations and restrictions of the shares of each wholly unissued series. Our board of directors also is authorized to increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders.

        Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that affect adversely the voting power or other rights of our Class A and Class B common stockholders. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control, causing the market price of our Class A common stock to decline, or impairing the voting and other rights of the holders of our Class A common stock and Class B common stock. We have no current plans to issue any shares of preferred stock.

Ownership and Transfer Restrictions

        Subject to limited exceptions, our certificate of incorporation generally prohibits any telecommunications service provider or any affiliate of a telecommunications service provider from beneficially owning, directly or indirectly, 5% or more of our outstanding capital stock following this offering. If a NeuStar stockholder experiences a change in status or other event that results in the stockholder violating this restriction, or if any transfer of our stock occurs that, if effective, would violate this restriction, our certificate of incorporation requires that the excess shares (i.e., the shares that cause the violation of the restriction) be sold back to NeuStar or, if NeuStar does not elect to purchase them, to a third party whose beneficial ownership will not violate the restriction. In addition, pending a required divestiture of these excess shares, the holder whose beneficial ownership violates the 5% restriction may not vote our shares that it holds in excess of the 5% threshold. If our board of directors, or its permitted designee, determines that a transfer, attempted transfer or other event violating this restriction has taken place, we must take whatever action we deem advisable to prevent or refuse to give effect to the transfer, including refusal to register the transfer, disregard of any vote of the shares by the prohibited owner, or the institution of proceedings to enjoin the transfer.

        Our board of directors has the authority to make determinations as to whether any particular holder of our capital stock is a telecommunications service provider or an affiliate of a telecommunications service provider. Any person who acquires, or attempts or intends to acquire, beneficial ownership of our stock that will or may violate this restriction must notify us as provided in our certificate of incorporation. In addition, following this offering, any person who becomes the beneficial owner of 5% or more of our stock must notify us and certify that such person is not a telecommunications service provider or an affiliate of a telecommunications service provider. If a 5% stockholder fails to supply the required certification, we are authorized to treat that stockholder as a prohibited owner—meaning that we may elect to purchase the excess shares or require that the excess shares be sold to a third party whose ownership will not violate the restriction. We may request additional information from our stockholders in order to ensure compliance with this restriction. Our board will treat any "group," as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as a single person for purposes of applying the ownership and transfer restrictions in our certificate of incorporation.

        Nothing in our certificate of incorporation restricts our ability to purchase shares of our capital stock. If a purchase by us of shares of our capital stock results in an increase in a stockholder's percentage interest in our outstanding capital stock over the 5% threshold, such stockholder must deliver the required certification regarding such stockholder's status as a telecommunications service provider or affiliate of a telecommunications service provider. In addition, to the extent that a repurchase by us of shares of our capital stock causes any stockholder to violate the restrictions on ownership and transfer contained in our certificate of incorporation, that stockholder will be subject to all of the provisions applicable to prohibited owners, including required divestiture and loss of voting rights.

        The standards for determining whether an entity is a "telecommunications service provider" are established by the FCC. In general, a telecommunications service provider is an entity that offers telecommunications services to the public at large, and is, therefore, providing telecommunications services on a common carrier basis. Moreover, a party will be deemed to be an affiliate of a telecommunications service provider if that party controls, is controlled by, or is under common control with, a telecommunications service provider. A party is deemed to control another if that party, directly or indirectly:

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  owns 10% or more of the total outstanding equity of the other party;

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  has the power to vote 10% or more of the securities having ordinary voting power for the election of the directors or management of the other party; or

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  has the power to direct or cause the direction of the management and policies of the other party.

        The standards for determining whether an entity is a telecommunications service provider or an affiliate of a telecommunications service provider and the rules applicable to telecommunications service providers and their affiliates are complex and may be subject to change. Each stockholder will be responsible for notifying us if it is a telecommunications service provider or an affiliate of a telecommunications service provider.

        No entity may acquire shares in this offering that would result in that entity owning 5% or more of our outstanding capital stock.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

        Provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of NeuStar. Specifically, our certificate of incorporation and bylaws:

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  authorize the issuance of "blank check" preferred stock that could be used by our board of directors to thwart a takeover attempt;

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  prohibit cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of our stock to elect some directors;

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  establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following election;

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  require that directors only be removed from office for cause;

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  provide that vacancies on the board of directors, including newly-created directorships, may be filled by a majority vote of directors then in office;

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  disqualify any individual from serving on our board if such individual's service as a director would cause us to violate our neutrality requirements;

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  limit who may call special meetings of stockholders;

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  prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders; and

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  establish advance notice requirements for nominating candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

        These provisions could cause the price of our Class A common stock to decrease. They also could make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control.

Registration Rights

        Upon completion of this offering, assuming no exercise of the underwriters' over-allotment option, an aggregate of 28,092,061 outstanding shares of our Class A common stock will continue to be the subject of registration rights granted to the Warburg Pincus Entities, MidOcean Capital Investors, L.P. and the ABS Capital Partners Entities. See "Certain Relationships and Related Party Transactions—Registration Rights." In addition, if Melbourne IT Limited exercises its right to purchase up to $20 million of our Class A common stock at the initial public offering price in a private placement transaction by us, it will have registration rights with respect to those shares of our Class A common stock. See "Certain Relationships and Related Party Transactions—Other Transactions." The Warburg Pincus Entities, MidOcean Capital Investors, L.P., the ABS Capital Partners Entities and Melbourne IT Limited have agreed with the underwriters not to exercise such registration rights and not to dispose of or otherwise transfer, subject to certain limitations, any shares of our Class A common stock or any securities convertible into shares of our Class A common stock for a period of at least 180 days from the date of the final prospectus.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock is Wachovia Bank, N.A.

New York Stock Exchange Listing

        Our Class A common stock has been approved for listing on the New York Stock Exchange under the symbol "NSR."

POTENTIAL CLAIMS RELATED TO OUR OPTIONS

        In connection with grants of options and issuance of phantom stock under our equity incentive plans, we relied in part on the exemption from the registration requirements of the Securities Act of 1933 afforded by Rule 701 promulgated thereunder. From March 2002 through February 2005, although we complied with the volume limitations set forth in Rule 701 under the Securities Act, we did not supply the holders of options granted under our 1999 Equity Incentive Plan with our financial statements or information about the risks associated with investment in our securities, as required to comply with Rule 701 under the Securities Act. Shares issued upon exercise of options granted during this time were issued in violation of Section 5 of the Securities Act of 1933. In addition, we did not make certain required filings in California and Maryland and comply with other requirements in California, including requirements to deliver similar financial information, to qualify the issuance of our options under the securities laws in those states. As a result, regulators could impose monetary fines or other sanctions as provided under these federal and state laws. In addition, holders of those options and shares acquired upon exercise of such options may have rescission rights against us. We believe that the number of outstanding shares of Class A common stock for which the holders may seek rescission from us is 412,106 on a post-Recapitalization basis, which shares are held by approximately 31 different individuals. We received aggregate proceeds of approximately $117,000 from the exercise of the options pursuant to which these shares were issued, at a weighted average exercise price of $0.28 per share on a post-Recapitalization basis. Further, we believe that the outstanding options for which the holders may seek rescission from us cover approximately 1,366,468 shares of Class A common stock on a post-Recapitalization basis, which options are held by approximately 75 different individuals. The aggregate exercise price of these options is approximately $9,354,500, at a weighted average exercise price of approximately $6.85 per share on a post-Recapitalization basis. If we are required, or elect to, make rescission offers to the holders of these shares and options, and if such offers are accepted, in general we would be required to make payments to the holders equal to the purchase price of such shares issued and the value of options granted in violation of applicable federal and state securities laws plus statutory interest. Moreover, our financial exposure could be higher if so determined by courts or regulators. Based upon a public offering price in this offering of $19.00 per share (which represents the mid-point of the range set forth on the cover page of this prospectus), we believe that, even if we were to make a rescission offer, it is unlikely that any holder would opt to rescind his or her options or shares.

SHARES ELIGIBLE FOR FUTURE SALE

        Immediately prior to this offering, there was no public market for our common stock. We can make no predictions as to the effect, if any, that sales of shares of Class A common stock or the availability of shares of Class A common stock for sale will have on the market price of our Class A common stock. Nevertheless, sales of significant amounts of our Class A common stock in the public market, or the perception that such sales may occur, could adversely affect market prices.

        Upon completion of this offering, we will have 59,763,933 shares of Class A common stock outstanding (including 236,366 shares held in treasury), including those shares of Class A common stock offered by the selling stockholders, assuming no exercise of outstanding options or warrants after March 31, 2005 and assuming Melbourne IT Limited does not exercise its right to purchase from us, within 30 days of the closing of this offering, up to $20 million of our Class A common stock at the initial public offering price. This discussion assumes that the Recapitalization has occurred.

        All of the shares sold in this offering will, subject to restrictions on ownership and transfer of our capital stock contained in our certificate of incorporation, be freely tradable without restriction or further registration under the Securities Act of 1933, except for any such shares held or acquired by our "affiliates," as such term is defined under Rule 144 of the Securities Act. Shares held by our affiliates may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144.

        The remaining 34,763,933 shares of our Class A common stock outstanding upon completion of this offering will be restricted securities, as defined under Rule 144, and may not be sold publicly unless they are registered under the Securities Act or sold pursuant to Rule 144, Rule 701 or another exemption from registration.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, including an affiliate, who has beneficially owned restricted securities for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

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  1% of the number of shares of common stock then outstanding, which will equal approximately 598,000 shares of our Class A common stock immediately after this offering; or

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  the average weekly trading volume of our Class A common stock on the New York Stock Exchange during the four calendar weeks before a notice on Form 144 with respect to such sale is filed.

        Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice and the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an affiliate of ours), is entitled to sell those shares without complying with the manner of sale, notice, volume limitation or current public information provisions of Rule 144. Under Rule 144(k), based on shares outstanding as of March 31, 2005, 291,675 shares will be eligible for sale to the public immediately and an additional 13,704 shares will become eligible for sale in the public market during the 90-day period following completion of this offering.

Rule 701

        Under Rule 701, shares of our common stock acquired upon exercise of currently outstanding options or pursuant to other rights granted under our stock or other compensatory plans or agreements may be resold, to the extent not subject to lock-up agreements, (1) by persons other than affiliates, beginning 90 days after the effective date of this offering, subject only to the manner of sale provisions of Rule 144, and (2) by affiliates, subject to the manner of sale, current public information, and filing requirements of Rule 144, in each case, without compliance with the one-year holding period requirement of Rule 144. Based on shares outstanding as of March 31, 2005, 119,721 shares held by employees and former employees who are not affiliates will be eligible for sale 90 days following completion of this offering, subject to the restrictions on ownership and transfer set forth in our certificate of incorporation, and subject to the manner of sale requirements in Rule 144.

Lock-up Agreements

        We, all of our directors, current and former employees, the selling stockholders and Melbourne IT Limited, who collectively will own after this offering 32,352,467 shares of our Class A common stock (based on shares outstanding as of March 31, 2005), will enter into lock-up agreements under which we and they will agree that, without the prior written consent of Morgan Stanley & Co. Incorporated, Credit Suisse First Boston LLC, and J.P. Morgan Securities Inc., we and they will not, subject to limited exceptions, directly or indirectly offer, sell, contract to sell, announce any intention to sell, pledge or otherwise dispose of, or file a registration statement under the Securities Act relating to, any shares of our Class A common stock or securities or other rights convertible into or exchangeable or exercisable for any shares of our Class A common stock (including Class B common stock) for a period of 180 days, subject to certain extensions, after the date of this prospectus. Two of our institutional investors that are not selling stockholders in this offering, who collectively own 1,750,000 shares of our Class A common stock, will enter into lock-up agreements under which they will be subject to such restrictions for a period of 75 days after the date of the final prospectus. See "Underwriting." Upon the expiration of the applicable lock-up periods, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above.

Stock Options

        We intend to file a registration statement on Form S-8 under the Securities Act covering approximately 21.1 million shares of Class A common stock reserved for issuance under our stock incentive plans. The Form S-8 registration statement is expected to be filed within 180 days after the date of this prospectus and to be effective upon filing. Shares registered under the Form S-8 registration statement and held by non-affiliates will be available for sale in the open market after the effective date of the registration statement, subject to vesting and contractual restrictions. Rule 144 volume limitations will apply to shares registered under the Form S-8 registration statement that are held by our affiliates.

Registration Rights

        Upon completion of this offering, assuming no exercise of the underwriters' over-allotment option, an aggregate of 28,092,061 outstanding shares of our Class A common stock will continue to be the subject of registration rights granted to the Warburg Pincus Entities, MidOcean Capital Investors, L.P. and the ABS Capital Partners Entities. See "Certain Relationships and Related Party Transactions—Registration Rights." In addition, if Melbourne IT Limited exercises its right to purchase from us up to $20 million of our Class A common stock at the initial public offering price in a private placement transaction, it will have registration rights with respect to those shares of our Class A common stock. See "Certain Relationships and Related Transactions." These registration rights are subject to the 180-day lock-up restriction to be agreed to by the Warburg Pincus Entities, MidOcean Capital Investors, L.P., the ABS Capital Partners Entities and Melbourne IT Limited with the underwriters described above under "—Lock-Up Agreements."

U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a general discussion of the material U.S. federal income tax consequences that may be relevant to a non-U.S. holder (as defined below) of our Class A common stock. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. This discussion addresses only persons that hold shares of our common stock as a capital asset (generally, property held for investment) and does not address all aspects of U.S. federal income taxation that may be relevant in light of a particular non-U.S. holder's special tax status or situation. In particular, this discussion does not address the tax consequences to U.S. expatriates, insurance companies, banks or other financial institutions, tax-exempt organizations, common trust funds, dealers in securities or currency, partnerships or other pass-through entities, investors that hold shares of our Class A common stock as part of a hedge, straddle or conversion transaction, passive foreign investment companies, foreign personal holding companies or controlled foreign corporations. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

        For purposes of this discussion, a non-U.S. holder is any individual, corporation, estate or trust that is a beneficial holder of shares of our Class A common stock and that is not, for U.S. federal income tax purposes:

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  an individual citizen or resident of the United States;

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  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States, any state thereof or the District of Columbia;

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  a trust (1) if a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all of the trust's substantial decisions or (2) which has made an election to be treated as a U.S. person.

        If a partnership or other pass-through entity holds shares of our Class A common stock, the tax treatment of a partner or owner of such partnership or other pass-through entity generally will depend upon the status of the partner or owner and the activities of the partnership or pass-through entity. Accordingly, we urge partnerships and other pass-through entities that hold shares of our Class A common stock and partners or owners in such partnerships or pass-through entities to consult their tax advisors.

        You should consult your tax advisor in determining the tax consequences to you of purchasing, owning and disposing of shares of our Class A common stock, including the application of U.S. federal income and estate tax considerations, as well as the application of state, local, foreign and other tax laws.

Dividends

        Distributions on our Class A common stock will constitute dividends to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Dividends, if any, paid to you generally will be subject to a 30% U.S. federal withholding tax, subject to reduction or elimination if you are eligible for the benefits of an applicable income tax treaty.

        Dividends that are effectively connected with your conduct of a trade or business within the United States and where a tax treaty applies, attributable to a permanent establishment in the United States, are not subject to U.S. federal withholding tax, but instead, will be subject to U.S. federal income tax on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In that case, we will not withhold U.S. federal income tax provided that certain certification and disclosure requirements are satisfied. If you are a corporation, you may be subject to an additional branch profits tax at a rate of 30% or a lower rate specified by an applicable income tax treaty.

        If you wish to claim the benefit of an applicable treaty rate for dividends you will be required to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that (a) you are not a U.S. person as defined under the Code or (b) if you hold shares of our Class A common stock through certain foreign intermediaries, you satisfy the relevant certification requirements of applicable Treasury Regulations. Treasury Regulations provide special rules to determine whether, for purposes of determining the applicability of an income tax treaty, dividends paid to a non-U.S. holder that is an entity should be treated as paid to the entity or to those holding an interest in that entity.

Gain on the Sale, Exchange or Other Taxable Disposition of Shares

        You generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other taxable disposition of shares of our Class A common stock unless:

  •
  you are an individual present in the United States for 183 days or more in the year of the sale, exchange or other taxable disposition and certain other requirements are met;

  •
  the income or gain is effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, is attributable to a permanent establishment; or

  •
  we are or have been, at any time within the shorter of the five-year period preceding such disposition or your holding period for our common stock, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code unless our stock is regularly traded on an established securities market and you held no more than 5% of our outstanding common stock, directly or indirectly, at all times within the shorter of the five-year period preceding such disposition or your holding period for our common stock. We believe that we are not currently, and that we will not become, a United States real property holding corporation.

        If you are an individual described in the first bullet point immediately above you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States. If you are an individual described in the second bullet point you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If you are a foreign corporation described in the second bullet point, you generally will be subject to tax on its net gain in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Federal Estate Tax

        If you are an individual and are treated as the owner of, or have made certain lifetime transfers of, an interest in our Class A common stock, you will be required to include the value of that interest in your gross estate for U.S. federal estate tax purposes and might be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. Individuals should note that the definition of resident for purposes of the U.S. federal estate tax is not the same as the definition of resident for purposes of the U.S. federal income tax.

Backup Withholding and Information Reporting

        We must report annually to you and the Internal Revenue Service the amount of dividends paid to you and any tax withheld from those dividends. Under the provisions of an applicable income tax treaty, copies of the information returns reporting dividends and tax withheld may also be made available to the tax authorities in the country in which you reside.

        You will be subject to backup withholding on dividends paid to you unless you certify under penalty of perjury that you are a non-U.S. holder, and the payor does not have actual knowledge or reason to know that you are a U.S. person as defined under the Code, or you otherwise establish an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of shares of our Class A common stock within the United States or conducted through certain U.S. related financial intermediaries, unless you certify under penalty or perjury that you are a non-U.S. holder, and the payor does not have actual knowledge or reason to know that you are a U.S. person as defined under the Code, or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

        The discussion set forth above is included for general information purposes only and may not be applicable to you depending upon your particular situation. You should consult your tax advisors regarding the tax consequences of the purchase, ownership and disposition of shares of our Class A common stock, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Credit Suisse First Boston LLC, and J.P. Morgan Securities Inc. are acting as representatives, have severally agreed to purchase, and the selling stockholders have severally agreed to sell to them, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Credit Suisse First Boston LLC
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Bear, Stearns & Co. Inc.
Friedman, Billings, Ramsey & Co., Inc.
Jefferies & Company, Inc.
ThinkEquity Partners LLC

Total	25,000,000

        The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the initial public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $            a share under the initial public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $            a share to other underwriters or to certain dealers. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

        The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 3,750,000 shares of Class A common stock from them at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option were exercised in full, the total price to the public would be $            , the total underwriters' discounts and commissions would be $            and the total proceeds to the selling stockholders would be $            . We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholders.

        The following table shows the per share and total underwriting discounts and commissions to be paid by the selling stockholders assuming no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares from the selling stockholders.

	Per Share		Total
	No exercise	Full exercise	No exercise	Full exercise
Underwriting discounts and commissions to be paid by the selling stockholders

        Our estimated offering expenses are approximately $3.9 million, which includes legal, accounting and printing costs and various other fees associated with the registration and listing of the shares of Class A common stock.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares offered by them.

        Our Class A common stock has been approved for listing on the New York Stock Exchange under the symbol "NSR." In order to meet one of the requirements for listing the Class A common stock on the New York Stock Exchange, the underwriters have undertaken that, upon completion of this offering: there will be not less than 1,100,000 publicly held shares of Class A common stock, with an aggregate market capitalization of not less than $60 million in the United States; they will have sold lots of 100 or more shares of Class A common stock to a minimum of 2,000 beneficial holders; and our global equity market capitalization will be in excess of $500 million.

        We, our directors, current and former members of our management, the selling stockholders, and Melbourne IT Limited will enter into lock-up agreements under which we and they will agree that, during the period ending 180 days after the date of this prospectus, and two of our institutional investors that are not selling stockholders in this offering will enter into lock-up agreements under which they will agree that, during the period ending 75 days after the date of the final prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated, Credit Suisse First Boston LLC, and J.P. Morgan Securities Inc. on behalf of the underwriters, we and they will not:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock, including Class B common stock;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock, including Class B common stock;

  •
  in the case of us or the selling stockholders, file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock, including Class B common stock;

  •
  in the case of the selling stockholders and our directors and executive officers, make any demand for, or exercise any right with respect to, the registration of any shares of Class A common stock or any security convertible into or exercisable or exchangeable for Class A common stock, including Class B common stock; or

  •
  publicly announce any intention to effect any transaction specified above,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

        The restrictions described in the immediately preceding paragraph do not apply to:

  •
  the sale of shares to the underwriters;

  •
  the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus; provided that the underlying shares of Class A common stock and Class B common stock issued to those parties who enter into lock-up agreements will continue to be subject to the restrictions described in the immediately preceding paragraph;

  •
  the issuance by us of shares or options to purchase shares of our common stock to, or the repurchase by us of unvested shares upon termination of service from, an employee, director, consultant or other service provider, pursuant to our stock incentive plans in effect on the date of this prospectus; provided that the shares or options to purchase shares of Class A common stock and Class B common stock issued to our directors or executive officers will be subject to the restrictions described in the immediately preceding paragraph;

  •
  the filing by us of any registration statement with the Securities and Exchange Commission on Form S-8 relating to the offering of securities pursuant to the terms of a plan in effect on the date hereof;

  •
  transfers by a person other than us of shares of common stock or any security convertible into common stock as a bona fide gift or for no consideration and transfers by a person other than us by will or intestate, provided that in each case, each recipient of such shares or convertible securities agrees in writing to be subject to the restrictions described in the immediately preceding paragraph and no filing by any party with the Securities and Exchange Commission shall be required or shall be voluntarily made in connection with such transfer;

  •
  transfers by a person other than us to any trust, partnership or limited liability company for the direct or indirect benefit of such person and/or the immediate family of such person for estate planning purposes, provided that (i) the trustee of the trust, partnership or the limited liability company, as the case may be, agrees in writing to be subject to the restrictions described in the immediately preceding paragraph, (ii) any such transfer shall not involve a disposition for value, and (iii) no filing by any party with the Securities and Exchange Commission shall be required or shall be voluntarily made in connection with such transfer;

  •
  a sale that is required by the restrictions on ownership and transfer set forth in our certificate of incorporation, see "Description of Capital Stock—Ownership and Transfer Restrictions";

  •
  the exercise of options or conversion of other convertible securities granted prior to the date of this prospectus to any director or executive officer under any benefit plan of ours or the exercise of outstanding options or warrants by our stockholders or Melbourne IT Limited; provided that the underlying shares of Class A common stock and Class B common stock will be subject to the restrictions described in the immediately preceding paragraph upon exercise or conversion;

  •
  transfers by any corporation, partnership, limited liability company or other entity to an affiliate, provided such affiliate agrees in writing to be subject to the restrictions described in the immediately preceding paragraph and provided no filing by any party with the Securities and Exchange Commission shall be required or shall be voluntarily made in connection with such transfer;

  •
  transactions by any person other than us relating to shares of Class A common stock or other securities acquired in open market transactions after the completion of the offering of the shares, so long as no filing by any party with the Securities and Exchange Commission shall be required or shall be voluntarily made in connection with such transaction; or

  •
  the issuance by us of shares of our Class A common stock in connection with acquisitions of other companies, up to 19.9% of our fully diluted Class A common stock (measured as of the date of the closing of this offering), provided that each recipient of such shares agrees in writing to be subject to the restrictions described in the immediately preceding paragraph.

        The 180-day restricted period described above is subject to extension such that, in the event that either (1) during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the "lock-up" restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating the offering or to cover any over-allotments, the underwriters may bid for, and purchase, Class A common stock in the open market to stabilize the price of the Class A common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Class A common stock in the offering, if the syndicate repurchases previously distributed Class A common stock to cover syndicate short positions or to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        A prospectus in electronic format may be made available on the websites maintained by one or more underwriters and one or more underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

        We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        The selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act. Any discounts, commissions, concessions or profits they earn on any sale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        No entity may acquire shares in this offering that would result in that entity owning 5% or more of our outstanding capital stock.

Relationships with Underwriters

        The underwriters and their affiliates have from time to time provided, and expect to provide in the future, investment banking, commercial banking and other financial services to us and our affiliates, including the selling stockholders, for which they have received and may continue to receive customary fees and commissions. Affiliates of certain of the underwriters are investors in certain of the selling stockholders.

        We are party to a revolving credit agreement with Bank of America, an affiliate of Banc of America Securities LLC, one of the underwriters in this offering. The revolving credit agreement provides us with up to $15 million in available credit. Our obligations under the revolving credit agreement are secured by all of our assets (other than the assets of NeuLevel, Inc., our subsidiary, and the receivables securing our obligations under our receivables facility) and our interest in NeuLevel. We also are party to a receivables facility with Bank of America, pursuant to which we borrowed $10.1 million, secured by certain receivables. An independent third party administers the collections of these receivables. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Debt and Credit Facilities."

Directed Share Program

        At our request, Morgan Stanley has reserved for sale as part of the underwritten offering, at the initial public offering price, up to 500,000 shares, or 2.0% of the total number of shares offered by the selling stockholders in this prospectus, for our directors, officers and employees. If purchased by these persons, these shares will be subject to a 75-day lock-up restriction. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this prospectus.

Pricing of the Offering

        Prior to this offering, there has been no public market for the Class A common stock. The initial public offering price was determined by negotiations among us, the selling stockholders and the representatives of the underwriters. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-book value ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

VALIDITY OF SHARES

        The validity of the shares of Class A common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, Washington, DC. Various legal matters relating to the offering will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, NY.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule at December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, as set forth in their reports. We have included our financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act that registers the shares of our Class A common stock to be sold in this offering. This prospectus is a part of that registration statement. The registration statement, including the attached exhibits and schedule, contains additional relevant information about us and our capital stock. As allowed by the rules and regulations of the SEC, this prospectus does not contain all of the information included in the registration statement or the exhibits to the registration statement. For further information about us and the shares to be sold in this offering, please refer to the registration statement.

        In addition, upon completion of this offering, we will become subject to the reporting and information requirements of the Securities Exchange Act of 1934 and, as a result, will file periodic reports, proxy statements and other information with the SEC. You may read and copy this information at the public reference facility of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference facility by calling the SEC at (800) SEC-0330.

        The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like us who file electronically with the SEC. The address of that website is http://www.sec.gov.

        We intend to furnish our stockholders with annual reports containing audited financial statements and to make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
NeuStar, Inc.

        We have audited the accompanying consolidated balance sheets of NeuStar, Inc. as of December 31, 2003 and 2004, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit on the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NeuStar, Inc. at December 31, 2003 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

                      /s/ Ernst & Young LLP

McLean, Virginia
March 24, 2005, except for the last paragraph of
Note 19, as to which the date is June 28, 2005

NEUSTAR, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2003	2004
ASSETS
Current assets:
Cash and cash equivalents	$60,232	$19,019
Restricted cash	—	4,835
Short-term investments	3,755	44,910
Accounts receivable, net of allowance for doubtful accounts of $84 and $468, respectively	23,863	29,171
Unbilled receivables	1,119	980
Securitized notes receivable	4,054	3,325
Notes receivable	922	965
Prepaid expenses and other current assets	2,223	3,747
Deferred costs	554	1,570
Deferred tax asset	—	10,923

Total current assets	96,722	119,445
Restricted cash, long-term	558	835
Property and equipment, net	29,799	36,504
Goodwill	52,176	49,453
Intangibles assets, net	2,575	1,250
Securitized notes receivable, long-term	5,090	1,074
Notes receivable, long-term	236	—
Deferred costs, long-term	2,079	1,932
Other noncurrent assets	1,010	961

Total assets	$190,245	$211,454

NEUSTAR, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2003	2004
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$8,221	$2,828
Accrued expenses	15,524	32,630
Income taxes payable	375	419
Customer credits	17,000	15,541
Deferred revenue	11,665	13,972
Notes payable	12,678	4,636
Capital lease obligations	5,833	4,813
Accrued restructuring reserve	1,796	1,330

Total current liabilities	73,092	76,169
Customer credits, long-term	4,000	—
Deferred revenue, long-term	10,840	13,812
Notes payable, long-term	968	1,358
Capital lease obligations, long-term	5,028	6,606
Accrued restructuring reserve, long-term	3,857	3,719
Deferred tax liability	—	1,194

Total liabilities	97,785	102,858
Commitments and contingencies	—	—
Series B Voting Convertible Preferred Stock, $0.01 par value; 4,000,000 shares authorized; 100,000 shares issued and outstanding; liquidation preference of $66 at December 31, 2004	83	66
Series C Voting Convertible Preferred Stock, $0.01 par value; 28,600,000 shares authorized; 28,569,692 shares issued and outstanding; liquidation preference of $85,717 at December 31, 2004	98,410	85,717
Series D Voting Convertible Preferred Stock, $0.01 par value; 10,000,000 shares authorized; 9,098,525 shares issued and outstanding; liquidation preference of $54,817 at December 31, 2004	62,548	54,671
Stockholders' deficit:
Common stock, $0.002 par value; 100,000,000 shares authorized; 5,548,862 and 6,159,985 issued and outstanding as of December 31, 2003 and 2004, respectively (see Note 19)	11	12
Additional paid-in capital	—	—
Deferred stock compensation	(28)	(1,733)
Treasury stock, at cost, 236,366 shares at December 31, 2004	—	(1,125)
Accumulated deficit	(68,564)	(29,012)

Total stockholders' deficit	(68,581)	(31,858)

Total liabilities and stockholders' deficit	$190,245	$211,454

See accompanying notes.

NEUSTAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	2002	2003	2004
Revenue:
Addressing	$32,333	$42,905	$50,792
Interoperability	20,303	16,003	34,228
Infrastructure and other	38,336	52,785	79,981

Total revenue	90,972	111,693	165,001
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	36,677	37,846	49,261
Sales and marketing	13,855	14,381	22,743
Research and development	6,256	6,678	7,377
General and administrative	13,366	11,359	21,144
Depreciation and amortization	27,020	16,051	17,285
Restructuring charges (recoveries)	7,332	(1,296)	(220)
Asset impairment charge	13,190	—	—

	117,696	85,019	117,590

(Loss) income from operations	(26,724)	26,674	47,411
Other (expense) income:
Interest expense	(6,260)	(3,119)	(2,498)
Interest income	1,876	1,299	1,629

(Loss) income before income taxes and minority interest	(31,108)	24,854	46,542
Provision for income taxes	—	836	1,166

(Loss) income before minority interest	(31,108)	24,018	45,376
Minority interest	1,908	10	—

Net (loss) income	(29,200)	24,028	45,376
Dividends on and accretion of preferred stock	(9,102)	(9,583)	(9,737)

Net (loss) income attributable to common stockholders	$(38,302)	$14,445	$35,639

Net (loss) income attributable to common stockholders per common share:
Basic	$(9.04)	$3.09	$6.33

Diluted	$(9.04)	$0.31	$0.57

Weighted average common shares outstanding:
Basic	4,236	4,680	5,632

Diluted	4,236	76,520	80,237

Pro forma net income attributable to common stockholders per common share (unaudited):
Pro forma net income attributable to common stockholders			$45,376

Pro forma net income attributable to common stockholders per common share:
Basic			$0.77

Diluted			$0.62

Pro forma weighted average common shares outstanding:
Basic			59,068

Diluted			72,872

See accompanying notes.

NEUSTAR, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
(in thousands)

	Common Stock			Common Stock Subscription Receivable
			Additional Paid-in Capital		Deferred Stock Compensation	Treasury Stock	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount
Balance at December 31, 2001	4,054	$8	$—	$(155)	$(60)	$—	$(49,058)	$(49,265)
Common stock options exercised	393	1	27	—	—	—	—	28
Compensation expense associated with options issued to nonemployees	—	—	223	—	—	—	—	223
Amortization of deferred stock compensation	—	—	—	—	16	—	—	16
Accretion of preferred stock and related dividends	—	—	(250)	—	—	—	(8,852)	(9,102)
Net loss	—	—	—	—	—	—	(29,200)	(29,200)

Balance at December 31, 2002	4,447	9	—	(155)	(44)	—	(87,110)	(87,300)
Shares issued for acquisition of NightFire Software, Inc.	882	2	3,775	—	—	—	—	3,777
Common stock options exercised	220	—	39	—	—	—	—	39
Repayment of executive promissory notes	—	—	—	155	—	—	—	155
Compensation expense associated with options issued to nonemployees	—	—	287	—	—	—	—	287
Amortization of deferred stock compensation	—	—	—	—	16	—	—	16
Accretion of preferred stock and related dividends	—	—	(4,101)	—	—	—	(5,482)	(9,583)
Net income	—	—	—	—	—	—	24,028	24,028

Balance at December 31, 2003	5,549	11	—	—	(28)	—	(68,564)	(68,581)
Common stock options exercised	611	1	90	—	—	—	—	91
Deferred stock compensation expense associated with issuance of restricted stock	—	—	2,187	—	(2,187)	—	—	—
Repurchase of common stock	—	—	—	—	—	(1,012)	—	(1,012)
Return of common stock originally issued for acquisition of NightFire Software, Inc	—	—	—	—	—	(113)	—	(113)
Compensation expense associated with options issued to nonemployees	—	—	654	—	—	—	—	654
Compensation expense associated with repurchase of immature shares	—	—	982	—	—	—	—	982
Accretion of preferred stock and related dividends	—	—	(3,913)	—	—	—	(5,824)	(9,737)
Amortization of deferred stock compensation	—	—	—	—	482	—	—	482
Net income	—	—	—	—	—	—	45,376	45,376

Balance at December 31, 2004	6,160	$12	$—	$—	$(1,733)	$(1,125)	$(29,012)	$(31,858)

See accompanying notes.

NEUSTAR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2002	2003	2004
Operating activities:
Net (loss) income	$(29,200)	$24,028	$45,376
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	27,020	16,051	17,285
Stock compensation	239	303	2,118
Asset impairment charge	13,190	—	—
Amortization of deferred financing costs	2,071	533	150
Deferred income taxes	—	—	(6,419)
Noncash restructuring charge	2,295	(1,295)	(220)
Provision for doubtful accounts	753	184	960
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(6,601)	(10,396)	(7,697)
Unbilled receivables	1,935	4,726	139
Notes receivable	15,695	2,753	4,938
Prepaid expenses and other current assets	(207)	(32)	(1,524)
Deferred costs	—	(2,633)	(869)
Other assets	—	(257)	(102)
Accounts payable and accrued expenses	(14,749)	8,628	11,119
Income taxes payable	—	375	44
Accrued restructuring reserve	4,707	(3,507)	(386)
Customer credits	—	21,000	(5,459)
Contract loss reserve	(2,166)	—	—
Deferred revenue	5,902	12,426	5,279

Net cash provided by operating activities	20,884	72,887	64,732
Investing activities:
Purchases of property and equipment	(2,996)	(8,186)	(13,271)
Sales (purchases) of investments, net	(5,600)	1,845	(41,155)
Businesses acquired, net of cash acquired	—	(8,089)	—

Net cash used in investing activities	(8,596)	(14,430)	(54,426)
Financing activities:
Issuance (release) of restricted cash	(11)	493	(5,112)
Proceeds from issuance of notes payable	13,241	12,037	2,166
Principal repayments on notes payable	(33,176)	(16,104)	(9,823)
Principal repayments on capital lease obligations	(8,613)	(10,342)	(7,505)
Proceeds from exercise of common stock options	28	39	91
Payment of preferred stock dividends	—	—	(30,324)
Repayment of common stock subscriptions	—	155	—
Repurchase of common stock	—	—	(1,012)
Payment of deferred financing fees	(633)	(250)	—

Net cash used in financing activities	(29,164)	(13,972)	(51,519)

Net (decrease) increase in cash and cash equivalents	(16,876)	44,485	(41,213)
Cash and cash equivalents at beginning of year	32,623	15,747	60,232

Cash and cash equivalents at end of year	$15,747	$60,232	$19,019

See accompanying notes.

1. DESCRIPTION OF BUSINESS

        NeuStar, Inc. (the Company) provides the North American communications industry with essential clearinghouse services. The Company operates the authoritative directories that manage virtually all telephone area codes and numbers and enable the dynamic routing of calls among thousands of competing CSPs in the United States and Canada. The Company also provides clearinghouse services to emerging CSPs, including Internet service providers, cable television operators, and voice over Internet protocol, or VoIP, service providers. In addition, the Company manages the authoritative directories for the .us and .biz Internet domains, as well as for Common Short Codes, part of the short messaging service relied on by the US wireless industry.

        The Company provides its services from its clearinghouse, which includes unique databases and systems for workflow and transaction processing. These services are used by CSPs to solve a range of their technical and operating requirements, including:

  •
  Addressing. The Company enables CSPs to use critical, shared addressing resources, such as telephone numbers, several Internet domain names, and Common Short Codes.

  •
  Interoperability. The Company enables CSPs to exchange and share critical operating data so that communications originating on one provider's network can be delivered and received on the network of another CSP. The Company also facilitates order management and work flow processing among CSPs.

  •
  Infrastructure and Other. The Company enables CSPs to more efficiently manage changes in their own networks by centrally managing certain critical data they use to route communications over their own networks.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

        The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All material intercompany transactions and accounts have been eliminated in consolidation. The Company consolidates investments where it has a controlling financial interest as defined by Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements, as amended by Statement of Financial Accounting Standards (SFAS) No. 94, Consolidation of all Majority-Owned Subsidiaries. The usual condition for controlling financial interest is ownership of a majority of the voting interest and, therefore, as a general rule ownership, directly or indirectly, of more than 50% of the outstanding voting shares is a condition indicating consolidation. Minority interest is recorded in the statement of operations for the share of losses absorbed by minority shareholders to the extent that the minority shareholder's investment in the subsidiary does not fall below zero. For the years ended December 31, 2002, 2003 and 2004, the Company recorded losses in excess of its investment of approximately $190,000, $0, and $0, respectively. For investments in variable interest entities, as defined by Financial Accounting Standards Board (FASB) Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46), the Company would consolidate when it is determined to be the primary beneficiary of a variable interest entity. For those investments in entities where the Company has significant influence over operations, but where the Company neither has a controlling financial interest nor is the primary beneficiary of a variable interest entity, the Company follows the equity method of accounting pursuant to Accounting Principles Bulletin (APB) Opinion

No. 18, The Equity Method of Accounting for Investments in Common Stock. The Company does not have any variable interest entities or investments accounted for under the equity method of accounting.

Unaudited Pro Forma Financial Information

        The unaudited pro forma consolidated statement of operations information for the year ended December 31, 2004 gives effect to all aspects of the Recapitalization (see Note 19) as though it had occurred at the beginning of the period, except for the conversion of all outstanding shares of Class B common stock into shares of Class A common stock. The pro forma net income attributable to common stockholders per common share and the pro forma weighted average shares outstanding included in the statement of operations information reflect the Recapitalization as though it had occurred at the beginning of the period, except for the conversion of all outstanding shares of Class B common stock into shares of Class A common stock. Accrued and unpaid dividends as of December 31, 2004 were $2.1 million in the aggregate and are included within the respective Preferred Stock captions in the consolidated balance sheets.

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications

        Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

Fair Value of Financial Instruments

        SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Due to their short-term nature, the carrying amounts reported in the consolidated financial statements approximate the fair value for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. As of December 31, 2003 and 2004, the Company believes the carrying value of its long-term notes receivable approximates fair value as the interest rates approximate a market rate. The fair value of the Company's long-term debt is based upon quoted market prices for the same and similar issuances giving consideration to quality, interest rates, maturity and other characteristics. As of December 31, 2003 and 2004, the Company believes the carrying amount of its long-term debt approximates its fair value since the fixed and variable interest rates of the debt approximates a market rate. The fair value of the Company's convertible preferred stock is not practicable to determine, as no quoted market price exists for the convertible preferred stock nor have there been any recent transactions in the Company's convertible preferred stock. The convertible preferred stock will be converted into common stock of the Company upon consummation of a qualified initial public offering.

Cash and Cash Equivalents

        The Company considers all highly liquid investments, which are readily convertible into cash and have original maturities of three months or less at the time of purchase, to be cash equivalents. Supplemental non-cash information to the consolidated statements of cash flows is as follows:

	Year Ended December 31,
	2002	2003	2004
	(in thousands)
Fixed assets acquired through capital leases	$889	$7,433	$8,054
Fixed assets acquired through notes payable	—	1,154	1,359
Cash paid for interest	4,313	1,673	1,693
Cash paid for income taxes	2	836	7,291
Accounts payable incurred to purchase fixed assets	—	1,539	125
Business acquired with common shares (Note 3)	—	3,777	(113)
Dividends to preferred stockholders	8,853	9,334	9,488

Restricted Cash

        At December 31, 2003 and 2004, $558,000 and $5.7 million, respectively, of cash was pledged as collateral on outstanding letters of credit related to 2003 customer credits and lease obligations and was classified as restricted cash on the consolidated balance sheets.

Derivatives and Hedging Activities

        The Company recognizes all derivative financial instruments in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument, in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Changes in the fair value of derivative financial instruments are either recognized periodically in the results of operations or in stockholders' equity as a component of other comprehensive income, depending on whether the derivative financial instrument qualifies for hedge accounting and, if so, whether it qualifies as a fair value hedge or cash flow hedge. Generally, changes in the fair value of the derivatives accounted for as fair value hedges are recorded in the results of operations along with the portions of the changes in the fair values of the hedged items that relate to the hedged risks. Changes in fair value of derivatives accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in other comprehensive income. Changes in fair values of derivatives not qualifying as hedges are reported in the results of operations.

        In October 2003, we entered into an interest rate swap agreement to manage our interest rate exposure under our Receivables Facility (see Note 9). The interest rate swap does not meet the criteria under SFAS No. 133 to qualify for hedge accounting treatment. Accordingly, changes in the fair value of the instrument are recorded in earnings. The fair value of the interest rate swap was not significant at December 31, 2003 and 2004.

Concentrations of Credit Risk

        Financial instruments that are potentially subject to a concentration of credit risk consist principally of cash equivalents and accounts receivable. Cash investment policies are in place that restrict placement of these investments to financial institutions evaluated as highly creditworthy.

        With respect to accounts receivable, the Company performs ongoing evaluations of its customers, generally granting uncollateralized credit terms to its customers, and maintains an allowance for doubtful accounts based on historical experience and management's expectations of future losses. Customers under the Company's contracts with the North American Portability Management, LLC, are charged a Revenue Recovery Collection fee (See Accounts Receivable, Revenue Recovery Collection and Allowance for Doubtful Accounts).

Short-term Investments

        Investments in debt and equity securities that have readily determinable fair values are accounted for as available-for-sale securities. Available-for-sale securities are stated at fair value as determined by the most recently traded price of each security at the balance sheet date, with the unrealized gains and losses recorded as a component of other comprehensive income. The specific-identification method is used to compute the realized gains and losses on debt and equity securities. As of December 31, 2003 and 2004, the carrying value of the investments approximated their fair value and there were no unrealized gains or losses. As of December 31, 2003 and 2004, these investments consist principally of commercial paper, high-grade auction rate securities and U.S. government or corporate debt securities.

Accounts Receivable, Revenue Recovery Collections and Allowance for Doubtful Accounts

        Accounts receivable are recorded at the invoiced amount and do not bear interest. In accordance with the Company's contracts with North American Portability Management, LLC, the Company bills a Revenue Recovery Collections (RRC) fee to offset uncollectible receivables from any individual customer. The RRC fee is based on a percentage of monthly billings. From January 1, 2002 through June 30, 2004, the RRC fee was 3%. On July 1, 2004, the RRC fee was reduced to 2% for the remaining six months of 2004. The RRC fees are recorded as an accrued liability when collected. If the RRC fee is insufficient the amounts can be recovered from the customers. Any accrued RRC fees in excess of uncollectible receivables are paid back to the customers annually on a pro rata basis. RRC fees of $4.4 million and $4.3 million are included in accrued expenses as of December 31, 2003 and 2004, respectively.

        All other receivables related to services not covered by the RRC fees are evaluated and, if deemed not collectible, are reserved. The Company recorded an allowance for doubtful accounts of $84,000 and $468,000 as of December 31, 2003 and 2004, respectively. Bad debt expense amounted to $753,000, $184,000 and $960,000 for the years ended December 31, 2002, 2003 and 2004, respectively.

Deferred Financing Costs

        The Company amortizes deferred financing costs using the effective-interest method and records such amortization as interest expense. Amortization of debt discount and annual commitment fees for unused portions of available borrowings are also recorded as interest expense.

Property and Equipment

        Property and equipment, including leasehold improvements and assets acquired through capital leases, are recorded at cost, net of accumulated depreciation and amortization. Depreciation and amortization of property and equipment are determined using the straight-line method over the estimated useful lives of the assets, as follows:

Computer hardware	3-5 years
Equipment	5 years
Furniture and fixtures	5-7 years
Leasehold improvements	Lesser of related lease term or useful life

        Amortization expense of capital leased assets is included in depreciation expense. Replacements and major improvements are capitalized; maintenance and repairs are charged to expense as incurred.

        The Company capitalizes software development and acquisition costs in accordance with Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP No. 98-1 requires the capitalization of costs incurred in connection with developing or obtaining software for internal use. Costs incurred to develop the application are capitalized, while costs incurred for planning the project and for post-implementation training and maintenance are expensed as incurred. The capitalized costs of purchased technology and software development are amortized using the straight-line method over the estimated useful life of three to five years. During the years ended December 31, 2003 and 2004, the Company capitalized costs related to internal use software of $3.0 million and $9.1 million, respectively. Depreciation expense related to capitalized software costs are included in depreciation and amortization expense in the consolidated statements of operations.

Goodwill

        Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill and intangible assets that are determined to have an indefinite useful life are not amortized, but instead tested for impairment annually in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets.

        The Company performs its annual impairment analysis on October 1 of each year or more often if indicators of impairment arise. The Company performed its annual impairment test with regard to the carrying value of goodwill on October 1, 2003 and 2004 and determined that goodwill was not impaired at those dates.

Identifiable Intangible Assets

        Identifiable intangible assets are amortized over their respective estimated useful lives using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up and are reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

        The Company's identifiable intangible assets are amortized as follows:

	Years	Method
Acquired technologies	4	Straight-line
Customer lists	3	Accelerated

        The Company's identifiable intangible assets have a weighted-average amortization period of 3 years. Amortization expense related to acquired technologies and customer lists are included in depreciation and amortization expense in the consolidated statements of operations.

Impairment of Long-Lived Assets

        In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, a review of long-lived assets for impairment is performed when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. If an indication of impairment is present, the Company compares the estimated undiscounted future cash flows to be generated by the asset to its carrying amount. If the undiscounted future cash flows are less than the carrying amount of the asset, the Company records an impairment loss equal to the excess of the asset's carrying amount over its fair value. The fair value is determined based on valuation techniques such as a comparison to fair values of similar assets or using a discounted cash flow analysis. In December 2002, the Company determined that certain assets were impaired, and as such the carrying values of those assets were adjusted down to their estimated fair values. There were no impairment charges recognized during the years ended December 31, 2003 or 2004.

Revenue Recognition

        The Company provides the North American communications industry with essential clearinghouse services that address the industry's addressing, interoperability, and infrastructure needs. The Company's revenue recognition policies are in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition.

        The Company provides the following services pursuant to various private commercial and government contracts.

Addressing

        The Company's addressing services include telephone number administration, implementing the allocation of pooled blocks of telephone numbers, and directory services for Internet domain names and Common Short Codes. The Company generates revenue from its telephone number administration services under two government contracts. Under its contract to serve as the North American Numbering Plan Administrator, the Company earns a fixed annual fee, and recognizes this fee as revenue on a straight-line basis as services are provided. In the event the Company estimates losses on its fixed fee contract, the Company recognizes these losses in the period in which a loss becomes apparent. Under the Company's contract to serve as the National Pooling Administrator, the Company is reimbursed for costs incurred plus a fixed fee associated with administration of the pooling system. During the construction period completed in March 2002, the Company recognized revenue based on costs incurred. Thereafter, the Company received an award fee associated with its initial delivery of the pooling system, which the Company recognized when it was notified of the amount of the award fee earned. The Company recognizes revenue for administration of the system based on costs incurred plus a pro rata amount of the fixed fee.

        In addition to the administrative functions associated with its role as the National Pooling Administrator, the Company also generates revenue from implementing the allocation of pooled blocks of telephone numbers under our long-term contracts with North American Portability Management, LLC, and the Company recognizes revenue on a per transaction fee basis as the services are performed. For its Internet domain name services, the Company generates revenue for Internet domain registrations, which generally have contract terms between one and ten years. The Company recognizes revenue on a straight-line basis over the lives of the related customer contracts. The Company generates revenue from its Common Short Code services under short-term contracts ranging from three to twelve months, and the Company recognizes revenue on a straight-line basis over the term of the customer contracts.

Interoperability

        The Company's interoperability services consist primarily of wireline and wireless number portability and order management services. The Company generates revenue from number portability under its long-term contracts with North American Portability Management, LLC and Canadian LNP Consortium, Inc. The Company recognizes revenue on a per transaction fee basis as the services are performed. The Company provides order management services consisting of customer set-up and implementation followed by transaction processing under contracts with terms ranging from one to three years. Customer set-up and implementation is not considered a separate deliverable; accordingly, the fees are deferred and recognized as revenue on a straight-line basis over the term of the contract. Per-transaction fees are recognized as the transactions are processed.

Infrastructure and Other

        The Company's infrastructure services consist primarily of network management and connection fees. The Company generates revenue from network management services under its long-term contracts with North American Portability Management, LLC. The Company recognizes revenue on a per transaction fee basis as the services are performed. In addition, the Company generates revenue from connection fees and system enhancements under its contracts with North American Portability Management, LLC. The Company recognizes its connection fee revenue as the service is performed. System enhancements are provided under contracts in which the Company is reimbursed for costs incurred plus a fixed fee. Revenue is recognized based on costs incurred plus a pro rata amount of the fee.

Significant Contracts

        The Company provides wireline and wireless number portability, implements the allocation of pooled blocks of telephone numbers and provides network management services pursuant to seven contracts with North American Portability Management, LLC, an industry group that represents all telecommunications service providers in the United States. The Company recognizes revenue under its contracts with North American Portability Management, LLC primarily on a per-transaction basis. The aggregate fees for transactions processed under these contracts are determined by the total number of transactions, and these fees are billed to telecommunications service providers based on their allocable share of the total transaction charges. This allocable share is based on each respective telecommunications service provider's share of the aggregate end-user services revenues of all U.S. telecommunications service providers as determined by the FCC. Under the Company's contracts, the Company also bills a revenue recovery collections, or RRC, fee of a percentage of monthly billings to its customers, which is available to the Company if any telecommunications service provider fails to pay its allocable share of total transactions charges. In the period in which the RRC fees are billed, the RRC fees are recorded as an accrued expense (see Note 8) on the consolidated balance sheet, with a corresponding increase to accounts receivable. If the RRC fee is insufficient for that purpose, these contracts also provide for the recovery of such differences from the remaining telecommunications service providers. On an annual basis, (i) the Company evaluates the RRC fee reserve by comparing cash collections to billings and the RRC percentage is adjusted, and (ii) any excess RRC fee reserve is returned to the telecommunications service providers in accordance with the terms of these contracts.

        The per-transaction pricing under these contracts provides for annual volume discounts (credits) that are earned on all transactions in excess of the pre-determined annual volume threshold. In the period in which the credits are earned, billings in excess of the discounted pricing are recorded as a customer credit liability on the balance sheet, with a corresponding reduction to revenue. In the following year when the credit is applied to invoices rendered, the customer credit liability is reduced with a corresponding credit to accounts receivable.

        In the fourth quarter of 2003 and 2004, the Company reduced revenues for all transactions in excess of the pre-determined annual volume thresholds and recorded a corresponding customer credit liability in the amount of $6.0 million and $11.9 million, respectively.

        In December 2003, these contracts were amended to extend their expiration date from May 2006 to May 2011, and the per-transaction fee charged to the Company's customers over the term of the contracts was reduced. As part of the amendments, the Company agreed to retroactively apply the new transaction fee to all 2003 transactions processed and granted credits totaling $16.0 million. These credits are being applied to customer invoices over a 23-month period beginning in January 2004. Additionally, the Company obtained letters of credit totaling $16.0 million in January 2004 to secure these customer credits. As of December 31, 2004, approximately $15.5 million of these customer credits were outstanding. The amount of the Company's revenue derived under its contracts with North American Portability Management, LLC was $69.2 million, $84.5 million, and $130.0 million for the years ended December 31, 2002, 2003 and 2004, respectively.

Service Level Standards

        Pursuant to certain of the Company's private commercial contracts, the Company is subject to service level standards and to corresponding penalties for failure to meet those standards. The Company records a provision for these performance-related penalties when incurred with a corresponding reduction to revenue.

Cost of Revenues and Deferred Costs

        Cost of revenues includes all direct materials, direct labor, and those indirect costs related to revenue such as indirect labor, materials and supplies and facilities cost.

        Deferred costs represents direct labor related to professional services incurred for the setup and implementation on OMS contracts. These costs are recognized in cost of revenues ratably over the OMS contract term. Deferred costs are classified as such on the balance sheet for the periods presented.

Advertising

        The Company expenses advertising as incurred. Advertising expense was approximately $3.9 million, $1.2 million and $447,000 for the years ended December 31, 2002, 2003 and 2004, respectively.

Accounting for Stock-Based Compensation

        SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS No. 123 (SFAS No. 123), allows companies to account for stock-based compensation using either the provisions of SFAS No. 123 or the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, but requires pro forma disclosure in the notes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Company accounts for its stock-based employee compensation in accordance with APB No. 25. Stock compensation expense to nonemployees has been determined in accordance with SFAS No. 123 and Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Connection with Selling Goods or Services (EITF 96-18) and represents the fair value of the consideration received or the fair value of the equity instrument issued, whichever may be more reliably measured. For options that have not reached a measurement date under EITF 96-18, the fair value of the options granted to nonemployees is remeasured at each reporting date.

        The following table illustrates the effect on net (loss) income attributable to common stockholders and net (loss) income attributable to common stockholders per common share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation.

	Year Ended December 31,
	2002	2003	2004
	(in thousands, except per share data)
Pro forma net (loss) income attributable to common stockholders:
As reported	$(38,302)	$14,445	$35,639
Add: stock-based compensation expense included in reported net (loss) income attributable to common stockholders	239	303	2,118
Deduct: Total stock-based compensation expense determined under fair value-based method for all awards	(2,334)	(3,366)	(7,240)

Pro forma net (loss) income attributable to common stockholders	$(40,397)	$11,382	$30,517

Net (loss) income attributable to common stockholders per share:
Basic—as reported	$(9.04)	$3.09	$6.33

Basic—pro forma	$(9.54)	$2.43	$5.42

Diluted—as reported	$(9.04)	$0.31	$0.57

Diluted—pro forma	$(9.54)	$0.15	$0.38

        The Black-Scholes option-pricing valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's stock options have characteristics significantly different from those of publicly traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        The effect of applying SFAS No. 123 on pro forma net (loss) income attributable to common stockholders as stated above is not necessarily representative of the effects on reported net (loss) income attributable to common stockholders for future years due to, among other things, the vesting period of the stock options and the fair value of additional options to be granted in the future years.

        For the purposes of the disclosure required by SFAS No. 123, the weighted-average fair value of each option granted during the years ended December 2002, 2003 and 2004 was $2.43, $2.65 and $3.91, respectively. The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants issued during the years ended December 31, 2002, 2003, 2004:

	Year Ended December 31,
	2002	2003	2004
Expected life	5 years	5 years	5 years
Expected volatility	77.84%	71.43%	67.14%
Average risk-free interest rate	3.80%	3.08%	3.43%
Dividend yield	0.00%	0.00%	0.00%

Basic and Diluted Net (Loss) Income Attributable to Common Stockholders per Common Share

        Basic net (loss) income attributable to common stockholders per common share excludes dilution for potential common stock issuances and is computed by dividing net (loss) income attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net (loss) income attributable to common stockholders per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Convertible preferred stock, stock options and warrants were not considered in the computation of diluted net (loss) income attributable to common stockholders per common share for the year ended December 31, 2002 as their effect is anti-dilutive for such period.

        The following table provides a reconciliation of the numerators and denominators used in computing basic and diluted net (loss) income attributable to common stockholders per common share and pro forma net (loss) income attributable to common stockholders per common share (in thousands, except per share data):

	Year Ended December 31,
	2002	2003	2004
Historical:
Numerator:
Net (loss) income	$(29,200)	$24,028	$45,376
Dividends on and accretion of convertible preferred stock	(9,102)	(9,583)	(9,737)

Net (loss) income attributable to common stockholders	$(38,302)	$14,445	$35,639

Pro forma (unaudited):
Numerator:
Net (loss) income attributable to common stockholders			$35,639
Dividends on and accretion of convertible preferred stock			9,737

Pro forma net (loss) income attributable to common stockholders			$45,376

Historical:
Denominator:
Weighted average common shares outstanding—basic	4,236	4,680	5,632
Dilutive effect of:
Stock options for the purchase of common stock	—	6,820	7,515
Conversion of preferred stock and accrued dividends payable into common stock	—	58,755	60,801
Warrants for the purchase of common stock	—	6,265	6,289

Weighted average common shares outstanding—diluted	4,236	76,520	80,237

Pro Forma (unaudited):
Denominator:
Weighted average common shares outstanding—basic			5,632
Assumed conversion of preferred stock into common stock			53,436

Pro forma weighted average common shares outstanding—basic			59,068
Dilutive effect of:
Stock options for the purchase of common stock			7,515
Warrants for the purchase of common stock			6,289

Pro forma weighted average common shares outstanding—diluted			72,872

Income Taxes

        The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rate and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Segment Information

        The Company currently operates in one business segment; namely providing critical technology services to the communications industry. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker who comprehensively manages the entire business. The Company does not operate any material separate lines of business or separate business entities with respect to its services. Accordingly, the Company does not accumulate discrete financial information with respect to separate service lines and does not have separately reportable segments as defined by SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information.

Comprehensive (Loss) Income

        There were no material differences between net (loss) income and comprehensive net (loss) income for the years ended December 31, 2002, 2003 and 2004.

Recent Accounting Pronouncements

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (SFAS No. 150). SFAS No. 150 requires that an issuer classify certain financial instruments as a liability because they embody an obligation of the issuer. The remaining provisions of SFAS No. 150 revise the definition of a liability to encompass certain obligations that a reporting entity can or must settle by issuing its own equity shares, depending on the nature of the relationship established between the holder and the issuer. The provisions of this statement require that any financial instruments that are mandatorily redeemable on a fixed or determinable date or upon an event certain to occur be classified as liabilities. The Company's convertible preferred stock may be converted into common stock at the option of the stockholder, and therefore, it is not classified as a liability under the provisions of SFAS No. 150.

        On December 16, 2004, the FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), which is a revision of SFAS No. 123. SFAS 123(R) supersedes APB No. 25, and amends SFAS No. 95, Statement of Cash Flows. Generally the approach in SFAS 123(R) is similar to the approach described in SFAS No. 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative upon adopting SFAS 123(R).

        SFAS 123(R) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. SFAS 123(R) permits public companies to adopt its requirements using one of two methods:

  •
  A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123(R) for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.

  •
  A "prospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123(R) for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

        The Company plans to adopt SFAS 123(R) using the modified prospective method on July 1, 2005.

3. ACQUISITIONS

BizTelOne, Inc.

        In January 2003, the Company acquired BizTelOne, Inc. (BTO) for $2.5 million in cash. The acquisition provided technology and market presence needed to facilitate growth of the Company's order management services. The acquisition was accounted for as a purchase and the results of operations of BTO have been included in the accompanying consolidated statements of operations since the date of the acquisition.

        The Company allocated the purchase price principally to acquired technology ($937,000) and goodwill ($2.1 million), and recorded liabilities assumed of $489,000. Acquired technology is included in intangible assets (see Note 7) and is being amortized on a straight-line basis over four years.

        In connection with the purchase, the Company was obligated to pay additional consideration over a two-year period to BTO's former shareholders if certain levels of revenue were achieved by BTO in 2004. The Company accrued $700,000 at December 31, 2004 with a corresponding increase to goodwill for settlement of the earnout.

NightFire Software, Inc.

        In August 2003, the Company acquired certain assets of NightFire Software Inc. (NightFire) for $4.1 million in cash (net of $293,000 cash acquired) and the issuance of 881,435 shares of common stock for total purchase consideration of $7.9 million. NightFire's products enabled fully automated voice, data, and broadband access services fulfillment for competitive local exchange carriers, integrated communications carriers, incumbent local exchange carriers, inter-exchange carriers, Internet service providers, and other types of service providers. The acquisition of NightFire continues the expansion of the Company's OMS offering to telecommunication service providers.

        The common stock of the Company was valued at $4.29 per share, which approximated fair market value, on the date of the acquisition. Of the total shares issued, approximately 294,000 shares of common stock were held in escrow for a period of nine months, ending May 2004, pursuant to an indemnification clause in the purchase agreement. The value of these shares has been included in the purchase consideration at the date of acquisition.

        The acquisition was accounted for as a purchase and accordingly, the results of operations of the acquired business have been included in the accompanying consolidated statements of operations since the date of the acquisition. The purchase price was allocated to acquired technology ($1.3 million), customer lists ($996,000), and goodwill ($5.7 million) based on their estimated fair values on the acquisition date. Acquired technology and customer lists are included in intangible assets. Acquired technology is being amortized on an accelerated basis over four years, and customer lists are being amortized on a straight-line basis over three years.

        During July 2004, 267,446 shares of common stock were released from escrow and the Company recorded a purchase price adjustment of approximately $113,000 for the value of 26,366 shares of common stock that were returned to the Company with an offsetting reduction to goodwill. The shares returned to the Company were held in Treasury as of December 31, 2004.

4. SECURITIZED NOTES RECEIVABLE

        The Company has receivables for functionality upgrades on behalf of its customers under its Statement of Work (SOW) contracts with North American Portability Management, LLC. At the option of these customers, payment of these securitized notes receivable is made over 36 months from completion of the contract. The obligations, which are unsecured, accrue interest monthly on the unpaid balance. The interest charges range from 7.3% to 9.6% per annum. Payments are received from each customer for its pro-rata share of the obligation under the SOW contracts.

5. DEFERRED FINANCING COSTS

        During 2002, 2003 and 2004, the Company paid $633,000, $250,000 and $0, respectively, in loan origination fees that are being amortized using the effective-interest method over the term of the related debt. Total amortization expense was $2.1 million, $496,000 and $150,000 for the years ended December 31, 2002, 2003 and 2004, respectively, and is reported as interest expense in the consolidated statements of operations. As of December 31, 2003 and 2004, the balance of unamortized deferred financing fees was $215,000 and $65,000, respectively, and is included within other noncurrent assets.

6. PROPERTY and EQUIPMENT

        Property and equipment consists of the following (in thousands):

	December 31,
	2003	2004
Computer hardware	$28,572	$26,245
Equipment	280	312
Furniture and fixtures	2,754	2,176
Leasehold improvements	10,062	11,852
Construction in-progress	4,533	3,002
Capitalized software	21,278	25,099

	67,479	68,686
Accumulated depreciation and amortization	(37,680)	(32,182)

Property and equipment, net	$29,799	$36,504

        The Company entered into capital lease obligations of $7.4 million and $8.1 million for the years ended December 31, 2003 and 2004, respectively, primarily for equipment and furniture.

        In 2002, the Company identified indicators of impairment related to certain assets. The indicators were primarily a result of poor economic conditions and slower than expected domain name services sales. The Company revised its projections downward for domain name services for 2003 and beyond. The asset group that was evaluated for impairment consisted of computer hardware and internally developed software that was either purchased or developed in conjunction with the development of the Company's domain name services database and software platform. In accordance with SFAS No. 144, the Company prepared an undiscounted cash flow analysis and concluded that an impairment of the asset group existed, as the undiscounted cash flows were less than the carrying amount of those assets. Accordingly, an impairment charge of $13.2 million was recorded for the excess of the carrying value of the assets over their fair value, which was determined based on a discounted cash flow analysis. The impairment charge reduced the carrying value of computer hardware and equipment by $3.4 million and capitalized software by $9.8 million.

        In 2003, the Company revised the estimated useful life related to certain systems as the Company expected to replace the affected systems in 2004. As a result, the Company accelerated depreciation based on the revised useful life for an amount totaling $686,000 in 2003. Depreciation and amortization expense for the years ended December 31, 2002, 2003 and 2004 was $27.0 million and $16.0 million and $17.3 million, respectively.

7. GOODWILL and INTANGIBLE ASSETS

        Goodwill and other intangible assets consists of the following (in thousands):

	December 31,
	2003	2004
Goodwill	$52,176	$49,453

Other intangible assets:
Customer lists	996	996
Acquired technology	2,208	2,208

Total other intangible assets	3,204	3,204
Accumulated amortization	(629)	(1,954)

Other intangible assets, net	$2,575	$1,250

        Amortization expense related to other intangible assets for the years ended December 31, 2002, 2003 and 2004 of $0, $629,000 and $1.3 million, respectively, is included in depreciation and amortization expense. Amortization expense related to other intangibles for the years ended December 31, 2005, 2006 and 2007 is expected to be $694,000, $344,000 and $212,000, respectively.

8. ACCRUED EXPENSES

        Accrued expenses at December 31, 2003 and 2004 consist of the following (in thousands):

	December 31,
	2003	2004
Accrued wages	6,884	15,656
RRC fee reserve	4,423	4,289
Other	4,217	12,685

Total accrued expenses	$15,524	$32,630

9. NOTES PAYABLE

        Notes payable consists of the following (in thousands):

	December 31,
	2003	2004
Promissory note payable to vendor; principal and interest payable quarterly at 6.4% per annum with a maturity date of July 1, 2004; secured by the equipment financed	$291	$—
Promissory note payable to vendor; principal and interest payable quarterly at 1.73% per annum with a maturity date of April 1, 2006; secured by the equipment financed	1,513	767
Promissory note payable to vendor; principal and interest payable quarterly at 2.88% per annum with a maturity date of April 1, 2006; secured by the equipment financed	91	41
Promissory note payable to predecessor; principal and interest payable quarterly at prime rate plus 1% per annum with a maturity date of August 13, 2004;	2,949	—
Promissory note payable to vendor; principal and interest payable quarterly at 3.87% per annum with a maturity date of April 1, 2006; secured by the equipment financed	—	146
Promissory note payable to vendor; principal and interest payable quarterly at 2.08% per annum with a maturity date of April 1, 2007; secured by the equipment financed	—	1,443
Credit Agreement with a bank, bearing interest at the one-month LIBOR rate plus 2.00% (4.40% at December 31, 2004), with monthly paydown corresponding with the cash collection of securitized notes receivable (see Note 4), with a maturity date of February 1, 2007	8,802	3,597

	13,646	5,994
Less: current portion	(12,678)	(4,636)

Notes payable, long-term	$968	$1,358

Revolving Credit Facility

        In August 2002, the Company entered into a Revolving Credit Facility (Revolving Credit Facility), which provides the Company with up to $15 million in available credit. Borrowings under the Revolving

Credit Facility may be either Base Rate loans or Eurodollar rate loans. Base Rate loans bear interest at a fluctuating rate per annum equal to the higher of the federal funds rate plus 0.5% or the lender's prime rate. Eurodollar rate loans bear interest at the Eurodollar rate plus the applicable margin. The average interest rate on this facility was 5.44%, 4.12% and 4.27% for the years ended December 31, 2002, 2003 and 2004, respectively. The Company's obligations under the Revolving Credit Facility are secured by all of the Company's assets (other than the assets of NeuLevel, Inc. and those securing its obligations under the Credit Agreement, as discussed below) and its interest in NeuLevel, Inc. (NeuLevel), its subsidiary. As of December 31, 2003 and 2004, $4.0 million and $1.8 million of letters of credit were outstanding, respectively. As of December 31, 2003 and 2004, the available capacity under the Revolving Agreement was $11.0 million and $13.2 million, respectively.

        Under the terms of the Revolving Credit Facility, the Company must comply with certain financial covenants such as maintaining minimum levels of consolidated net worth, quarterly consolidated EBITDA, and liquid assets and not exceeding certain levels of capital expenditures and leverage ratios. Additionally, there are negative covenants that limit the Company's ability to declare or pay dividends, acquire additional indebtedness, incur liens, dispose of significant assets, make acquisitions or significantly change the nature of the business without permission of the lender.

        During 2003 and 2004, the Company was not in compliance with certain covenants and obtained waivers for such defaults.

Receivables Facilities

        In November 2001, the Company established a Receivables Facility with a bank, which provided the Company with up to a total of $37 million, as amended, in available credit. In connection with the Receivables Facility, the Company drew down net proceeds of approximately $28.0 million, net of financing costs, against $30.2 million in securitized notes receivable (see Note 4) in November 2001. This balance was repaid in full in 2003.

        In September 2002, the Company drew down additional net proceeds of $6.7 million, net of financing costs, against $7.0 million in securitized notes receivable (see Note 4). In October 2003, the Company used a portion of the proceeds from the new Receivables Facility, as discussed below, to pay off the remaining balance on the Receivables Facility.

        In October 2003, the Company established a new Receivables Facility with a bank, pursuant to which it borrowed $10.1 million, secured by, and payable from the proceeds of, its securitized notes receivable (see Note 4). An independent third party administers the collection of the securitized notes receivable. As the securitized notes receivable are collected, the third party pays the bank directly for all secured amounts on a monthly basis, thereby reducing the amounts outstanding under the facility. Minimum payments of $1 million have been due every six months since January 2004, and all amounts outstanding are due February 1, 2007. The Company has guaranteed a portion of this Receivables Facility (less than 10% of the outstanding principal balance) but is otherwise not liable for the collection of amounts owed under the secured securitized notes receivable. The loan facility bears interest at the reserve adjusted one month LIBOR rate plus 2%. As of December 31, 2004, the rate was 4.40%.

        As of December 31, 2004, remaining principal payments under promissory notes payable, the Revolving Agreement and the Credit Agreement are as follows (in thousands):

2005	$4,636
2006	1,031
2007	327

Total	5,994
Less: current portion	(4,636)

Notes payable, long-term	$1,358

10. COMMITMENTS and CONTINGENCIES

Capital Leases

        The following is a schedule of future minimum lease payments due under capital lease obligations (in thousands):

2005	$5,812
2006	5,424
2007	1,849

Total minimum lease payments	13,085
Less: amounts representing interest	(1,666)

Present value of minimum lease payments	11,419
Less: current portion	(4,813)

Capital lease obligation, long-term	$6,606

        The following assets were capitalized under capital leases at the end of each period presented (in thousands):

	December 31,
	2003	2004
Equipment and hardware	$24,185	$14,922
Furniture and fixtures	2,511	1,918

	26,696	16,840
Less: accumulated amortization	(16,625)	(4,982)

	$10,071	$11,858

        The Company is obligated under certain capital lease obligations to maintain letters of credit for the value of the underlying assets. The Company has letters of credit with balances totaling $4.0 million and $1.8 million at December 31, 2003 and 2004, respectively.

10. COMMITMENTS and CONTINGENCIES

Operating Leases

        The Company leases office space under noncancelable operating lease agreements. The leases terminate at various dates through 2010 and generally provide for scheduled rent increases. Future minimum lease payments under noncancelable operating leases and rental income from subleases as of December 31, 2004, are as follows (in thousands):

Operating
2005	$4,194
2006	3,929
2007	3,946
2008	3,841
2009	3,915
Thereafter	3,638

$23,463

        Rent expense was $3.2 million, $2.6 million and $3.0 million for the years ended December 31, 2002, 2003 and 2004, respectively.

Contingencies

        Currently, and from time to time, the Company is involved in litigation incidental to the conduct of its business. The Company is not a party to any lawsuit or proceeding that, in the opinion of management, is reasonably possible to have a material adverse effect on its financial position, results of operations or cash flows.

11. RESTRUCTURING CHARGES

        In December 2001 and June 2002, the Company announced plans to restructure its operations to better integrate and align the resources of the Company. This restructuring program included workforce reductions, closure of excess facilities, write-down of property and equipment and other charges. As a result of this restructuring program, in conformity with SEC Staff Accounting Bulletin (SAB) No. 100, Restructuring and Impairment Charges, and EITF No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity Including Certain Costs incurred in a Restructuring, the Company recorded restructuring and other charges during the years ended December 31, 2002 and 2003.

Workforce Reduction

        The restructuring program resulted in workforce reductions of approximately 130 employees across certain functional units and geographic locations for the years ended December 31, 2002 and 2003, respectively. The Company recorded workforce reduction charges of $1.7 million during the year ended December 31, 2002, primarily for severance and fringe benefits.

Closure of Excess Facilities

        The Company recorded charges of approximately $4.1 million during the year ended December 31, 2002, for excess facilities relating to lease terminations and excess lease costs. To determine the excess lease costs, which are net of the Company's cost recovery efforts from subleasing a building, certain estimates were made related to the (1) time period over which the relevant building would remain vacant, (2) the term of the sublease, and (3) sublease rates, including common area charges. During 2002, the Company recorded a change in estimate to reduce the 2001 restructuring accrual by approximately $1.3 million due to changes in assumptions related to sub-lease income. During 2003, a change in estimate of approximately $1.3 million was recorded to reduce the restructuring liability due primarily to the cancellation of a lease without penalties previously believed to apply to the property, which had been abandoned in 2002. During 2004, a change in estimate of approximately $220,000 was recorded to reduce the restructuring liability primarily due to changes in assumptions regarding the time period over which the building will remain vacant.

        Property and equipment that was disposed of or removed from operations resulted in a net charge of $2.3 million, $0 and $0 during the years ended December 31, 2002, 2003, and 2004, respectively, and consisted primarily of computer software, leasehold improvements, and computer equipment.

        Restructuring costs recorded are summarized as follows (in thousands):

	Year Ended December 31,
	2002	2003	2004
Workforce reduction	$1,680	$—	$—
Excess facilities	4,079	—	—
Change in estimates and assumptions	(1,284)	(1,296)	(220)
Write-down of property and equipment, as related to facility closures	2,338	—	—
Other charges	519	—	—

	$7,332	$(1,296)	$(220)

        At December 31, 2003 and 2004, the accrued liability associated with the restructuring and other related charges was $5.7 million and $5.0 million, respectively. Amounts related to the lease termination due to the closure of excess facilities will be paid over the respective lease terms, the longest of which extends through 2011. The Company paid approximately $3.3 million, $3.3 million and $900,000, in the years ended December 31, 2002, 2003 and 2004, respectively, related to restructuring charges.

12. LEGAL PROCEEDINGS

        During 2001, the Company's subsidiary, NeuLevel, was involved in litigation over the randomization process of assigning domain names. During 2002, the court approved a settlement pursuant to which the Company agreed to (i) provide refunds of the application fees associated with the assignment of certain domain names and (ii) pay the plaintiffs' attorneys $1.2 million for attorney fees. During 2002, the Company received insurance proceeds of $1.2 million related to the litigation that was recorded as a reduction of the associated legal expenses. The amount owed to the plaintiffs' attorneys was paid in full during 2003.

        Pursuant to the settlement agreement, the Company agreed to refund the $2 application fee it received for each application for a .biz name for which there were multiple applicants (Group 2B) and refund $.15 for each application for a .biz name for which there was one applicant but multiple applications (Group 2A), up to a maximum of $182,000 for all Group 2A applications. Through December 31, 2002 and 2003, the Company refunded $1.5 million and $373,000, respectively, which is the total Group 2B amount. Through December 31, 2003, the Company refunded $2,000 of the total Group 2A amount. The Company and the plaintiffs are awaiting final court approval of the Joint Final Report submitted in July 2003 relating to the settlement.

13. INCOME TAXES

        The provision for income taxes consists of the following components (in thousands):

	Year Ended December 31,
	2002	2003	2004
Current:
Federal	$—	$401	$5,609
State	—	435	1,976

Total current	—	836	7,585
Deferred:
Federal	—	—	(5,429)
State	—	—	(990)

Total deferred	—	—	(6,419)

Total provision for income taxes	$—	$836	$1,166

        As of June 30, 2004, the Company had generated operating profits for six consecutive quarters and had fully utilized its federal net operating loss carryforwards. As a result of this earnings trend and projected operating results over future years, the Company reversed approximately $20.2 million of its deferred tax asset valuation allowance, having determined that it was more likely than not that these deferred tax assets will be realized. This reversal resulted in the recognition of an income tax benefit of $16.9 million and a reduction of goodwill of $3.3 million. Of the total income tax benefit recognized, approximately $14.5 million relates to a federal deferred tax benefit with the remainder representing the state deferred tax benefit.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred income taxes are as follows (in thousands):

	December 31,
	2003	2004
Deferred tax assets:
NOL carryforwards	$8,212	$—
Restructuring accrual	2,199	1,964
Deferred revenue	5,522	4,939
Accrued compensation	2,323	5,792
Start-up costs	2,794	1,742
Asset impairment charges	2,565	—
Stock-based compensation expense	201	602
Other reserves	276	1,173
Other	359	495

Total deferred tax assets	24,451	16,707

Deferred tax liabilities:
Unbilled receivables	(455)	(482)
Depreciation and amortization	(2,421)	(4,883)
Identifiable intangibles	(327)	(236)
Deferred expenses	(1,024)	(1,362)
Other	(15)	(15)

Total deferred tax liabilities	(4,242)	(6,978)

Net deferred tax asset	20,209	9,729
Valuation allowance	(20,209)	—

Net deferred asset	$—	$9,729

        A reconciliation of the statutory United States statutory income tax rate to the effective income tax rate follows:

	Year ended December 31,
	2002	2003	2004
Tax at statutory rate	35.0%	35.0%	35.0%
State taxes	4.3	5.7	5.1
AMT Credit/Tax	0.0	1.6	(1.0)
Other	2.2	0.0	0.1
Change in valuation allowance	(41.5)	(39.0)	(36.7)

Effective tax rate	0.0%	3.3%	2.5%

        The Federal and state net operating loss and tax credit carryforwards were not subject to limitation under Section 382 of the Internal Revenue Code.

14. CONVERTIBLE PREFERRED STOCK

Preferred Stock

        The Company's Certificate of Incorporation provides for the issuance of 100,000 shares of Series A non-voting Preferred Stock, $.01 par (Series A); 4,000,000 shares of Series B Voting Convertible Preferred Stock, $.01 par (Series B); 28,600,000 shares of Series C Voting Convertible Preferred Stock, $.01 par (Series C); 10,000,000 shares of Series D Voting Convertible Preferred Stock, $.01 par (Series D); 5,000,000 shares of Series E Voting Convertible Preferred Stock, $.01 par (Series E).

        The Company is also authorized to issue 5,000,000 shares of undesignated preferred stock. These shares have not been designated but may be issued from time to time, in one or more series, to be determined by the Board of Directors. The Board of Directors has authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series, the terms of any such designated shares, including number of shares issued, dividends to be received, conversion rights, redemption rights, liquidation rights, and voting power rights.

Series A Preferred Stock

        There was no Series A outstanding at December 31, 2003 or 2004.

Series B Preferred Stock

        The holders of the Series B are entitled to receive preferential cumulative dividends in cash at the rate per share of 6% of stated value ($0.651) or $0.04 per annum, compounded quarterly. Dividends may be declared and paid on the Series B. Each share of Series B is convertible into seven shares of common stock, subject to anti-dilution adjustments, and is entitled to that number of votes. Conversion into common stock is automatic in the event of an underwritten public offering (or a combination of offerings) of common stock with gross proceeds to the Company of not less than $50 million (Qualified IPO). In the event of liquidation, dissolution, or winding up of the Company, the holders of the Series B shall receive, on par with the holders of the Series C, a liquidation preference of $0.651 per share plus any accrued and unpaid dividends per share. Dividends on the Series B were $4,500, $4,800 and $4,800 for each of the years ended December 31, 2002, 2003 and 2004. Accrued and unpaid dividends on Series B were $13,000, $18,000 and $1,000 at December 31, 2002, 2003 and 2004, respectively.

        The Series B has a deemed liquidation provision included among the rights given to its holders whereby, upon the sale of the Company or substantially all the Company's assets, the holders of the Series B are entitled to elect to receive a cash payment equal to the liquidation preference or the amount of consideration that would have been payable had the Series B converted to common stock.

Series C Preferred Stock

        The holders of the Series C are entitled to receive cumulative dividends in cash at the rate per share of 6% of stated value ($2.956) or $0.18 per annum, compounded quarterly. Dividends may be declared and paid on the Series C in preference in respect to other series of stock determined as subordinate. The Series C are convertible to common shares on a 1.4-for-1 basis, subject to anti-dilution adjustments. Upon a Qualified IPO, the Series C will automatically convert to common stock at the applicable conversion price. Each share of Series C is entitled to the same number of votes as the shares of common stock into which it is convertible. The Company also has the right to redeem, in whole or in part, the Series C outstanding at the Series C redemption price of $2.956 per share, plus an amount equal to any and all dividends accrued and unpaid, with consent of the holders of a majority of the Series C. In the event of liquidation, dissolution, or winding up of the Company, the holders of the Series C shall receive, on par with the holders of the Series B, a liquidation preference of $2.956 per share plus any accrued and unpaid dividends per share. Dividends on the Series C were approximately $5.4 million and $5.7 million and $5.8 million for the years ended December 31, 2002, 2003 and 2004, respectively. Accrued and unpaid dividends on the Series C were approximately $8.3 million, $14.0 million and $1.3 million at December 31, 2002, 2003 and 2004, respectively.

        The Series C has a deemed liquidation provision included among the rights given to its holders whereby, upon the sale of the Company or substantially all the Company's assets, the holders of the Series C are entitled to elect to receive a cash payment equal to the liquidation preference or the amount of consideration that would have been payable had the Series C converted to common stock.

Series D Preferred Stock

        Holders of the Series D are entitled to receive cumulative dividends in cash at the rate per share of 6% of stated value ($5.935) or $0.36 per annum, compounded quarterly. Dividends may be declared and paid on the Series D, subject in all cases to the rights and preferences of the holders of Series B and C but are in preference with respect to other series of shares determined as subordinate. The Series D are convertible to common shares on a 1.4-for-1 basis, subject to anti-dilution adjustments. Upon a Qualified IPO, the Series D will automatically convert to common stock at the conversion price applicable at that time. Each share of Series D is entitled to that number of votes as the shares of common stock into which it is convertible.

        During the period commencing on August 5, 2006 and ending September 5, 2006, the holders of a majority of the then-outstanding shares of Series D and Series E may require the Company to engage an independent investment banker to seek a third-party purchaser for then-outstanding Series D and E at not less than the applicable liquidation amount or some or all of the Company's assets or to sell additional securities to fund the redemption of the Series D and Series E, such that the holders of such shares will receive the applicable liquidation amount. If the shares of Series D and Series E are not purchased or redeemed by the Company prior to June 5, 2007, the Company must redeem such shares on that date. If a majority of the holders of Series D and E do not elect to have their shares redeemed, a certain holder of Series D has a one-month period ending in October 2006 to require the Company to redeem their shares on June 5, 2009. If the Board of Directors determines that funds will not be reasonably available to satisfy the redemption obligation, the Company shall not be required to do so, provided that it increases the dividend rate on shares held by a certain holder of Series D by .5% per annum, up to a maximum dividend rate of 15% per annum. Series D will be redeemable in amounts equal to the original investment plus accrued and unpaid dividends. The redemption amount of the Series D, $54.0 million plus accrued and unpaid dividends is being accreted to August 5, 2006, the beginning of the period when holders of Series D may seek redemption of their shares.

        In the event of a liquidation, dissolution, or winding up of the Company, the holders of the Series D and E will be entitled to a liquidation preference over holders of all other series of preferred and common stock. The holders of the Series B and C are pari passu and have preference over the common stockholders. Dividends on and accretion of the Series D were approximately $3.4 million, $3.6 million and $3.7 million for the years ended December 31, 2002, 2003 and 2004, respectively.

Accrued and unpaid dividends on the Series D were $5.3 million, $8.9 million and $817,000 at December 31, 2002, 2003 and 2004, respectively.

Series E Preferred Stock

        There was no Series E outstanding at December 31, 2003 or 2004.

15. STOCKHOLDERS' DEFICIT — Common Stock and Warrants

Common Stock

        The Company has 100,000,000 shares of common stock, $.002 par value, authorized for issuance. The common stock has one vote per share.

        The Company has granted the minority interest holder of NeuLevel an option to purchase within 30 days of completion of the Company's initial public offering up to $20.0 million worth of common stock at a purchase price per share equal to the public offering price. Upon completion of the Company's initial public offering, this option will be accounted for as a derivative in accordance with EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.

Warrants

        In prior years, the Company issued warrants to purchase 6,361,383 shares of common stock at $0.0667 per share in connection with certain debt financings. The warrants expire on December 7, 2009 if unexercised. No warrants had been exercised as of December 31, 2004.

Reserve for Issuance

        At December 31, 2004, the Company has authorized the following shares of common stock for issuance upon conversion of the preferred stock and the exercise of options and warrants:

Series B (100,000 shares outstanding)	700,000
Series C (28,569,692 shares outstanding)	39,997,565
Series D (9,098,525 shares outstanding)	12,737,932
Common stock options	15,541,607
Common stock warrants	6,361,383

Total shares of authorized common stock reserved for future issuance	75,338,487

16. STOCK OPTION PLANS

        The Company has a 1999 Equity Incentive Plan (the Plan) pursuant to which the Company may issue stock options to purchase common stock. In June 2004, the Company amended the Plan to increase the number of shares covered by the Plan from 14,133,708 to 17,143,708. The exercise price per share for options granted under the Plan is generally not less than 100% of the fair market value of the common stock on the option grant date. The Board of Directors or Compensation Committee of the Board of Directors determines the vesting of the options, with a maximum vesting period of ten years. Options issued through 2004 generally vest with respect to 25% of the shares on the first anniversary of the grant date and 2.083% of the shares on the last day of each succeeding calendar month thereafter. The options expire ten years from date of issuance and are forfeitable upon termination of an option holder's service.

        The following table summarizes the Company's stock option activity:

	Shares	Weighted- Average Exercise Price
Outstanding at December 31, 2001	8,163,147	$0.11
Options granted	3,128,918	3.72
Options exercised	(392,682)	0.07
Options forfeited	(1,537,523)	1.62

Outstanding at December 31, 2002	9,361,860	1.06
Options granted	4,016,446	5.26
Options exercised	(220,060)	0.18
Options forfeited	(455,978)	2.00

Outstanding at December 31, 2003	12,702,268	2.37
Options granted	2,983,173	6.69
Options exercised	(611,118)	0.15
Options forfeited	(712,681)	3.91

Outstanding at December 31, 2004	14,361,642	3.29

Exercisable at December 31, 2004	8,547,241	1.47

Exercisable at December 31, 2003	7,456,761	0.92

Exercisable at December 31, 2002	5,009,607	0.47

        The following table summarizes information regarding options outstanding at December 31, 2004:

	Options Outstanding		Weighted- Average Remaining Contractual Life (in years)	Options Exercisable
Range of Exercise Price	Number of Options Outstanding	Weighted- Average Exercise Price		Number of Options Exercisable	Weighted- Average Exercise Price
$0.07 – $0.54	5,774,510	$0.10	5.41	5,683,234	$0.09
$3.18	724,589	3.18	6.97	624,949	3.18
$4.29 – $4.64	3,469,227	4.42	8.05	2,147,548	4.38
$6.25 – $6.43	3,779,697	6.32	9.24	80,297	6.25
$8.39	613,619	8.39	9.88	11,213	8.39

	14,361,642	3.29	7.33	8,547,241	1.47

        On June 22, 2004, the Company granted options to employees for the purchase of 2,369,554 shares of common stock with an exercise price of $6.25, which represented a contemporaneous determination of fair market value of the Company's common stock by the Company's board of directors. On November 18, 2004, the Company granted options to employees for the purchase of 613,619 shares of common stock with an exercise price of $8.39, which represented a contemporaneous determination of fair market value of the Company's common stock by the Company's board of directors.

        As of December 31, 2004, the Company had granted a total of 557,446 stock options to nonemployees at a weighted-average exercise price of $2.45 per share, all of which remain outstanding at December 31, 2004. The Company has applied the recognition provisions of SFAS No. 123 and EITF 96-18 related to these stock options and utilized the Black-Scholes option-pricing model to determine the fair value of these stock options at each reporting date until a measurement date is achieved under EITF 96-18 (generally upon vesting of the award). In connection with these awards, the Company recognized compensation expense of $189,000, $249,000 and $644,000 for the years ended December 31, 2002, 2003 and 2004, respectively. At December 31, 2004, compensation expense to be recognized for future services associated with these stock options was approximately $885,000. This amount is subject to adjustment based on fluctuations in the fair value of common stock.

        In June 2004, the Company entered into an agreement with an employee which gave the employee the right to put 210,000 shares of common stock to be received upon the exercise of vested stock options back to the Company at $4.82 per share. In July 2004, the employee exercised vested stock options for 150,000 shares of common stock and put the shares back to the Company in August 2004. The Company recognized stock-based compensation expense of $982,000 on the date the put right was granted in accordance with FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of ABP 25. The shares repurchased were held in treasury as of December 31, 2004.

        On July 19, 2004, the Company granted an employee of the Company the right to receive a total of 350,000 shares of common stock. The stock right cliff vests on December 18, 2008. The Company recorded $2.2 million in deferred compensation expense during the year ended December 31, 2004 in connection with this stock grant. The deferred compensation is calculated as the fair value of the shares on the grant date and is being amortized over the vesting period of the restricted stock.

17. EMPLOYEE BENEFIT PLANS

        The Company has a 401(k) Profit-Sharing Plan for the benefit of all employees who meet certain eligibility requirements. This plan covers substantially all of the Company's full-time employees. The plan documents provide for the Company to make matching and other discretionary contributions, as determined by the Board of Directors. During the year ended December 31, 2001, the Company also participated in a money-purchase plan, which provided for the Company to make contributions to participants based on a percentage of their compensation, as defined in the plan document. All activity as related to the money-purchase plan was frozen on December 15, 2001, and effective January 1, 2002, the net assets of this plan were merged with the net assets of the 401(k) Profit Sharing Plan. The Company recognized contribution expense related to both plans totaling $1.4 million, $1.3 million and $1.5 million for the years ended December 31, 2002, 2003 and 2004, respectively.

18. RELATED PARTY TRANSACTIONS

        During the years ended December 31, 2002, 2003 and 2004, the Company acquired professional services from a company owned by a family member of the Chairman and CEO of the Company. The services were related to build-out work on the Company's leased office spaces. The amounts paid to the related party during the years ended December 31, 2002, 2003 and 2004 were approximately $24,000, $38,000 and $117,000, respectively. As of December 31, 2003 and 2004, the Company has a payable to this party of $19,000 and $0, respectively.

        The Company has entered into an agreement with Melbourne IT Limited (MIT), a holder of a 10% interest in NeuLevel, whereby MIT serves as a registrar for domain names within the .biz top-level domain. During the years ended December 31, 2002, 2003 and 2004, the Company recorded approximately $394,000, $377,000 and $512,000 respectively, in revenue from MIT related to domain name registration services and other nonrecurring revenues from IP claim notification services and pre-registration services.

19. SUBSEQUENT EVENT

        On February 1, 2005, the Company acquired Fiducianet, Inc. (Fiducianet) for $2.2 million in cash and the issuance of 35,745 shares of common stock for total purchase consideration of $2.6 million. The acquisition of Fiducianet enables the Company to serve as a single point of contact in managing all day-to-day customer obligations involving subpoenas, court orders and law enforcement agency requests under electronic surveillance laws including the Communications Assistance for Law Enforcement, Patriot and Homeland Security Acts. The acquisition has been accounted for using purchase accounting. The Company is currently in the process of completing its purchase price allocation.

        In March 2005, the Company's Board of Directors approved a registration statement on Form S-1 to be filed with the Securities and Exchange Commission in connection with the initial public offering of the Company's common stock. In connection with the Company's initial public offering, the Company's Board of Directors approved a recapitalization of the Company, which would result in (i) payment of all accrued and unpaid dividends on all of the outstanding shares of preferred stock, followed by the conversion of all of the outstanding shares of preferred stock into shares of common stock, (ii) the amendment of the Company's certificate of incorporation to provide for Class A common stock and Class B common stock, split each share of common stock into 1.4 shares and reclassify the common stock into shares of Class B common stock, and (iii) the ultimate conversion of all outstanding shares of Class B common stock into shares of Class A common stock at the election of the holder of such shares of Class B common stock (collectively, the "Recapitalization"). On June 28, 2005, certain aspects of the Recapitalization were effected, including (i) payment of all accrued and unpaid dividends on all of the outstanding shares of preferred stock, followed by the conversion of all of the outstanding shares of preferred stock into shares of common stock, and (ii) the amendment of the Company's certificate of incorporation to provide for Class A common stock and Class B common stock, the split of each share of common stock into 1.4 shares and the reclassification of the common stock into shares of Class B common stock. The accompanying consolidated financial statements give retroactive effect as though the 1.4 for 1 split of the Company's common stock occurred for all periods presented, but do not reflect the other aspects of the Recapitalization.

20. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	Quarter Ended
	Mar. 31, 2003	Jun. 30, 2003	Sep. 30, 2003	Dec. 31, 2003
	(in thousands, except per share data)
Summary consolidated statements of operations:
Total revenue	$25,871	$26,310	$28,018	$31,494	(1)
Income from operations	6,531	5,669	9,222	5,252
Net income	5,455	5,158	8,595	4,820
Net income attributable to common stockholders	3,142	2,787	6,163	2,353
Net income attributable to common stockholders per common share—basic	$0.71	$0.62	$1.34	$0.46
Net income attributable to common stockholders per common share—diluted	$0.07	$0.06	$0.11	$0.06

	Quarter Ended
	Mar. 31, 2004	Jun. 30, 2004	Sep. 30, 2004	Dec. 31, 2004
	(in thousands, except per share data)
Summary consolidated statements of operations:
Total revenue	$38,714	$39,610	$45,229	$41,448	(1)
Income from operations	14,054	11,586	14,794	6,977
Net income	13,533	18,668	8,964	4,211
Net income attributable to common stockholders	11,056	16,155	6,386	2,042
Net income attributable to common stockholders per common share—basic	$2.06	$2.94	$1.10	$0.35
Net income attributable to common stockholders per common share—diluted	$0.17	$0.23	$0.11	$0.06

(1)
Revenue for the quarters ended December 31, 2003 and 2004 reflects contractual pricing discounts based on pre-established annual aggregate transaction volume targets under our contracts with North American Portability Management, LLC, which had a $6.0 million impact and $11.9 million impact respectively.

NEUSTAR, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2004	March 31, 2005	Pro Forma March 31, 2005
		(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,019	$23,381	$19,206
Restricted cash	4,835	3,527	3,527
Short-term investments	44,910	52,210	52,210
Accounts receivable, net of allowance for doubtful accounts of $468 and $403, respectively	29,171	34,598	34,598
Unbilled receivables	980	1,938	1,938
Securitized notes receivable	3,325	2,716	2,716
Notes receivable	965	920	920
Prepaid expenses and other current assets	3,747	4,168	4,168
Deferred costs	1,570	4,756	4,756
Deferred tax asset	10,923	8,117	8,117

Total current assets	119,445	136,331	132,156
Restricted cash, long-term	835	500	500
Property and equipment, net	36,504	38,341	38,341
Goodwill	49,453	50,566	50,566
Intangibles assets, net	1,250	3,511	3,511
Securitized notes receivable, long-term	1,074	434	434
Deferred costs, long-term	1,932	1,733	1,733
Other noncurrent assets	961	770	770

Total assets	$211,454	$232,186	$228,011

See accompanying notes.

NEUSTAR, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31, 2004	March 31, 2005	Pro Forma March 31, 2005
		(unaudited)	(unaudited)
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$2,828	$7,619	$7,619
Accrued expenses	32,630	24,314	24,314
Income taxes payable	419	6,522	6,522
Customer credits	15,541	11,573	11,573
Deferred revenue	13,972	19,579	19,579
Notes payable	4,636	3,371	3,371
Capital lease obligation	4,813	5,116	5,116
Accrued restructuring reserve	1,330	964	964

Total current liabilities	76,169	79,058	79,058
Deferred revenue, long-term	13,812	14,055	14,055
Notes payable, long-term	1,358	994	994
Capital lease obligation, long-term	6,606	6,542	6,542
Accrued restructuring reserve, long-term	3,719	2,914	2,914
Deferred tax liability	1,194	2,596	2,596

Total liabilities	102,858	106,159	106,159
Commitments and contingencies
Series B Voting Convertible Preferred Stock, $0.01 par value; 4,000,000 shares authorized; 100,000 shares issued and outstanding and no shares issued or outstanding on a pro forma basis; liquidation preference of $67 at March 31, 2005	66	67	—
Series C Voting Convertible Preferred Stock, $0.01 par value; 28,600,000 shares authorized; 28,569,692 shares issued and outstanding and no shares issued or outstanding on a pro forma basis; liquidation preference of $86,985 at March 31, 2005	85,717	86,985	—
Series D Voting Convertible Preferred Stock, $0.01 par value; 10,000,000 shares authorized; 9,098,525 shares issued and outstanding and no shares issued or outstanding on a pro forma basis; liquidation preference of $55,628 at March 31, 2005	54,671	55,545	—
Stockholders' deficit:
Class A common stock, $0.001 par value; no shares authorized, issued and outstanding as of December 31, 2004 and March 31, 2005; 200,000,000 shares authorized; no shares issued and outstanding on a pro forma basis	—	—	—
Class B common stock, $0.001 par value; no shares authorized, issued and outstanding as of December 31, 2004 and March 31, 2005; 100,000,000 shares authorized; 59,755,779 shares issued and outstanding on a pro forma basis	—	—	60
Common stock, $0.002 par value; 100,000,000 share authorized; 6,159,985 and 6,328,436 issued and outstanding as of December 31, 2004 and March 31, 2005, respectively; no shares authorized, issued and outstanding on a pro forma basis (see Note 19)	12	13	—
Additional paid-in capital	—	544	138,919
Deferred stock compensation	(1,733)	(1,625)	(1,625)
Treasury stock, at cost, 236,366 shares	(1,125)	(1,125)	(1,125)
Accumulated deficit	(29,012)	(14,377)	(14,377)

Total stockholders' deficit	(31,858)	(16,570)	121,852

Total liabilities and stockholders' deficit	$211,454	$232,186	$228,011

See accompanying notes.

NEUSTAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2004	2005
	(Unaudited)
Revenue:
Addressing	$11,960	$19,721
Interoperability	7,607	13,087
Infrastructure and other	19,147	24,984

Total revenue	38,714	57,792
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	10,470	13,263
Sales and marketing	4,146	7,018
Research and development	1,731	2,570
General and administrative	3,393	7,590
Depreciation and amortization	4,920	3,582
Restructuring recoveries	—	(706)

	24,660	33,317

Income from operations	14,054	24,475
Other (expense) income:
Interest expense	(747)	(626)
Interest income	326	475

Income before income taxes	13,633	24,324
Provision for income taxes	100	9,693

Net income	13,533	14,631
Dividends on and accretion of preferred stock	(2,477)	(2,143)

Net income attributable to common stockholders	$11,056	$12,488

Net income attributable to common stockholders per common share:
Basic	$2.06	$2.08

Diluted	$0.17	$0.19

Weighted average common shares outstanding:
Basic	5,355	6,002

Diluted	80,658	75,712

Pro forma net income attributable to common stockholders per common share (unaudited):
Pro forma net income attributable to common stockholders		$14,631

Pro forma net income attributable to common stockholders per common share:
Basic		$0.25

Diluted		$0.20

Pro forma weighted average common shares outstanding:
Basic		59,438

Diluted		74,904

See accompanying notes.

NEUSTAR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands except share and per share data)

	Three Months Ended March 31,
	2004	2005
	(Unaudited)
Operating activities:
Net income	$13,533	$14,631
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,920	3,582
Stock compensation	195	2,322
Amortization of deferred financing costs	47	22
Deferred income taxes	—	3,411
Noncash restructuring charge	—	(706)
Provision for doubtful accounts	50	300
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	238	(6,153)
Unbilled receivables	79	(958)
Notes receivable	1,200	1,294
Prepaid expenses and other current assets	(2,602)	(366)
Deferred costs	28	(2,987)
Other assets	230	169
Accounts payable and accrued expenses	(4,163)	(3,128)
Income taxes payable	—	6,103
Accrued restructuring reserve	(20)	(465)
Customer credits	(4,500)	(3,968)
Deferred revenue	477	5,575

Net cash provided by operating activities	9,712	18,678
Investing activities:
Purchases of property and equipment	(2,194)	(3,398)
Sales (purchases) of investments, net	200	(7,300)
Businesses acquired	—	(2,164)

Net cash used in investing activities	(1,994)	(12,862)
Financing activities:
(Release) issuance of restricted cash	(13,992)	1,643
Proceeds from issuance of notes payable	262	—
Principal repayments on notes payable	(2,429)	(1,629)
Principal repayments on capital lease obligations	(2,729)	(1,558)
Proceeds from exercise of common stock options	12	90

Net cash used in financing activities	(18,876)	(1,454)

Net (decrease) increase in cash and cash equivalents	(11,158)	4,362
Cash and cash equivalents at beginning of period	60,232	19,019

Cash and cash equivalents at end of period	$49,074	$23,381

See accompanying notes.

NEUSTAR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    DESCRIPTION OF BUSINESS AND ORGANIZATION

        NeuStar, Inc. (the Company) provides the North American communications industry with essential clearinghouse services. The Company operates the sole authoritative directories that manage virtually all telephone area codes and numbers, and enable the dynamic routing of calls among thousands of competing communications service providers, or CSPs, in the United States and Canada. The Company also provides clearinghouse services to emerging CSPs including Internet service providers, cable television operators, and voice over internet protocol, or VoIP, service providers. In addition, the Company manages the authoritative directories for the .us and .biz Internet domains, as well as for Common Short Codes, part of the short messaging service, or SMS, relied on by the US wireless industry.

        The Company provides its services from its clearinghouse, which includes unique databases and systems for workflow and transaction processing. These services are used by CSPs to solve a range of their technical and operating requirements, including:

  •
  Addressing.  The Company enables CSPs to use critical, shared addressing resources, such as telephone numbers, several Internet domain names, and Common Short Codes.

  •
  Interoperability.  The Company enables CSPs to exchange and share critical operating data so that communications originating on one provider's network can be delivered and received on the network of another CSP. The Company also facilitates order management and work flow processing among CSPs.

  •
  Infrastructure and Other.  The Company enables CSPs to more efficiently manage changes in their own networks by centrally managing certain critical data they use to route communications over their own networks.

        In March 2005, the Company's Board of Directors approved a registration statement on Form S-1 to be filed with the Securities and Exchange Commission in connection with the Initial Common Stock Offering.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Information

        The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the full fiscal year. The balance sheet for December 31, 2004 has been derived from the audited consolidated financial statements at that date but does not include all of the information and notes required by U. S. generally accepted accounting principles for complete financial statements.

        These consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2003 and 2004 and for each of the three years in the period ended December 31, 2004 appearing elsewhere in this prospectus.

Unaudited Pro Forma Financial Information

        The pro forma consolidated balance sheet data as of March 31, 2005 give effect to all aspects of the Recapitalization (see Note 6) as though it had occurred on March 31, 2005, except for the conversion of all outstanding shares of Class B common stock into shares of Class A common stock. The pro forma consolidated statement of operations data for the three months ended March 31, 2005 give effect to all aspects of the Recapitalization as though it had occurred at the beginning of the period, except for the conversion of all outstanding shares of Class B common stock into shares of Class A common stock. The pro forma net income attributable to common stockholders per common share and the pro forma weighted average shares outstanding included in the statement of operations information reflect the Recapitalization as though it had occurred at the beginning of the period, except for the conversion of all outstanding shares of Class B common stock into shares of Class A common stock. Accrued and unpaid dividends as of December 31, 2004 and March 31, 2005 were $2.1 million and $4.2 million, respectively, in the aggregate and are included within the respective Preferred Stock captions in the consolidated balance sheets.

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications

        Certain amounts in the prior periods' financial statements have been reclassified to conform to the current period presentation.

Accounting for Stock-Based Compensation

        SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of SFAS No. 123 (SFAS No. 123), allows companies to account for stock-based compensation using either the provisions of SFAS No. 123 or the provisions of Accounting Principles Board (APB) No. 25, Accounting for Stock Issued to Employees, but requires pro forma disclosure in the notes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Company accounts for its stock-based employee compensation in accordance with APB No. 25. Stock compensation expense to nonemployees has been determined in accordance with SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Connection with Selling Goods or Services (EITF 96-18) and represents the fair value of the consideration received or the fair value of the equity instrument issued, whichever may be more reliably measured. For options that have not reached a measurement date under EITF 96-18, the fair value of the options granted to nonemployees is periodically remeasured at each reporting date.

Accounting for Stock-Based Compensation

        The following table illustrates the effect of net income attributable to common stockholders and net income attributable to common stockholders per common share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation.

	Three Months Ended March 31,
	2004	2005
	(Unaudited) (in thousands, except per share data)
Pro forma net income attributable to common stockholders:
As reported	$11,056	$12,488
Add: stock-based compensation expense included in reported net income attributable to common stockholders	195	2,322
Deduct: Total stock-based compensation expense determined under fair value-based method for all awards	(1,133)	(2,953)

Pro forma net income attributable to common stockholders	$10,118	$11,857

Net income attributable to common stockholders per share:
Basic—as reported	$2.06	$2.08

Basic—pro forma	$1.89	$1.98

Diluted—as reported	$0.17	$0.19

Diluted—pro forma	$0.13	$0.16

        The Black-Scholes option-pricing valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's stock options have characteristics significantly different from those of publicly traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        The effect of applying SFAS No. 123 on pro forma net income attributable to common stockholders as stated above is not necessarily representative of the effects on reported net income attributable to common stockholders for future years due to, among other things, the vesting period of the stock options and the fair value of additional options to be granted in the future years.

        For the purposes of the disclosure required by SFAS No. 123, the weighted-average fair value of each option granted during the three months ended March 31, 2005 was $6.14. There were no options granted during the three months ended March 31, 2004. The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants issued during the three months ended March 31, 2005: expected life of 5 years; expected volatility of 63.11%; risk free interest rate, 3.89%; and dividend yield of 0.00% during the option term.

Basic and Diluted Net Income Attributable to Common Stockholders per Common Share

        Basic net income attributable to common stockholders per common share excludes dilution for potential common stock issuances and is computed by dividing net income attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net income attributable to common stockholders per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

        The following table provides a reconciliation of the numerators and denominators used in computing basic and diluted net income attributable to common stockholders per common share and pro forma net income attributable to common stockholders per common share (in thousands, except per share data):

	Three Months Ended March 31,
	2004	2005
	(Unaudited)
Historical:
Numerator:
Net income	$13,533	$14,631
Dividends on and accretion of convertible preferred stock	(2,477)	(2,143)

Net income attributable to common stockholders	$11,056	$12,488

Pro forma:
Numerator:
Net income attributable to common stockholders		$12,488
Dividends on and accretion of convertible preferred stock		2,143

Pro forma net income attributable to common stockholders		$14,631

Historical:
Denominator:
Weighted average common shares outstanding—basic	5,355	6,002
Dilutive effect of:
Stock options for the purchase of common stock	6,672	9,144
Conversion of preferred stock and accrued dividends payable into common stock	62,361	54,244
Warrants for the purchase of common stock	6,270	6,322

Weighted average common shares outstanding—diluted	80,658	75,712

Pro Forma:
Denominator:
Weighted average common shares outstanding—basic		6,002
Assumed conversion of preferred stock into common stock		53,436

Pro forma weighted average common shares outstanding—basic		59,438
Dilutive effect of:
Stock options for the purchase of common stock		9,144
Warrants for the purchase of common stock		6,322

Pro forma weighted average common shares outstanding—diluted		74,904

Income Taxes

        Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting bases and the tax bases of assets and liabilities. Deferred tax assets are also recognized for tax net operating loss carryforwards. These deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when such amounts are expected to reverse or be utilized. The realization of total deferred tax assets is contingent upon the generation of future taxable income. Valuation allowances are provided to reduce such deferred tax assets to amounts more likely than not to be ultimately realized.

        Income tax expense includes U.S. federal, state and local income taxes and is based on pre-tax income. The interim period provision for income taxes is based upon the Company's estimate of its annual effective income tax rate. In determining the estimated annual effective income tax rate, the Company analyzes various factors, including projections of the Company's annual earnings and taxing jurisdictions in which the earnings will be generated, the impact of state and local income taxes and the ability of the Company to use tax credits and net operating loss carryforwards.

        As of June 30, 2004, the Company generated operating profits for six consecutive quarters and had fully utilized its federal net operating loss carryforwards. As a result of this earnings trend and projected operating results over future years, the Company reversed approximately $20.2 million of its deferred tax asset valuation allowance, having determined that it was more likely than not that these deferred tax assets will be realized. This reversal resulted in the recognition of an income tax benefit of $16.9 million and a reduction of goodwill of $3.3 million. Of the total income tax benefit recognized, approximately $14.5 million relates to a federal deferred tax benefit with the remainder representing the state deferred tax benefit. As a result, income tax expense has been recorded based on pre-tax income for the three months ended March 31, 2005. The effective income tax rate for the three months ended March 31, 2004 and 2005 is 0.7% and 39.8%, respectively.

Comprehensive Net Income

        There were no material differences between net income and comprehensive net income for the three months ended March 31, 2004 and 2005.

Recent Accounting Pronouncements

        On December 16, 2004, the FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), which is a revision of SFAS No. 123. SFAS 123(R) supersedes APB No. 25, and amends SFAS No. 95, Statement of Cash Flows. Generally the approach in SFAS 123(R) is similar to the approach described in SFAS No. 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative upon adopting SFAS 123(R). In April 2005, the Securities and Exchange Commission amended the compliance dates for SFAS 123(R) from fiscal periods beginning after June 15, 2005 to fiscal years beginning after June 15, 2005. The Company will continue to account for share-based compensation using the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), until adoption of SFAS 123(R) on January 1, 2006.

        SFAS 123(R) permits public companies to adopt its requirements using one of two methods:

  •
  A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123(R) for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.

  •
  A "prospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123(R) for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

        The Company plans to adopt SFAS 123(R) using the modified prospective method on January 1, 2006.

3.    ACQUISITION

        On February 1, 2005, the Company acquired Fiducianet, Inc. (Fiducianet) for $2.2 million in cash and the issuance of 35,745 shares of common stock for total purchase consideration of $2.6 million. The acquisition of Fiducianet enables the Company to serve as a single point of contact in managing all day-to-day customer obligations involving subpoenas, court orders and law enforcement agency requests under electronic surveillance laws including the Communications Assistance for Law Enforcement, Patriot and Homeland Security Acts. The acquisition was accounted for as a purchase and the results of Fiducianet have been included in the accompanying consolidated statements of operations since the date of the acquisition.

        The Company allocated the purchase price principally to customer lists ($2.6 million) and goodwill ($1.1 million), and recorded net liabilities assumed of approximately $14,000. Customer lists is included in intangible assets and is being amortized on a straight-line basis over five years. In accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the Company recorded a deferred tax liability of approximately $1.0 million with an offset entry to goodwill.

4.    GOODWILL and INTANGIBLE ASSETS

        Goodwill and other intangible assets consists of the following (in thousands):

	December 31, 2004	March 31, 2005
Goodwill	$49,453	$50,566

Other intangible assets:
Customer lists	996	3,566
Acquired technology	2,208	2,208

Total other intangibles	3,204	5,774
Accumulated amortization	(1,954)	(2,263)

Other intangibles, net	$1,250	$3,511

        Amortization expense related to other intangible assets for the three months ended March 31, 2004 and 2005 was $388,000 and $309,000, respectively, is included in depreciation and amortization expense.

5.    STOCKHOLDERS' EQUITY

Common Stock

        On February 14, 2005, the Company granted options to employees for the purchase of 341,844 shares of common stock with an exercise price of $10.86, which represented a contemporaneous determination of fair market value of the Company's common stock by the Company's board of directors.

        During February 2005, the Company granted fully vested options to nonemployees for the purchase of 22,400 shares of common stock at a weighted average exercise price of $10.86 per share, respectively. The Company recognized compensation expense of approximately $180,000. The fair value of these awards was calculated on the date of grant using the Black-Scholes pricing model with the following weighted average assumptions: expected life of the award equal to the remaining contractual life; volatility 63.11%; risk-free interest rate, 3.38%; and dividend yield of 0.00% during the option term.

        During March 2005, an employee of the Company changed status from an employee to a consultant and in accordance with the terms of the original option agreement, continued to vest in 26,250 options as of March 29, 2005 and as a result the Company re-meausured the fair value of the vested options and recognized compensation expense of approximately $331,000. The fair value of this award was calculated on the modification date using the Black-Scholes pricing model with the following weighted average assumptions: expected life of the award equal to the remaining contractual life; volatility 63.11%; risk-free interest rate, 3.43%; and dividend yield of 0.00% during the option term.

        During March 2005, the Company accelerated the vesting of certain options issued to nonemployees. This acceleration enabled the optionholders to immediately vest in approximately 102,000 options, which otherwise would have vested over the options' original vesting period, generally 48 months. In connection with this acceleration, the Company recorded approximately $1.6 million as compensation expense based on the fair value of the options on the date of acceleration. The fair value of these awards was remeasured on the acceleration date using the Black-Scholes option-pricing model with the following weighted average assumptions: expected life of the award equal to the remaining contractual life; volatility 63.11%; risk-free interest rate, 3.72%; and dividend yield of 0.00% during the option term. As of March 31, 2005, all options granted to nonemployees have vested.

6.    SUBSEQUENT EVENT

        In connection with the Company's initial public offering, the Company's Board of Directors approved a recapitalization of the Company, which would result in (i) payment of all accrued and unpaid dividends on all of the outstanding shares of preferred stock, followed by the conversion of all of the outstanding shares of preferred stock into shares of common stock, (ii) the amendment of the Company's certificate of incorporation to provide for Class A common stock and Class B common stock, split each share of common stock into 1.4 shares and reclassify the common stock into shares of Class B common stock, and (iii) the ultimate conversion of all outstanding shares of Class B common stock into shares of Class A common stock at the election of the holder of such shares of Class B common stock (collectively, the "Recapitalization"). On June 28, 2005, certain aspects of the Recapitalization were effected, including (i) payment of all accrued and unpaid dividends on all of the outstanding shares of preferred stock, followed by the conversion of all of the outstanding shares of preferred stock into shares of common stock, and (ii) the amendment of the Company's certificate of incorporation to provide for Class A common stock and Class B common stock, the split of each share of common stock into 1.4 shares and the reclassification of the common stock into shares of Class B common stock. The accompanying unaudited consolidated financial statements give retroactive effect as though the 1.4 for 1 split of the Company's common stock occurred for all periods presented, but do not reflect the other aspects of the Recapitalization.

25,000,000 Shares

Class A Common Stock

PRELIMINARY
PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The estimated expenses in connection with the offering (all of which will be borne by the registrant), are as follows:

Expenses	Amount
Securities and Exchange Commission registration fee	$81,213
Printing expenses	1,000,000
Accounting fees and expenses	1,000,000
Legal fees and expenses	1,400,000
NYSE listing fees	250,000
NASD filing fee	69,500
Transfer agent's fees and expenses	15,000
Blue sky fees	10,000
Miscellaneous	74,287

Total	$3,900,000

Item 14.    Indemnification of Directors and Officers.

        Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

        Section 145 of the Delaware General Corporation Law further provides that (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

        As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the registrant's Restated Certificate of Incorporation provides that a director shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase that was illegal, or obtaining an improper personal benefit. In addition, the registrant's Restated Certificate of Incorporation and bylaws contain provisions requiring indemnification of directors and executive officers of the registrant to the fullest extent authorized by the Delaware General Corporation Law, and permittiing the indemnification of its other employees and agents (and employees and agents of its subsidiaries and affiliates) to the fullest extent authorized under the Delaware General Corporation Law. We have entered into indemnification agreements with each of its directors and each of its officers at the senior vice president level and above. These agreements provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law.

        Under the provisions of the registrant's Restated Certificate of Incorporation, expenses incurred by a director or executive officer in defending a civil or criminal suit or proceeding shall be paid by the registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. The registrant's Restated Certificate of Incorporation currently authorizes, but does not require, advancement of expenses to employees and agents of the registrant on the same conditions that apply to directors and executive officers of the registrant. The rights to indemnification set forth in the registrant's Restated Certificate of Incorporation and bylaws are not exclusive of any provisions with respect thereto in other contracts or agreements between the registrant and any officer, director, employee or agent of the registrant, including the indemnification agreements described above.

        The registrant may, to the fullest extent permitted by the Delaware General Corporation Law, purchase and maintain insurance on behalf of any officer, director, employee or agent against any liability that may be asserted against such person. All of the registrant's directors and officers will be covered by insurance policies maintained by the registrant against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933.

Item 15.    Recent Sales of Unregistered Securities.

        Share numbers in the following discussion have been adjusted to give effect to the stock split effected as part of the recapitalization contemplated in connection with this offering.

        In September 2003, the registrant issued 881,435 shares of common stock in partial consideration for the acquisition of assets of NightFire Software, Inc., 26,366 of which shares were returned to the registrant in satisfaction of indemnification claims in accordance with the definitive acquisition agreement. This issuance was undertaken in reliance upon the exemptions from the registration requirements of the Securities Act of 1933 afforded by Rule 506 promulgated thereunder. The registrant believes that exemptions other than the foregoing exemption may exist for this transaction.

        In February 2005, the registrant issued 35,745 shares of common stock in partial consideration for an acquisition. This issuance was undertaken in reliance upon the exemptions from the registration requirements of the Securities Act of 1933 afforded by Rule 505 promulgated thereunder. The registrant believes that exemptions other than the foregoing exemption may exist for this transaction.

        In July 2004, the registrant issued phantom stock units covering 350,000 shares of common stock to an executive officer of the registrant. This issuance was undertaken in reliance upon the exemptions from the registration requirements of the Securities Act of 1933 afforded by Rule 701 promulgated thereunder, as a transaction pursuant to the compensatory benefit plans and contracts relating to compensation. The registrant believes that exemptions other than the foregoing may exist for this transaction.

        Since March 1, 2002, the registrant has issued to directors, officers, employees and consultants options to purchase 10,470,381 shares of common stock with per share exercise prices ranging from $3.1795 to $10.8571, and issued 1,529,551 shares of common stock upon exercise of options during that time. This issuance was undertaken in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, including by Rule 701 promulgated thereunder, as a transaction pursuant to the compensatory benefit plans and contracts relating to compensation. From March 2002 through February 2005, however, the registrant did not supply the holders of options granted under its equity incentive plan with its financial statements or information about the risks associated with investment in its securities, as required to comply with Rule 701. As a result, shares issued upon exercise of these options were issued in violation of Section 5 of the Securities Act of 1933, and holders of such shares have the right to rescind their purchases, subject to applicable statutes of limitations.

Item 16.    Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit No.	Description of Exhibit
1.1	Underwriting Agreement.y
3.1	Restated Certificate of Incorporation.y
3.2	Amended and Restated Bylaws.y
4.1	Specimen Class A Common Stock Certificate.y
4.2	Specimen Class B Common Stock Certificate.y
4.3	Form of Stockholders Agreement by and among NeuStar, Inc. and the stockholders named therein.@
4.4	Registration Rights Agreement, dated as of June 5, 2001, by and among NeuStar, Inc. and the stockholders named therein.#
4.5	Form of Warrants dated December 7, 1999.+
4.6	Joint Venture Formation Agreement dated April 27, 2001, by and between NeuStar, Inc. and Melbourne IT Limited.#
5.1	Opinion of Gibson, Dunn & Crutcher LLP.y
9.1	Amended and Restated Trust Agreement dated September 24, 2004, by and among NeuStar, Inc., the stockholders named therein and the trustees named therein.y
10.1	Contractor services agreement entered into the 7th day of November 1997 by and between NeuStar, Inc. and North American Portability Management, LLC.**y
10.2	Amended and restated contractor services agreement made and entered into as of June 1, 2003, by and between Canadian LNP Consortium Inc. and NeuStar, Inc.**$
10.3	National Thousands-Block Pooling Administration agreement awarded to NeuStar, Inc. by the Federal Communications Commission, effective June 14, 2001.$
10.4	North American Numbering Plan Administrator agreement awarded to NeuStar, Inc. by the Federal Communications Commission, effective July 9, 2003.y
10.5	.us Top-Level Domain Registry Management and Coordination agreement awarded to NeuStar, Inc. by the National Institute of Standards and Technology on behalf of the Department of Commerce on October 26, 2001.y
10.6	Registry Agreement by and between the Internet Corporation for Assigned Names and Numbers and NeuLevel, Inc., dated as of May 11, 2001.#
10.7	Common Short Code License Agreement made and entered into October 17, 2003, by and between the Cellular Telecommunications and Internet Association and NeuStar, Inc.**y
10.8	NeuStar, Inc. 1999 Equity Incentive Plan (the "1999 Plan").†‡
10.9	NeuStar, Inc. 2005 Stock Incentive Plan (the "2005 Plan").†‡
10.10	Incentive Stock Option Agreement under the 1999 Plan, made as of April 10, 2000, by and between NeuStar, Inc. and Jeffrey Ganek.†#
10.11	Incentive Stock Option Agreement under the 1999 Plan, made as of April 10, 2000, by and between NeuStar, Inc. and Mark Foster.†#
10.12	Incentive Stock Option Agreement under the 1999 Plan, made as of March 26, 2002, by and between NeuStar, Inc. and Michael Lach, as amended as of June 22, 2004.†#
10.13	Nonqualified Stock Option Agreement under the 1999 Plan, made as of March 26, 2002, by and between NeuStar, Inc. and Michael Lach, as amended as of June 22, 2004.†#
10.14	Incentive Stock Option Agreement under the 1999 Plan, made as of June 6, 2002, by and between NeuStar, Inc. and Jeffrey Ganek.†#
10.15	Incentive Stock Option Agreement under the 1999 Plan, made as of June 6, 2002, by and between NeuStar, Inc. and Mark Foster.†#
10.16	Nonqualified Stock Option Agreement under the 1999 Plan, made as of June 6, 2002, by and between NeuStar, Inc. and Jeffrey Ganek.†#
10.17	Nonqualified Stock Option Agreement under the 1999 Plan, made as of June 6, 2002, by and between NeuStar, Inc. and Mark Foster.†#
10.18	Incentive Stock Option Agreement under the 1999 Plan, made as of January 16, 2003, by and between NeuStar, Inc. and John Malone, as amended as of December 18, 2003 and as of June 22, 2004.†#

10.19	Nonqualified Stock Option Agreement under the 1999 Plan, made as of January 16, 2003, by and between NeuStar, Inc. and John Malone, as amended as of December 18, 2003 and as of June 22, 2004.†#
10.20	Incentive Stock Option Agreement under the 1999 Plan, made as of December 18, 2003, by and between NeuStar, Inc. and Jeffrey Ganek, as amended as of June 22, 2004.†#
10.21	Incentive Stock Option Agreement under the 1999 Plan, made as of December 18, 2003, by and between NeuStar, Inc. and Michael Lach, as amended as of June 22, 2004.†#
10.22	Incentive Stock Option Agreement under the 1999 Plan, made as of December 18, 2003, by and between NeuStar, Inc. and Mark Foster, as amended as of June 22, 2004.†#
10.23	Incentive Stock Option Agreement under the 1999 Plan, made as of December 18, 2003, by and between NeuStar, Inc. and John Malone, as amended as of June 22, 2004 and May 20, 2005.†‡
10.24	Nonqualified Option Agreement under the 1999 Plan, made as of December 18, 2003, by and between NeuStar, Inc. and Jeffrey Ganek, as amended as of June 22, 2004.†#
10.25	Nonqualified Stock Option Agreement under the 1999 Plan, made as of December 18, 2003, by and between NeuStar, Inc. and Michael Lach, as amended as of June 22, 2004.†#
10.26	Nonqualified Stock Option Agreement under the 1999 Plan, made as of December 18, 2003, by and between NeuStar, Inc. and Mark Foster, as amended as of June 22, 2004.†#
10.27	Nonqualified Stock Option Agreement under the 1999 Plan, made as of December 18, 2003, by and between NeuStar, Inc. and John Malone, as amended as of June 22, 2004 and May 20, 2005.†‡
10.28	Incentive Stock Option Agreement under the 1999 Plan, made as of June 22, 2004, by and between NeuStar, Inc. and Jeffrey Babka, as amended as of May 20, 2005.†‡
10.29	Nonqualified Stock Option Agreement under the 1999 Plan, made as of June 22, 2004, by and between NeuStar, Inc. and Jeffrey Babka, as amended as of May 20, 2005.†‡
10.30	Phantom Stock Unit Agreement under the 1999 Plan, made as of July 19, 2004, by and between NeuStar, Inc. and Michael R. Lach.†#
10.31	Nonqualified Stock Option Agreement under the 1999 Plan, made as of April 10, 2000, by and between NeuStar, Inc. and Henry Geller.†#
10.32	Nonqualified Stock Option Agreement under the 1999 Plan, made as of April 10, 2000, by and between NeuStar, Inc. and Henry Kressel.†#
10.33	Nonqualified Stock Option Agreement under the 1999 Plan, made as of April 10, 2000, by and between NeuStar, Inc. and Joe Landy.†#
10.34	Nonqualified Stock Option Agreement under the 1999 Plan, made as of April 10, 2000, by and between NeuStar, Inc. and Ken Pickar.†#
10.35	Nonqualified Stock Option Agreement under the 1999 Plan, made as of February 14, 2005, by and between NeuStar, Inc. and Jim Cullen.†#
10.36	Nonqualified Stock Option Agreement under the 1999 Plan, made as of February 14, 2005, by and between NeuStar, Inc. and Frank Schiff.†#
10.37	Loudoun Tech Center Office Lease by and between Merritt-LT1, LLC, Landlord, and NeuStar, Inc., Tenant.+
10.38	Credit Agreement, dated as of August 14, 2002, among NeuStar, Inc., Bank of America, N.A., and other lenders.+
10.39	Credit Agreement, dated as of October 1, 2003, between NeuStar Funding LLC and Bank of America, N.A.+
10.40	NeuStar, Inc. Annual Performance Incentive Plan.†‡
10.41	NeuStar, Inc. 2005 Key Employee Severance Pay Plan.†‡
10.42	Executive Relocation Policy.†‡
10.43	Employment Continuation Agreement, made as of April 8, 2004, by and between NeuStar, Inc. and Jeffrey Ganek.†‡
10.44	Employment Continuation Agreement, made as of April 8, 2004, by and between NeuStar, Inc. and Mark Foster.†‡
10.45	Form of Restricted Stock Agreement under the 2005 Plan.†‡
10.46	Form of Nonqualified Stock Option Agreement under the 2005 Plan.†‡

10.47	Form of Incentive Stock Option Agreement under the 2005 Plan.†‡
10.48	Summary of relocation arrangement with Jeffrey A. Babka.†‡
10.49	Form of Indemnification Agreement.¢
21.1	Subsidiaries of NeuStar, Inc.y
23.1	Consent of Ernst & Young LLP.y
23.2	Consent of Gibson, Dunn & Crutcher LLP (included in its opinion filed as Exhibit 5.1).y
24.1	Power of Attorney.^

†
Compensation arrangement.
**
Confidential treatment has been requested for portions of this document. The omitted portions of this document have been filed with the Securities and Exchange Commission.
^
Previously filed as an exhibit to this registration statement filed March 29, 2005.
#
Previously filed as an exhibit to this registration statement filed April 8, 2005.
+
Previously filed as an exhibit to this registration statement filed May 11, 2005.
‡
Previously filed as an exhibit to this registration statement filed May 27, 2005.
@
Previously filed as an exhibit to this registration statement filed June 9, 2005.
¢
Previously filed as an exhibit to this registration statement filed June 10, 2005.
$
Previously filed as an exhibit to this registration statement filed June 28, 2005.
y
Filed herewith.

(b)
Financial Statement Schedules.

        Schedule II—Valuation and Qualifying Accounts

        All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

        (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b)   That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (d)   To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser;

        (e)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue;

        (f)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

        (g)   For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 7 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sterling, Commonwealth of Virginia, on June 28, 2005.

NEUSTAR, INC.
By:	/s/ MARTIN K. LOWEN Martin K. Lowen Senior Vice President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2005.

Signature	Title

* Jeffrey E. Ganek	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
* Jeffrey A. Babka	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* James G. Cullen	Director
* Henry Geller	Director
* Dr. Henry Kressel	Director
* Joseph P. Landy	Director
* Dr. Kenneth A. Pickar	Director
* Frank L. Schiff	Director
*By:	/s/ MARTIN K. LOWEN Martin K. Lowen Attorney in Fact

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
NeuStar, Inc.

We have audited the consolidated financial statements of NeuStar, Inc. as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, and have issued our report thereon dated March 24, 2005 (except for the last paragraph of Note 19, as to which the date is June 28, 2005) (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) in Amendment No. 7 of Form S-1 of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
March 24, 2005, except for the last paragraph of Note 19, as to which the date is June 28, 2005

S-1

NEUSTAR, INC.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

	As of December 31,
	2002	2003	2004
	(in thousands)
Allowance for Doubtful Accounts
Beginning Balance	$—	$66	$84
Additions	753	184	960
Reductions(1)	(687)	(166)	(576)

Ending Balance	$66	$84	$468

Deferred Tax Asset Valuation Allowance
Beginning Balance	$18,209	$30,270	$20,209
Additions	12,061	—	—
Reductions	—	(10,061)	(20,209)

Ending Balance	$30,270	$20,209	$—

(1)
Includes accounts written off, net of collections.

S-2

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1	Underwriting Agreement.y
3.1	Restated Certificate of Incorporation.y
3.2	Amended and Restated Bylaws.y
4.1	Specimen Class A Common Stock Certificate.y
4.2	Specimen Class B Common Stock Certificate.y
4.3	Form of Stockholders Agreement by and among NeuStar, Inc. and the stockholders named therein.@
4.4	Registration Rights Agreement, dated as of June 5, 2001, by and among NeuStar, Inc. and the stockholders named therein.#
4.5	Form of Warrants dated December 7, 1999.+
4.6	Joint Venture Formation Agreement dated April 27, 2001, by and between NeuStar, Inc. and Melbourne IT Limited.#
5.1	Opinion of Gibson, Dunn & Crutcher LLP.y
9.1	Amended and Restated Trust Agreement dated September 24, 2004, by and among NeuStar, Inc., the stockholders named therein and the trustees named therein.y
10.1	Contractor services agreement entered into the 7th day of November 1997 by and between NeuStar, Inc. and North American Portability Management, LLC.**y
10.2	Amended and restated contractor services agreement made and entered into as of June 1, 2003, by and between Canadian LNP Consortium Inc. and NeuStar, Inc.**$
10.3	National Thousands-Block Pooling Administration agreement awarded to NeuStar, Inc. by the Federal Communications Commission, effective June 14, 2001.$
10.4	North American Numbering Plan Administrator agreement awarded to NeuStar, Inc. by the Federal Communications Commission, effective July 9, 2003.y
10.5	.us Top-Level Domain Registry Management and Coordination agreement awarded to NeuStar, Inc. by the National Institute of Standards and Technology on behalf of the Department of Commerce on October 26, 2001.y
10.6	Registry Agreement by and between the Internet Corporation for Assigned Names and Numbers and NeuLevel, Inc., dated as of May 11, 2001.#
10.7	Common Short Code License Agreement made and entered into October 17, 2003, by and between the Cellular Telecommunications and Internet Association and NeuStar, Inc.**y
10.8	NeuStar, Inc. 1999 Equity Incentive Plan (the "1999 Plan").†‡
10.9	NeuStar, Inc. 2005 Stock Incentive Plan (the "2005 Plan").†‡
10.10	Incentive Stock Option Agreement under the 1999 Plan, made as of April 10, 2000, by and between NeuStar, Inc. and Jeffrey Ganek.†#
10.11	Incentive Stock Option Agreement under the 1999 Plan, made as of April 10, 2000, by and between NeuStar, Inc. and Mark Foster.†#
10.12	Incentive Stock Option Agreement under the 1999 Plan, made as of March 26, 2002, by and between NeuStar, Inc. and Michael Lach, as amended as of June 22, 2004.†#
10.13	Nonqualified Stock Option Agreement under the 1999 Plan, made as of March 26, 2002, by and between NeuStar, Inc. and Michael Lach, as amended as of June 22, 2004.†#
10.14	Incentive Stock Option Agreement under the 1999 Plan, made as of June 6, 2002, by and between NeuStar, Inc. and Jeffrey Ganek.†#
10.15	Incentive Stock Option Agreement under the 1999 Plan, made as of June 6, 2002, by and between NeuStar, Inc. and Mark Foster.†#
10.16	Nonqualified Stock Option Agreement under the 1999 Plan, made as of June 6, 2002, by and between NeuStar, Inc. and Jeffrey Ganek.†#
10.17	Nonqualified Stock Option Agreement under the 1999 Plan, made as of June 6, 2002, by and between NeuStar, Inc. and Mark Foster.†#

10.18	Incentive Stock Option Agreement under the 1999 Plan, made as of January 16, 2003, by and between NeuStar, Inc. and John Malone, as amended as of December 18, 2003 and as of June 22, 2004.†#
10.19	Nonqualified Stock Option Agreement under the 1999 Plan, made as of January 16, 2003, by and between NeuStar, Inc. and John Malone, as amended as of December 18, 2003 and as of June 22, 2004.†#
10.20	Incentive Stock Option Agreement under the 1999 Plan, made as of December 18, 2003, by and between NeuStar, Inc. and Jeffrey Ganek, as amended as of June 22, 2004.†#
10.21	Incentive Stock Option Agreement under the 1999 Plan, made as of December 18, 2003, by and between NeuStar, Inc. and Michael Lach, as amended as of June 22, 2004.†#
10.22	Incentive Stock Option Agreement under the 1999 Plan, made as of December 18, 2003, by and between NeuStar, Inc. and Mark Foster, as amended as of June 22, 2004.†#
10.23	Incentive Stock Option Agreement under the 1999 Plan, made as of December 18, 2003, by and between NeuStar, Inc. and John Malone, as amended as of June 22, 2004 and May 20, 2005.†‡
10.24	Nonqualified Option Agreement under the 1999 Plan, made as of December 18, 2003, by and between NeuStar, Inc. and Jeffrey Ganek, as amended as of June 22, 2004.†#
10.25	Nonqualified Stock Option Agreement under the 1999 Plan, made as of December 18, 2003, by and between NeuStar, Inc. and Michael Lach, as amended as of June 22, 2004.†#
10.26	Nonqualified Stock Option Agreement under the 1999 Plan, made as of December 18, 2003, by and between NeuStar, Inc. and Mark Foster, as amended as of June 22, 2004.†#
10.27	Nonqualified Stock Option Agreement under the 1999 Plan, made as of December 18, 2003, by and between NeuStar, Inc. and John Malone, as amended as of June 22, 2004 and May 20, 2005.†‡
10.28	Incentive Stock Option Agreement under the 1999 Plan, made as of June 22, 2004, by and between NeuStar, Inc. and Jeffrey Babka, as amended as of May 20, 2005.†‡
10.29	Nonqualified Stock Option Agreement under the 1999 Plan, made as of June 22, 2004, by and between NeuStar, Inc. and Jeffrey Babka, as amended as of May 20, 2005.†‡
10.30	Phantom Stock Unit Agreement under the 1999 Plan, made as of July 19, 2004, by and between NeuStar, Inc. and Michael R. Lach.†#
10.31	Nonqualified Stock Option Agreement under the 1999 Plan, made as of April 10, 2000, by and between NeuStar, Inc. and Henry Geller.†#
10.32	Nonqualified Stock Option Agreement under the 1999 Plan, made as of April 10, 2000, by and between NeuStar, Inc. and Henry Kressel.†#
10.33	Nonqualified Stock Option Agreement under the 1999 Plan, made as of April 10, 2000, by and between NeuStar, Inc. and Joe Landy.†#
10.34	Nonqualified Stock Option Agreement under the 1999 Plan, made as of April 10, 2000, by and between NeuStar, Inc. and Ken Pickar.†#
10.35	Nonqualified Stock Option Agreement under the 1999 Plan, made as of February 14, 2005, by and between NeuStar, Inc. and Jim Cullen.†#
10.36	Nonqualified Stock Option Agreement under the 1999 Plan, made as of February 14, 2005, by and between NeuStar, Inc. and Frank Schiff.†#
10.37	Loudoun Tech Center Office Lease by and between Merritt-LT1, LLC, Landlord, and NeuStar, Inc., Tenant.+
10.38	Credit Agreement, dated as of August 14, 2002, among NeuStar, Inc., Bank of America, N.A., and other lenders.+
10.39	Credit Agreement, dated as of October 1, 2003, between NeuStar Funding LLC and Bank of America, N.A.+
10.40	NeuStar, Inc. Annual Performance Incentive Plan.†‡
10.41	NeuStar, Inc. 2005 Key Employee Severance Pay Plan.†‡
10.42	Executive Relocation Policy.†‡

10.43	Employment Continuation Agreement, made as of April 8, 2004, by and between NeuStar, Inc. and Jeffrey Ganek.†‡
10.44	Employment Continuation Agreement, made as of April 8, 2004, by and between NeuStar, Inc. and Mark Foster.†‡
10.45	Form of Restricted Stock Agreement under the 2005 Plan.†‡
10.46	Form of Nonqualified Stock Option Agreement under the 2005 Plan.†‡
10.47	Form of Incentive Stock Option Agreement under the 2005 Plan.†‡
10.48	Summary of relocation arrangement with Jeffrey A. Babka.†‡
10.49	Form of Indemnification Agreement.¢
21.1	Subsidiaries of NeuStar, Inc.y
23.1	Consent of Ernst & Young LLP.y
23.2	Consent of Gibson, Dunn & Crutcher LLP (included in its opinion filed as Exhibit 5.1).y
24.1	Power of Attorney.^

†
Compensation arrangement.
**
Confidential treatment has been requested for portions of this document. The omitted portions of this document have been filed with the Securities and Exchange Commission.
^
Previously filed as an exhibit to this registration statement filed March 29, 2005.
#
Previously filed as an exhibit to this registration statement filed April 8, 2005.
+
Previously filed as an exhibit to this registration statement filed May 11, 2005.
‡
Previously filed as an exhibit to this registration statement filed May 27, 2005.
@
Previously filed as an exhibit to this registration statement filed June 9, 2005.
¢
Previously filed as an exhibit to this registration statement filed June 10, 2005.
$
Previously filed as an exhibit to this registration statement filed June 28, 2005.
y
Filed herewith.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
Summary of the Offering
SUMMARY CONSOLIDATED FINANCIAL DATA
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
MARKET AND OTHER DATA
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Value Analysis—As of Grant Date
Payments Due by Period
BUSINESS
MANAGEMENT
PRINCIPAL AND SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
RECAPITALIZATION TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
POTENTIAL CLAIMS RELATED TO OUR OPTIONS
SHARES ELIGIBLE FOR FUTURE SALE
U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS
UNDERWRITING
VALIDITY OF SHARES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS NEUSTAR, INC.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
NEUSTAR, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data)
NEUSTAR, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data)
NEUSTAR, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
NEUSTAR, INC. CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT (in thousands)
NEUSTAR, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
NEUSTAR, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data)
NEUSTAR, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data)
NEUSTAR, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
NEUSTAR, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands except share and per share data)
NEUSTAR, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Report of Independent Registered Public Accounting Firm
NEUSTAR, INC. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
EXHIBIT INDEX